UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1 TO

FORM SB-2

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

SIOUXLAND ETHANOL, LLC

(Name of small business issuer in its charter)

Nebraska	2860	22-3902184
State or jurisdiction of	Primary Standard Industrial	I.R.S. Employer Identification No.
incorporation or organization	Classification Code Number

110 East Elk Street, Jackson, Nebraska 68743
(402) 632-2676
(Address and telephone number of principal executive offices and principal place of business)

Tom Lynch, Chairman of the Board
110 East Elk Street
Jackson, Nebraska 68743
(402) 632-2676
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of Communications to:

Valerie D. Bandstra
Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C.
666 Grand Avenue, Suite 2000, Des Moines, Iowa 50309-2510
(515) 242-2400

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is post-effective amendment filed pursuant to Rule 462(d) under the Securities act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of		Proposed maximum	Proposed maximum
securities to be	Dollar amount to be	offering price per	aggregate offering	Amount of
registered	registered	unit	price	registration fee
Membership Units	$46,000,000	$10,000	$46,000,000	$5,415	(1)

[1]	Determined pursuant to Section 6(b) of the Securities Act of 1933 and Fee Rate Advisory #6 for Fiscal Year 2005.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

I-1

Preliminary Prospectus
Dated May 20, 2005

     The information in this prospectus is not complete and may be changed. The securities offered by this prospectus may not be sold until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is neither an offer to sell these securities nor a solicitation of an offer to buy these securities in any state where an offer or sale is not permitted.

SIOUXLAND ETHANOL, LLC

A Nebraska Limited Liability Company

[Effective Date]

The Securities being offered by Siouxland Ethanol, LLC are
Limited Liability Company Membership Units

Minimum Offering Amount	$19,000,000	Minimum Number of Units	1,900

Maximum Offering Amount	$46,000,000	Maximum Number of Units	4,600

Offering Price: $10,000 per Unit
Minimum Purchase Requirement: Two Units ($20,000)

     We are offering limited liability company membership units in Siouxland Ethanol, LLC, a Nebraska limited liability company. We intend to use the offering proceeds to develop, construct and operate a 50 million gallon dry mill corn-processing ethanol plant in Dakota County, Nebraska. We estimate the total project, including operating capital, will cost approximately $76,640,000. We expect to use debt financing to complete project capitalization.

     We are offering the units for a purchase price of $10,000 per unit. The minimum purchase requirement is two units for a minimum investment of $20,000. A unit represents a pro rata ownership interest in our capital, profits, losses, and distributions.

     The offering will end no later than one year from the effective date of this registration statement. If we sell the maximum number of units prior to one year from the effective date of this registration statement, the offering will end on the date that the maximum number of units have been sold. We may also decide to end the offering any time after we have sold the minimum number of units and prior to one year date. If we decide to abandon the project for any reason, we will terminate the offering.

     Investments will be held in escrow until the earliest of (1) our receipt of $19,000,000 or more in offering cash proceeds and a written debt financing commitment for an amount ranging from $30,640,000 to $57,640,000; (2) one year from the effective date of this registration statement; or (3) termination of the offering. Even if we successfully close the offering by selling at least the minimum number of units by one year from the effective date of this registration statement, we may have to return the offering proceeds to investors if we are unable to satisfy the conditions for releasing funds from escrow. We are selling the units directly to investors on a best efforts basis without using an underwriter.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

     These securities are speculative securities and involve a significant degree of risk (see “RISK FACTORS” starting on page 5), and will constitute an investment in an illiquid security since no public or other market for the units now exists or is expected to develop.

i

ii

PROSPECTUS SUMMARY

     This summary only highlights selected information from this prospectus and may not contain all of the information that is important to you. You should carefully read the entire prospectus and the financial statements, and attached exhibits before you decide whether to invest.

The Company

     We were formed on August 12, 2004 and are organized as a Nebraska limited liability company. Our ownership interests are represented by membership interests, which are designated as units. Our principal address and location is 110 East Elk Street, Jackson, Nebraska 68743. Our telephone number is (402) 632-2676.

     We are a development-stage company with no prior operating history. We do not expect to generate any revenue until we begin operating the plant. The purpose of this offering is to raise equity to help fund the construction and start-up costs of a 50 million gallon dry mill corn-processing ethanol plant to be located in Dakota County, Nebraska.

The Offering

     We are offering a minimum of 1,900 units and a maximum of 4,600 units at a purchase price of $10,000 per unit. You must purchase a minimum of two units to participate in the offering. You may purchase any number of additional units subject to the 40% ownership limitation in our operating agreement. Our minimum offering amount is $19,000,000 and our maximum offering amount is $46,000,000. The offering will begin as soon as possible following the declaration of effectiveness of this registration statement by the Securities and Exchange Commission. The offering will end no later than one year from the effective date of this registration statement. If we sell the maximum number of units prior to one year date, the offering will end on the date that we sell the maximum number of units. We may also end the offering any time after we sell the minimum number of units and prior to one year from the effective date of this registration statement. In addition, if we abandon the project for any reason prior to one year from the effective date of this registration statements, we will terminate the offering. After the offering, there will be 4,795 units issued and outstanding if we sell the maximum number of units offered in this offering and 2,095 units issued and outstanding if we sell the minimum number of units offered in this offering. This includes 195 of seed capital units issued in our previous private placement.

     We plan to register the offering only with the Nebraska, Iowa and South Dakota state securities regulatory bodies. We may also offer or sell our units in other states in reliance on exemptions from the registration requirements of the laws of those other states. However, we may not generally solicit investors in any jurisdictions other than Nebraska, Iowa and South Dakota. This limitation may result in the offering being unsuccessful. The directors and officers identified on page 5 of this prospectus will be offering the securities on our behalf directly to investors without the use of an underwriter. We will not pay commissions to our directors and officers for these sales.

The Project

     If we are able to fully capitalize the project as described in our financing plan below, we will use the offering proceeds to build and operate a 50 million gallon dry mill corn-processing ethanol plant in Dakota County, Nebraska. We expect the ethanol plant will annually process approximately 18.5 million bushels of corn into 50 million gallons of ethanol, 160,000 tons of distillers grains for animal feed and 110,200 tons of carbon dioxide. These production estimates are based upon engineering specifications from our anticipated design-builder, Fagen, Inc. Distillers grains and carbon dioxide are the principal by-products of the ethanol manufacturing process.

     We have entered into a non-binding letter of intent with Fagen, Inc., for the design and construction of our proposed ethanol plant for a price of $56,619,000, exclusive of any change orders we may approve. We expect Fagen, Inc. to build our plant using ICM, Inc.’s technology. Fagen, Inc. and ICM, Inc. have developed, designed and built numerous ethanol plants throughout the country. We expect to execute a definitive design-build agreement with Fagen, Inc., which will set forth in detail the design and construction services provided by Fagen, Inc., in exchange for a lump sum price equal to the $56,619,000 set forth in our letter of intent. Construction of the project is expected to take 14-16 months from the date our offering closes. Our anticipated completion date is scheduled for Spring 2007.

     Once the plant is operational, we intend to sell all of the ethanol and distillers grains produced at the facility. There are no current plans to capture and market the carbon dioxide, however, at some point in the future we may decide it is feasible to do so. We intend to market our ethanol through an experienced ethanol marketer. We may try to market our distillers grains to the local livestock markets surrounding the plant. However, if the local markets are unable to support purchases of our distillers grains at the prices we desire, we will market the distillers grains through an experienced distillers grains marketer.

Our Financing Plan

     We estimate the total project will cost approximately $76,640,000. This is a preliminary estimate primarily based upon the experience of our general contractor, Fagen, Inc., with ethanol plants similar to the plant we intend to build and operate. Our letter of intent with Fagen, Inc. provides that the proposed plant will cost $56,619,000 excluding any change orders we may approve. We expect that costs and expenses incidental to construction and start-up will cost approximately an additional $20,021,000. However, except for our letter of intent with Fagen, Inc., we do not have any binding or non-binding agreements with any contractor or supplier for labor or materials necessary to construct the plant. All of these costs and expenses may change as we continue to develop the project. As a result, we expect our estimate of the total project cost is not a firm estimate and may change from time to time.

     We raised $975,000 of seed capital in a private placement for the purpose of funding our development, organizational and offering expenses. We intend to raise a minimum of $19,000,000 and a maximum of $46,000,000 in this offering. Depending on the level of equity raised in this offering and the amount of any grants we may be awarded, we will need to obtain debt financing ranging from approximately $30,640,000 to $57,640,000 in order to fully capitalize the project. We have no contracts or commitments with any bank, lender or financial institution for this debt financing. There are no assurances that we will be able to obtain the necessary debt financing, other financing or grants sufficient to capitalize the project. The level of debt we require may be reduced by any grants awarded to us. Depending on the number of units sold, we may also seek third party credit providers to provide subordinate debt for the construction and initial operating expenses of the project.

     Even if we sell the aggregate minimum number of units prior to one year from the effective date of this registration statement and receive a debt financing commitment, we may not satisfy the loan commitment conditions before the offering closes, or at all. If this occurs, we have three alternatives:

•	Begin construction of the plant using all or a part of the equity funds raised while we seek another debt financing source;

•	Hold the equity funds raised indefinitely in an interest-bearing account while we seek another debt financing source;

•	Return the equity funds, if any, to investors with accrued interest, after deducting the currently indeterminate expenses of operating our business or partially constructing the plant before we return the funds.

Membership in Siouxland Ethanol and Our Operating Agreement

     If you purchase two or more of our units, you will become a member in Siouxland Ethanol upon approval by our board of directors and your written agreement to be bound by our operating agreement. Our operating agreement governs Siouxland Ethanol, our board of directors and our members. Each member will have one vote per unit owned. Members may vote on a limited number of issues, such as dissolving the company, amending the operating agreement, and electing future directors. The transfer of units is restricted by our operating agreement, which, except in limited circumstances, does not allow unit transfers until the plant is operational.

     Our operating agreement states that we will generally distribute profits and losses to our unit holders based upon the ratio each unit holder’s units bear to the total units outstanding.

     We expect to be treated as a partnership for federal income tax purposes. As such, we will not pay any federal income taxes at the company level and will instead allocate net income to unit holders.

Suitability of Investors

     Investing in the units involves a high degree of risk. Accordingly, the purchase of units is suitable only for persons of substantial financial means that have no need for liquidity in their investments and can bear the economic risk of loss of any investment in the units. Units will be sold only to persons that meet these and other specific suitability requirements. Even if you represent that you meet the required suitability standards, the board of directors reserves the right to reject any subscription for any reason, including if the board determines that the units are not a suitable investment for you.

Subscription Period

     The offering will end no later than one year from the effective date of this registration statement. If we sell the maximum number of units prior to one year date, the offering will end on the date that we sell the maximum number of units. We may also end the offering any time after we sell the minimum number of units and prior to one year from the effective date of this registration statement. In addition, if we abandon the project for any reason prior to one year from the effective date of this registration statement, we will terminate the offering. We may admit members to Siouxland Ethanol and continue to offer any remaining units to reach the maximum number to be sold until the offering closes. We reserve the right to cancel or modify the offering, to reject subscriptions for units in whole or in part, and to waive conditions to the purchase of units. Additionally, in our sole discretion, we may also determine that it is not necessary to sell all available units.

Subscription Procedures

     Before purchasing any units, investors must:

•	read and complete the subscription agreement included as exhibit C to this prospectus;

•	draft a check payable to “U.S. Bank, Escrow Agent for Siouxland Ethanol, LLC” in the amount of not less than 10% of the amount due for the units for which subscription is sought, which amount will be deposited in the escrow account;

•	sign a full recourse promissory note and security agreement for the remaining balance of the purchase price; and

•	deliver to us these items along with an executed copy of the signature page to our operating agreement.

     Once we sell the minimum aggregate offering amount of $19,000,000, we will give written demand for payment and you will have 20 days to pay the balance of the purchase price. If we acquire sufficient equity proceeds to release funds from escrow prior to your initial investment, then you must pay the full purchase price at the time of subscription for the total number of units you wish to purchase.

     Once you have executed the subscription agreement, you will not be able to withdraw funds from escrow, sell or transfer your units or otherwise cancel the agreement. In the subscription application, an investor must make representations to us concerning, among other things, that he or she has received our prospectus, exhibits and any supplements, agrees to be bound by the operating agreement, and understands that the units are subject to significant transfer restrictions. The subscription application also requires information about the nature of your desired ownership, your state of residence, and your taxpayer identification or Social Security Number. We encourage you to read the subscription agreement carefully and in its entirety.

Escrow Procedures

     Proceeds from subscriptions for the units will be deposited in an interest-bearing escrow account that we have established with U.S. Bank, as escrow agent, under a written escrow agreement. U.S. Bank is acting only as an escrow agent in connection with the offering described herein, and has not endorsed, recommended or guaranteed the purchase, value or repayment of the securities being offered. We will not release funds from the escrow account until specific conditions are satisfied. Those conditions are (1) cash proceeds from unit sales deposited in the escrow account equals or exceeds the minimum offering amount of $19,000,000, exclusive of interest; (2) we obtain a written debt financing commitment for debt financing ranging from $30,640,000 to $57,640,000 depending on the level of equity raised; and (3) we elect, in writing, to terminate the escrow agreement.

     You should be aware that a commitment for debt financing is not a binding loan agreement and the lender may not be required to provide us the debt financing as set forth in the commitment. A commitment is an agreement to lend, subject to certain terms and conditions and subject to the negotiation, execution and delivery of loan and loan-related documentation satisfactory to the lender. The agreement is conditional and a lender could later decline the loan if the terms and conditions set forth in the debt financing commitment letter are not satisfied.

     We will terminate the escrow account and your investment will be promptly returned to you plus nominal interest, less a deduction for escrow agent fees, if we terminate the offering prior to the ending date or if we have not sold the minimum number of units (1,900) and received the initial 10% minimum offering amount ($1,900,000) in cash prior to one year from the effective date of this registration statement. If we sell the minimum number of units, receive the initial 10% minimum offering amount in cash and notify the purchasers of their obligation to pay the 90% balance on the purchase price prior to one year from the effective date of this registration statement, then the escrow account will continue for a period of 3 months from the one-year date to allow us to collect the outstanding 90%. If cash proceeds deposited in our escrow account do not equal or exceed the minimum offering amount of $19,000,000 at the end of the 3 month period, the escrow account will terminate and we will promptly return your investment plus nominal interest less a deduction for escrow agent fees. If the escrow fees exceed the interest earned on the escrow account, we will use seed capital funds to pay the escrow fees. None of the principal deposited in the escrow account will be used to pay escrow fees. This means that if we have to terminate the escrow account and return your investment, you will not receive less than the full amount of your original investment. If the escrow agency fees exceed the amount of interest earned on the escrow account, we will use our seed capital funds to pay the difference. If we have to return your investment from escrow, you will not receive less than the amount you originally paid. Even if we are successful in releasing funds from escrow, we intend to allow the offering to continue until one year from date of effectiveness of this prospectus or the sale of the maximum number of units.

IMPORTANT NOTICES TO INVESTORS

     This prospectus does not constitute an offer to sell or the solicitation of an offer to purchase any securities in any jurisdiction in which, or to any person to whom, it would be unlawful to do so.

     Investing in our units involves significant risk. Please see “RISK FACTORS” beginning on page 5 to read about important risks you should consider before purchasing units in Siouxland Ethanol. These risks include, but are not limited to, the following:

•	We are a development-stage company and have not yet generated any revenue and do not expect to generate revenue until plant operations begin;

•	Cash distributions depend upon our future financial and operational performance and will be affected by debt covenants, reserves, and operating expenditures;

•	Our project and future plant operations are subject to construction risks, fluctuations in the prices of grain, utilities and ethanol, which are affected by various factors including weather, production levels, supply, demand, changes in technology, and government support and regulations;

•	We are very dependent on Fagen, Inc. and ICM, Inc. for the construction, design and technology for our plant and any loss of our relationships with Fagen, Inc. and ICM, Inc. may cause us to delay or abandon the project;

•	Conflicts of interest exist and may arise in the future between us, our members, our directors and the companies upon which we will depend;

•	The units are subject to a number of transfer restrictions, and no public market exists for our units and none is expected to develop;

•	Members’ voting rights are limited because we are managed by a board of directors and officers; and

•	We may have to close the offering prior to one year from effective date of this registration statement if we have not sold the minimum offering amount of $19,000,000 or we have not received a written debt financing commitment ranging from $30,640,000 to $57,640,000, which will be necessary to fully capitalize the project.

     No representations or warranties of any kind are intended or should be inferred with respect to economic returns or tax benefits of any kind that may accrue to the investors of the securities.

     In making an investment decision, investors must rely upon their own examination of the entity creating the securities and the terms of the offering, including the merits and risks involved. Investors should not invest any funds in this offering unless they can afford to lose their entire investment. There is no public market for the resale of the units in the foreseeable future. Furthermore, state securities laws and our operating agreement place substantial restrictions on the transferability of the units. Investors should be aware that they will be required to bear the financial risks of this investment for an indefinite period of time.

     During the course of the offering of the units and prior to the sale of the units, each prospective purchaser and his or her representatives, if any, are invited to ask questions of, and obtain additional information from, our representatives concerning the terms and conditions of this offering, us, our business, and other relevant matters. We will provide the requested information to the extent that we possess such information or can acquire it without unreasonable effort or expense. Prospective purchasers or representatives having questions or desiring additional information should contact us at (402) 632-2676, or at our business address: Siouxland Ethanol, LLC, 110 East Elk Street, Jackson, Nebraska 68743. Also, you may contact any of the following board members directly at the phone numbers listed below:

NAME	POSITION	PHONE NUMBER
Tom Lynch	Chairman, President and Director	402-632-4995
Pam Miller	Vice Chairperson, Vice President and Director	402-698-2122
Shennen Saltzman	Director	402-494-7592
Ron Wetherell	Director	712-436-2266

RISK FACTORS

     The purchase of units involves substantial risks and the investment is suitable only for persons with the financial capability to make and hold long-term investments not readily converted into cash. Investors must, therefore, have adequate means of providing for their current and future needs and personal contingencies. Prospective purchasers of the units should carefully consider the Risk Factors set forth below, as well as the other information appearing in this prospectus, before making any investment in the units. Investors should understand that there is a possibility that they could lose their entire investment in us.

Risks Related to the Offering

Failure to sell the minimum number of units will result in the failure of this offering, which means your investment may be returned to you with nominal interest.

     We may not be able to sell the minimum amount of units required to close on this offering. We must sell at least $19,000,000 worth of units to close the offering. If we do not sell units with a purchase price of at least $19,000,000 by one year from the effective date of this registration statement, we cannot close the offering and must return investors’ money with nominal interest, less expenses for escrow agency fees. This means that from the date of an investor’s investment, the investor would earn a nominal rate of return on the money he, she, or it deposits with us in escrow. We do not expect the termination date to be later than one year from effective date of this prospectus.

We are not experienced in selling securities and no one has agreed to assist us or purchase any units that we cannot sell ourselves, which may result in the failure of this offering.

     We are making this offering on a “best efforts” basis, which means that we will not use an underwriter or placement agent. We have no firm commitment from any prospective buyer to purchase our units and there can be no assurance that the offering will be successful. We plan to offer the units directly to investors in the states of Nebraska, Iowa and South Dakota. We plan to advertise in local media and by mailing information to area residents. We also plan to hold informational meetings throughout eastern Nebraska, western Iowa and southern South Dakota. Our directors have significant responsibilities in their primary occupations in addition to trying to raise capital. These individuals have no broker-dealer experience and have limited or no experience with public offerings of securities. There can be no assurance that our directors will be successful in securing investors for the offering.

Proceeds of this offering are subject to promissory notes due after the offering is closed.

     As much as 90% of the total offering proceeds of this offering could be subject to promissory notes that may not be due until after the offering is closed. If we sell the minimum number of units by one year date, we will be able to close the offering. However, we will not be able to release funds from escrow until the notes are paid off and the cash proceeds in escrow equal or exceed $19,000,000 and we have received a written debt financing commitment. The success of our offering will depend on the investors’ ability to pay the outstanding balances on these promissory notes. In order to become a member in Siouxland Ethanol, each investor must, among other requirements, submit a check in the amount of 10% of the total amount due for the number of units for which subscription is sought, and a promissory note for the remaining 90% of the total amount due for the units. That balance will become due within 20 days of the date of our notice that our sales of units, including the amounts owed under the promissory notes, have exceeded the minimum escrow deposit of $19,000,000. We will take a security interest in the units. We intend to retain the initial payment and to seek damages from any investor who defaults on the promissory note obligation. Nonetheless, the success of the offering depends on the payment of these amounts by the obligors.

Investors will not be allowed to withdraw their investments, which means that you should invest only if you are willing to have your investment unavailable to you for an indefinite period of time.

     Investors will not be allowed to withdraw their investments for any reason, absent a rescission offer tendered by Siouxland Ethanol. We do not anticipate making a rescission offer. This means that from the date of your investment through the ending date of this offering, your investment will be unavailable to you. You should only invest in us if you are willing to have your investment be unavailable for this period of time, which could be up to one year. If our offering succeeds, and we convert your cash investment into units of Siouxland Ethanol, your investment will be denominated in our units until you transfer those units. There are significant transfer restrictions on our units. You will not have a right to withdraw from Siouxland Ethanol and demand a cash payment from us.

Risks Related to Our Financing Plan

Even if we raise the minimum amount of equity in this offering, we may not obtain the debt financing necessary to construct and operate our ethanol plant, which would result in the failure of the project and Siouxland Ethanol.

     We do not have contracts or commitments with any bank, lender or financial institution for debt financing, and we will not release funds from escrow until we secure a written debt financing commitment sufficient to construct and operate the ethanol plant. If debt financing on acceptable terms is not available for any reason, we will be forced to abandon our business plan and return your investment from escrow plus nominal interest less deduction for escrow agency fees. Depending on the level of equity raised in this offering, we expect to require approximately $30,640,000 to $57,640,000 in senior or subordinated long term debt from one or more commercial banks or other lenders and government grants. Because the amounts of equity and grant funding are not yet known, the exact amount and nature of total debt is also unknown. If we do not sell the minimum amount of units, the offering will not close. Even though we must receive a debt financing commitment as a condition of closing escrow, the agreements to obtain debt financing may not be fully negotiated when we close on escrow. Therefore, there is no assurance that such commitment will be received, or if it is received, that it will be on terms acceptable to us. If agreements to obtain debt financing are arranged and executed, we expect that we will be required to use the funds raised from this offering prior to receiving the debt financing funds.

Future loan agreements with lenders may hinder our ability to operate the business by imposing restrictive loan covenants, which could delay or prohibit us from making cash distributions to our unit holders.

     Our debt load and service requirements necessary to implement our business plan will result in substantial debt service requirements. Our debt load and service requirements could have important consequences which could hinder our ability to operate, including our ability to:

•	Incur additional indebtedness;

•	Make capital expenditures or enter into lease arrangements in excess of prescribed thresholds;

•	Make distributions to unit holders, or redeem or repurchase units;

•	Make certain types of investments;

•	Create liens on our assets;

•	Utilize the proceeds of asset sales; and

•	Merge or consolidate or dispose of all, or substantially all, of our assets.

     In the event that we are unable to pay our debt service obligations, our creditors could force us to (1) reduce or eliminate distributions to unit holders (even for tax purposes); or (2) reduce or eliminate needed capital expenditures. It is possible that we could be forced to sell assets, seek to obtain additional equity capital or refinance or restructure all or a portion of our debt. In the event that we would be unable to refinance our indebtedness or raise funds through asset sales, sales of equity or otherwise, our ability to operate our plant would be greatly affected and we may be forced to liquidate.

If we decide to spend equity proceeds and begin plant construction before we have fulfilled all of the loan commitment conditions, signed binding loan agreements or received loan proceeds, we may be unable to close the loan and you may lose all of your investment.

     If we sell the aggregate minimum number of units prior to one year from the effective date of this registration statement and satisfy the other conditions of releasing funds from escrow, including our receipt of a written debt financing commitment, we may decide to begin spending the equity proceeds to begin plant construction or for other project-related expenses. If, after we begin spending equity proceeds, we are unable to close the loan, we may have to seek another debt financing source or abandon the project. If that happens, you could lose some or all of your investment.

If we successfully release funds from escrow but are unable to close our loan, we may decide to hold your investment while we search for alternative debt financing sources, which means your investment will continue to be unavailable to you and may decline in value.

     We must obtain a written debt financing commitment prior to releasing funds from escrow. However, a debt financing commitment does not guarantee that we will be able to successfully close the loan. If we fail to close the loan, we may choose to seek alternative debt financing sources. While we search for alternative debt financing, we may continue to hold your investment in another interest-bearing account. Your investment will continue to be unavailable while we search for alternative debt financing. It is possible that your investment will decline in value while we search for the debt financing necessary to complete our project.

Risks Related to Siouxland Ethanol as a Development-Stage Company

Siouxland Ethanol has no operating history, which could result in errors in management and operations causing a reduction in the value of your investment.

     We were recently formed and have no history of operations. We cannot provide assurance that Siouxland Ethanol can manage start-up effectively and properly staff operations, and any failure to manage our start-up effectively could delay the commencement of plant operations. A delay in start-up operations is likely to further delay our ability to generate revenue and satisfy our debt obligations. We anticipate a period of significant growth, involving the construction and start-up of operations of the plant. This period of growth and the start-up of the plant are likely to be a substantial challenge to us. If we fail to manage start-up effectively, you could lose all or a substantial part of your investment.

We have little to no experience in the ethanol industry, which increases the risk of our inability to build and operate the ethanol plant.

     We are presently, and are likely for some time to continue to be, dependent upon our founding members, some of whom will serve as our initial directors. Most of these individuals are experienced in business generally but have very little or no experience in raising capital from the public, organizing and building an ethanol plant, and governing and operating a public company. Most of the directors have no expertise in the ethanol industry. In addition, certain directors on our board are presently engaged in business and other activities which impose substantial demand on the time and attention of such directors. You should not purchase units unless you are willing to entrust all aspects of our management to our board of directors.

We will depend on Fagen, Inc. for expertise in beginning operations in the ethanol industry and any loss of this relationship could cause us delay and added expense, placing us at a competitive disadvantage.

     We will be dependent on our relationship with Fagen, Inc. and its employees. Any loss of this relationship with Fagen, Inc., particularly during the construction and start-up period for the plant, may prevent us from commencing operations and result in the failure of our business. The time and expense of locating new consultants and contractors would result in unforeseen expenses and delays. Unforeseen expenses and delays may reduce our ability to generate revenue and profitability and significantly damage our competitive position in the ethanol industry such that you could lose some or all of your investment.

If we fail to finalize critical agreements, such as the design-build agreement, ethanol and distillers grains marketing agreements and utility supply agreements, or the final agreements are unfavorable compared to what we currently anticipate, our project may fail or be harmed in ways that significantly reduce the value of your investment.

     You should be aware that this prospectus makes reference to documents or agreements that are not yet final or executed, and plans that have not been implemented. In some instances such documents or agreements are not even in draft form. The definitive versions of those agreements, documents, plans or proposals may contain terms or conditions that vary significantly from the terms and conditions described. These tentative agreements, documents, plans or proposals may not materialize or, if they do materialize, may not prove to be profitable.

Our lack of business diversification could result in the devaluation of our units if our revenues from our primary products decrease.

     We expect our business to solely consist of ethanol and distillers grains production and sales. We do not have any other lines of business or other sources of revenue if we are unable to complete the construction and operation of the plant. Our lack of business diversification could cause you to lose all or some of your investment if we are unable to generate revenues by the production and sales of ethanol and distillers grains since we do not expect to have any other lines of business or alternative revenue sources.

We have a history of losses and may not ever operate profitably.

     For the period of August 12, 2004 through March 31, 2005, we incurred an accumulated net loss of $161,045. We will continue to incur significant losses until we successfully complete construction and commence operations of the plant. There is no assurance that we will be successful in completing this offering and/or in our efforts to build and operate an ethanol plant. Even if we successfully meet all of these objectives and begin operations at the ethanol plant, there is no assurance that we will be able to operate profitably.

Your investment may decline in value due to decisions made by our initial board of directors and until the plant is built, your only recourse to replace these directors will be through amendment to our operating agreement.

     Our operating agreement provides that the initial board of directors will serve until the first annual or special meeting of the members following substantial completion of the construction of the ethanol plant. If our project suffers delays due to financing or construction, our initial board of directors could serve for an extended period of time. In that event, your only recourse to replace these directors would be through an amendment to our operating agreement which could be difficult to accomplish.

Risks Related to Construction of the Ethanol Plant

We will depend on Fagen, Inc. and ICM, Inc. to design and build our ethanol plant, however, we currently have no binding agreement with them and their failure to perform could force us to abandon business, hinder our ability to operate profitably or decrease the value of your investment.

     We will be highly dependent upon Fagen, Inc. and ICM, Inc. to design and build the plant, but we have no definitive binding agreement with either company. We have entered into a non-binding letter of intent with Fagen, Inc. for various design and construction services. Fagen, Inc. has indicated its intention to deliver to us a proposed design-build contract, in which it will serve as our general contractor and will engage ICM, Inc. to provide design and engineering services. We anticipate that we will execute a definitive binding design-build agreement with Fagen, Inc. to construct the plant. However, we have not yet negotiated, reviewed or executed the design-build agreement and there is no assurance that such an agreement will be executed.

     If we do not execute a definitive, binding design-build agreement with Fagen, Inc., or if Fagen, Inc. terminates its relationship with us after initiating construction, there is no assurance that we would be able to obtain a replacement general contractor. Any such event may force us to abandon our business.

We may need to increase cost estimates for construction of the ethanol plant, and such increase could result in devaluation of our units if ethanol plant construction requires additional capital.

     We anticipate that Fagen, Inc. will construct the plant for a fixed contract price, based on the plans and specifications in the anticipated design-build agreement. We have based our capital needs on a design for the plant that will cost approximately $56,619,000 with additional start-up and development costs of approximately $20,021,000 for a total project completion cost of approximately $76,640,000. This price includes construction period interest. The estimated cost of the plant is based on preliminary discussions, and there is no assurance that the final cost of the plant will not be higher. There is no assurance that there will not be design changes or cost overruns associated with the construction of the plant. The rising price of steel could affect the final cost of construction of the ethanol plant. In addition, shortages of steel could affect the final completion date of the project. Any significant increase in the estimated construction cost of the plant could delay our ability to generate revenues and reduce the value of your units because our revenue stream may not be able to adequately support the increased cost and expense attributable to increased construction costs.

Construction delays could result in devaluation of our units if our production and sale of ethanol and its by-products are similarly delayed.

     We currently expect our plant to be operating by Spring 2007; however, construction projects often involve delays in obtaining permits, construction delays due to weather conditions, or other events that delay the construction schedule. In addition, changes in interest rates or the credit environment or changes in political administrations at the federal, state or local level that result in policy change towards ethanol or this project, could cause construction and operation delays. If it takes longer to construct the plant than we anticipate, it would delay our ability to generate revenue and make it difficult for us to meet our debt service obligations. This could reduce the value of the units.

Defects in plant construction could result in devaluation of our units if our plant does not produce ethanol and its by-products as anticipated.

     There is no assurance that defects in materials and/or workmanship in the plant will not occur. Under the terms of the anticipated design-build agreement with Fagen, Inc., Fagen, Inc. would warrant that the material and equipment furnished to build the plant will be new, of good quality, and free from material defects in material or workmanship at the time of delivery. Though we expect the design-build agreement to require Fagen, Inc. to correct all defects in material or workmanship for a period of one year after substantial completion of the plant, material defects in material or workmanship may still occur. Such defects could delay the commencement of operations of the plant, or, if such defects are discovered after operations have commenced, could cause us to halt or discontinue the plant’s operation. Halting or discontinuing plant operations could delay our ability to generate revenues and reduce the value or your units.

The plant site may have unknown environmental problems that could be expensive and time consuming to correct, which may delay or halt plant construction and delay our ability to generate revenue.

     We have options to purchase real estate located near Jackson, Nebraska, for our plant. Our board of directors reserves the right to change the location of the plant site, in their sole discretion, for any reason. There can be no assurance that we will not encounter hazardous environmental conditions at the Jackson site or any alternative site that may delay the construction of the plant. We do not anticipate Fagen, Inc. being responsible for any hazardous environmental conditions encountered at the plant site. Upon encountering a hazardous environmental condition, Fagen, Inc. may suspend work in the affected area. If we receive notice of a hazardous environmental condition, we may be required to correct the condition prior to continuing construction. The presence of a hazardous environmental condition will likely delay construction of the plant and may require significant expenditure of our resources to correct the condition. In addition, Fagen, Inc. will be entitled to an adjustment in price and time of performance if it has been adversely affected by the hazardous environmental condition. If we encounter any hazardous environmental conditions during construction that require time or money to correct, such event could delay our ability to generate revenues and reduce the value or your units.

Risks Related to Ethanol Production

Changes in the prices of corn, ethanol and distillers grains can be volatile and these changes will significantly impact our financial performance and the value of your investment.

     Our results of operations and financial condition will be significantly affected by the cost and supply of corn and by the selling price for ethanol and distillers grains. Changes in the price and supply of these commodities are subject to and determined by market forces over which we have no control. Higher corn prices will produce lower profit margins. If we experience a sustained price increase in the cost of corn, our profit margins may significantly decrease or be eliminated and you may lose some or all of your investment. In addition, the price of ethanol has recently declined. If we experience a sustained price decrease in ethanol sales, our profit margins may decrease or be eliminated and you may lose some or all of your investment as a result.

Recent declines in the price of ethanol may indicate excess supply in the market, which could harm our ability to generate revenues and lower the value of your investment.

     The total production of ethanol is at an all time high. According to the Renewable Fuels Association, in 2004, 81 ethanol plants located in 20 states produced 3.41 billion gallons of ethanol. The recent downward price trend in ethanol may be a reflection of excess supply in the market. A greater supply of ethanol on the market from other plants could reduce the price we are able to charge for our ethanol. This would negatively impact our revenues and could cause the value of your investment to decline.

We will depend on others for sales of our products, which may place us at a competitive disadvantage and reduce profitability.

     We expect to hire a third-party marketing firm to market all of the ethanol we plan to produce. We currently expect to do our own distillers grains marketing by selling to local livestock markets. However, if the local livestock markets do not provide an adequate outlet for our distillers grains at the prices we desire, we expect to contract with one broker to market and sell a portion or all of our distillers grains. As a result, we expect to be dependent on the ethanol broker and any distillers grains broker we engage. There is no assurance that we will be able to enter into contracts with any ethanol broker or distillers grains broker on terms that are favorable to us. If the ethanol or distillers grains broker breaches the contract or does not have the ability, for financial or other reasons to market all of the ethanol or distillers grains we produce, we will not have any readily available means to sell our products. Our lack of a sales force and reliance on third parties to sell and market our products may place us at a competitive disadvantage. Our failure to sell all of our ethanol and distillers dried grains feed products may result in less income from sales, reducing our revenue stream, which could reduce the value of your investment.

Changes and advances in ethanol production technology could require us to incur costs to update our ethanol plant or could otherwise hinder our ability to compete in the ethanol industry or operate profitably.

     Advances and changes in the technology of ethanol production are expected to occur. Such advances and changes may make the ethanol production technology installed in our plant less desirable or obsolete. These advances could also allow our competitors to produce ethanol at a lower cost than us. If we are unable to adopt or incorporate technological advances, our ethanol production methods and processes could be less efficient than our competitors, which could cause our plant to become uncompetitive or completely obsolete. If our competitors develop, obtain or license technology that is superior to ours or that makes our technology obsolete, we may be required to incur significant costs to enhance or acquire new technology so that our ethanol production remains competitive. Alternatively, we may be required to seek third-party licenses, which could also result in significant expenditures. We cannot guarantee or assure you that third-party licenses will be available or, once obtained, will continue to be available on commercially reasonable terms, if at all. These costs could negatively impact our financial performance by increasing our operating costs and reducing our net income, all of which could reduce the value of your investment.

If we decide to use methane gas as an energy source for our ethanol plant, we may incur significant costs in order to satisfy additional operational and environmental requirements, which could reduce our ability to operate profitably and decrease the value of your investment.

     Although we anticipate using natural gas to power our ethanol plant, it is possible that we could use methane gas as an alternative energy source if we locate our plant at the prospective plant site which is adjacent to the third largest landfill in Nebraska. This landfill currently contains over two and a half million tons of methane-producing solid waste, which may provide us with an alternative energy source. However, we do not have any agreement with the landfill to use the methane gas and we do not know if it is possible to use methane gas without incurring significant operational and regulatory costs. If we decide to use methane gas, there may be significant environmental risks that require us to install additional safety precautions. There is no assurance or guarantee that those precautions would be successful. In addition, it is possible that using methane gas will require costly engineering and design changes in order to meet energy production, ethanol processing and environmental requirements which could reduce our ability to operate profitably and cause your investment to lose value.

Risks Related to Ethanol Industry

Competition from the advancement of alternative fuels may lessen the demand for ethanol and negatively impact our profitability, which could reduce the value of your investment.

     Alternative fuels, gasoline oxygenates and ethanol production methods are continually under development. A number of automotive, industrial and power generation manufacturers are developing alternative clean power systems using fuel cells or clean burning gaseous fuels. Like ethanol, the emerging fuel cell industry offers a technological option to address increasing worldwide energy costs, the long-term availability of petroleum reserves and environmental concerns. Fuel cells have emerged as a potential alternative to certain existing power sources because of their higher efficiency, reduced noise and lower emissions. Fuel cell industry participants are currently targeting the transportation, stationary power and portable power markets in order to decrease fuel costs, lessen dependence on crude oil and reduce harmful emissions. If the fuel cell and hydrogen industries continue to expand and gain broad acceptance, and hydrogen becomes readily available to consumers for motor vehicle use, we may not be able to compete effectively. This additional competition could reduce the demand for ethanol, which would negatively impact our profitability, causing a reduction in the value of your investment.

Corn-based ethanol may compete with cellulose-based ethanol in the future, which could make it more difficult for us to produce ethanol on a cost-effective basis and could reduce the value of your investment.

     Most ethanol is currently produced from corn and other raw grains, such as milo or sorghum - especially in the Midwest. The current trend in ethanol production research is to develop an efficient method of producing ethanol from cellulose-based biomass, such as agricultural waste, forest residue, municipal solid waste, and energy crops. This trend is driven by the fact that cellulose-based biomass is generally cheaper than corn, and producing ethanol from cellulose-based biomass would create opportunities to produce ethanol in areas which are unable to grow corn. Although current technology is not sufficiently efficient to be competitive, a recent report by the U.S. Department of Energy entitled “Outlook for Biomass Ethanol Production and Demand” indicates that new conversion technologies may be developed in the future. If an efficient method of producing ethanol from cellulose-based biomass is developed, we may not be able to compete effectively. We do not believe it will be cost-effective to convert the ethanol plant we are proposing into a plant which will use cellulose-based biomass to produce ethanol. If we are unable to produce ethanol as cost-effectively as cellulose-based producers, our ability to generate revenue will be negatively impacted and your investment could lose value.

As domestic ethanol production continues to grow, ethanol supply may exceed demand causing ethanol prices to decline and the value of your investment to be reduced.

     The number of ethanol plants being developed and constructed in the United States continues to increase at a rapid pace. As these plants begin operations, we expect domestic ethanol production to significantly increase. If the demand for ethanol does not grow at the same pace as increases in supply, we would expect the price for ethanol to decline. Declining ethanol prices will result in lower revenues and may reduce or eliminate profits causing the value of your investment to be reduced.

Competition from ethanol imported from Caribbean basin countries may be a less expensive alternative to our ethanol, which would cause us to lose market share and reduce the value of your investment.

     Ethanol produced or processed in certain countries in Central America and the Caribbean region is eligible for tariff reduction or elimination upon importation to the United States under a program known as the Caribbean Basin Initiative. Large ethanol producers, such as Cargill, have expressed interest in building dehydration plants in participating Caribbean Basin countries, such as El Salvador, which would convert ethanol into fuel-grade ethanol for shipment to the United States. Ethanol imported from Caribbean Basin countries may be a less expensive alternative to domestically produced ethanol. Competition from ethanol imported from Caribbean Basin countries may affect our ability to sell our ethanol profitably, which would reduce the value of your investment.

Risks Related to Regulation and Governmental Action

Federal tax incentives for ethanol production may be eliminated in the future, which could hinder our ability to operate at a profit and reduce the value of your investment in us.

     The ethanol industry and our business depend on the continuation of federal ethanol tax incentives. These incentives have supported a market for ethanol that might disappear without the incentives. The federal tax incentives were scheduled to expire September 30, 2007. However, pursuant to new legislation signed in October 2004, the incentives are extended to September 30, 2010. These tax incentives to the ethanol industry may not continue beyond their scheduled expiration date or, if they continue, the incentives may not be at the same level. The elimination or reduction of tax incentives to the ethanol industry could reduce the market for ethanol, which could reduce prices and our revenues by making it more costly or difficult for us to produce and sell ethanol. If the federal tax incentives are eliminated or sharply curtailed, we believe that a decreased demand for ethanol will result, which could result in the failure of the business and the potential loss of some or all of your investment.

Changes in environmental regulations or violations of the regulations could be expensive and reduce our profit and the value of your investment.

     We will be subject to extensive air, water and other environmental regulations and we will need to obtain a number of environmental permits to construct and operate the plant. In addition, it is likely that our senior debt financing will be contingent on our ability to obtain the various environmental permits that we will require.

     If for any reason, any of these permits are not granted, construction costs for the plant may increase, or the plant may not be constructed at all.

     Additionally, any changes in environmental laws and regulations, both at the federal and state level, could require us to invest or spend considerable resources in order to comply with future environmental regulations. The expense of compliance could be significant enough to reduce our profit and the value of your investment.

Expiration of the Commodity Credit Corporation Bioenergy Program could hinder our ability to operate at a profit and reduce the value of your investment in us.

     The United States Department of Agriculture’s (the “USDA”) Commodity Credit Corporation Bioenergy Program is scheduled to expire on September 30, 2006. The grants available under the Bioenergy Program may not continue beyond their scheduled expiration date or if they do continue, the grants may not be available at the same level. Based upon our current anticipated completion date of spring 2007, we will not be eligible to participate in the Bioenergy Program unless it is extended. We do not include Bioenergy program payments in our forecasted sources of funds but we may be competing with other ethanol plants that receive these payments. This could result in decreased profitability and you could lose some or all of your investment.

Risks Related to the Units

There has been no independent valuation of the units, which means that the units may be worth less than the purchase price.

     The per unit purchase price has been determined by us without independent valuation of the units. We established the offering prices based on our estimate of capital and expense requirements, not based on perceived market value, book value, or other established criteria. We did not obtain an independent appraisal opinion on the valuation of the units. The units may have a value significantly less than the offering prices and there is no guarantee that the units will ever obtain a value equal to or greater than the offering price.

No public trading market exists for our units and we do not anticipate the creation of such a market, which means that it will be difficult for you to liquidate your investment.

     There is currently no established public trading market for our units and an active trading market will not develop despite this offering. To maintain partnership tax status, you may not trade the units on an established securities market or readily trade the units on a secondary market (or the substantial equivalent thereof). We, therefore, will not apply for listing of the units on any securities exchange or on the NASDAQ Stock Market. As a result, you will not be able to readily sell your units.

Public investors will experience immediate and substantial dilution as a result of this offering.

     Our seed capital investors paid substantially less per unit for our membership units than the current public offering price. Accordingly, if you purchase units in this offering, you will experience immediate and substantial dilution of your investment. Based upon the issuance and sale of the minimum number of units (1,900) at the public offering price of $10,000 per unit, you will incur immediate dilution of $616.53 in the net tangible book value per unit if you purchase units in this offering. If we sell the maximum number of units (4,600) at the public offering price of $10,000 per unit, you will incur immediate dilution of $269.37 in the net tangible book value per unit if you purchase units in this offering.

We have placed significant restrictions on transferability of the units, limiting an investor’s ability to withdraw from the company.

The units are subject to substantial transfer restrictions pursuant to our operating agreement and tax and securities laws. This means that you will not be able to easily liquidate your investment and you may have to assume the risks of investments in us for an indefinite period of time.

Risks Related to Tax Issues

EACH PROSPECTIVE MEMBER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR CONCERNING THE IMPACT THAT HIS OR HER PARTICIPATION IN THE COMPANY MAY HAVE ON HIS OR HER FEDERAL INCOME TAX LIABILITY AND THE APPLICATION OF STATE AND LOCAL INCOME AND OTHER TAX LAWS TO HIS OR HER PARTICIPATION IN THIS OFFERING.

IRS classification of the company as a corporation rather than as a partnership would result in higher taxation and reduced profits, which could reduce the value of your investment in us.

     We are a Nebraska limited liability company that has elected to be taxed as a partnership for federal and state income tax purposes, with income, gain, loss, deduction and credit passed through to the holders of the units. However, if for any reason the IRS would successfully determine that we should be taxed as a corporation rather than as a partnership, we would be taxed on our net income at rates of up to 35% for federal income tax purposes, and all items of our income, gain, loss, deduction and credit would be reflected only on our tax returns and would not be passed through to the holders of the units. If we were to be taxed as a corporation for any reason, distributions we make to investors will be treated as ordinary dividend income to the extent of our earnings and profits, and the payment of dividends would not be deductible by us, thus resulting in double taxation of our earnings and profits. See “FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS- Partnership Status.” If we pay taxes as a corporation, we will have less cash to distribute as a distribution to our Unit holders.

The IRS May Classify Your Investment as Passive Activity Income, Resulting in Your Inability to Deduct Losses Associated with Your Investment.

     If you are not involved in our operations on a regular, continuing and substantial basis, it is likely that the Internal Revenue Service will classify your interest in us as a passive activity. If an investor is either an individual or a closely held corporation, and if the investor’s interest is deemed to be “passive activity,” then the investor’s allocated share of any loss we incur will be deductible only against income or gains the investor has earned from other passive activities. Passive activity losses that are disallowed in any taxable year are suspended and may be carried forward and used as an offset against passive activity income in future years. These rules could restrict an investor’s ability to currently deduct any of our losses that are passed through to such investor.

Income allocations assigned to an investor’s units may result in taxable income in excess of cash distributions, which means you may have to pay income tax on your investment with personal funds.

     Investors will pay tax on their allocated shares of our taxable income. An investor may receive allocations of taxable income that result in a tax liability that is in excess of any cash distributions we may make to the investor. Among other things, this result might occur due to accounting methodology, lending covenants that restrict our ability to pay cash distributions, or our decision to retain the cash generated by the business to fund our operating activities and obligations. Accordingly, investors may be required to pay some or all of the income tax on their allocated shares of our taxable income with personal funds.

An IRS audit could result in adjustments to the Company’s allocations of income, gain, loss and deduction causing additional tax liability to our members.

     The IRS may audit the income tax returns of the Company and may challenge positions taken for tax purposes and allocations of income, gain, loss and deduction to investors. If the IRS were successful in challenging the Company’s allocations in a manner that reduces loss or increase income allocable to investors, you may have additional tax liabilities. In addition, such an audit could lead to separate audits of an investor’s tax returns, especially if adjustments are required, which could result in adjustments on your tax returns. Any of these events could result in additional tax liabilities, penalties and interest to you, and the cost of filing amended tax returns.

Risks Related to Conflicts of Interest

Our directors and officers have other business and management responsibilities which may cause conflicts of interest in the allocation of their time and services to our project.

     Our directors and officers have other management responsibilities and business interests apart from our project. Therefore, our directors and officers may experience conflicts of interest in allocating their time and services between us and their other business responsibilities. In addition, conflicts of interest may arise if the directors and officers, either individually or collectively, hold a substantial percentage of the units because of their position to substantially influence our business and management.

The fees we expect to pay to two of our directors, Bill Riechers and Darrell Downs, for assisting us with our financing plan may cause conflicts of interest if these directors make decisions based on their personal financial interest in obtaining these fees rather than the best interests of Siouxland Ethanol.

     Two of our directors, Bill Riechers and Darrell Downs, are also serving as our project coordinators, and are getting compensated as such. A portion of the fees payable to Mr. Riechers and Mr. Downs are contingent upon our ability to obtain sufficient debt financing to fully capitalize the project. This arrangement could cause Mr. Riechers and Mr. Downs conflicts of interest in decision-making related to our financing plan. These conflicts could threaten our ability to capitalize the project if these directors put their personal interest in obtaining fees ahead of our best interests related to funding the project.

Our director, Bill Riechers, may have an additional conflict of interest arising from his relationship with Fagen, Inc., if he puts his interest in that relationship ahead of our best interests.

     Bill Riechers receives regular consulting compensation from Fagen, Inc., in connection with project development consulting services Mr. Riechers provides to various ethanol projects in which Fagen, Inc., is significantly involved. This arrangement could cause Mr. Riechers conflicts of interest in decision-making related to contracts and agreements between us and Fagen, Inc. These conflicts could threaten our ability to secure favorable contracts and agreements with Fagen, Inc., if Mr. Riechers puts his personal interest in maintaining his relationship with Fagen, Inc., ahead of our best interests.

We may have conflicting financial interests with Fagen, Inc., which could cause Fagen, Inc. to put its financial interests ahead of ours.

     Fagen, Inc. is expected to advise our directors and has been, and is expected to be, involved in substantially all material aspects of our formation, capital formation and operations to date. In addition, Bill Riechers, a director on our board, our project coordinator and a member, has a consulting relationship with Fagen, Inc., and Matt Sederstrom, a director on our board of directors and a member of Siouxland Ethanol, is an employee of Fagen, Inc. Consequently, the terms and conditions of our agreements and understandings with Fagen, Inc. (and, through Fagen, Inc., with ICM, Inc.), including our design-build letter of intent, have not been negotiated at arm’s length. Therefore, there is no assurance that our arrangements with such parties are as favorable to us as could have been if obtained from unaffiliated third parties. Most of the cost of our project will be paid to Fagen, Inc. for the design and construction of our ethanol plant. Fagen, Inc. may experience conflicts of interest that cause it to put its financial interest in the design and construction of our plant ahead of our best interests. In addition, because of the extensive roles that Fagen, Inc. and/or ICM, Inc. will have in the construction and operation of the plant, it may be difficult or impossible for us to enforce claims that we may have against Fagen, Inc. and/or ICM, Inc. Such conflicts of interest may reduce our profitability and the value of the units and could result in reduced distributions to investors. See “CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS.”

     Fagen, Inc. and ICM, Inc., and their affiliates, may also have conflicts of interest because Fagen, Inc., ICM, Inc. and their employees or agents are involved as owners, creditors and in other capacities with other ethanol plants in the United States. We cannot require Fagen, Inc. or ICM, Inc. to devote their full time or attention to our activities. As a result, Fagen, Inc. and ICM, Inc. may have, or come to have, a conflict of interest in allocating personnel, materials and other resources to our plant.

     Our board will have no independent directors as defined by the North American Securities Administrators Association. Accordingly, any contracts or agreements with Fagen, Inc., will not be approved by independent directors since there are none at this time. We do not believe that this will pose a problem, however, because the directors’ investment interest in our plant is directly adverse to Fagen, Inc.’s interest in its contracts. These adverse interests constitute sufficient protection to justify our lack of independent directors.

     Investors are not to construe this prospectus as constituting legal or tax advice. Before making any decision to invest in us, investors should read this entire prospectus, including all of its exhibits, and consult with their own investment, legal, tax and other professional advisors.

     An investor should be aware that we will assert that the investor consented to the risks and the conflicts of interest described or inherent in this prospectus if the investor brings a claim against us or any of our directors, officers, managers, employees, advisors, agents or representatives.

FORWARD LOOKING STATEMENTS

     Throughout this prospectus, we make “forward-looking statements” that involve future events, our future performance, and our expected future operations and actions. In some cases, you can identify forward-looking statements by the use of words such as “may,” “should,” “plan,” “future,” “intend,” “could,” “estimate,” “predict,” “hope,” “potential,” “continue,” “believe,” “expect” or “anticipate” or the negative of these terms or other similar expressions. The forward-looking statements are generally located in the material set forth under the headings “MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATIONS,” “PLAN OF DISTRIBUTION,” “RISK FACTORS,” “USE OF PROCEEDS” and “DESCRIPTION OF BUSINESS,” but may be found in other locations as well. These forward-looking statements generally relate to our plans and objectives for future operations and are based upon management’s reasonable estimates of future results or trends. Although we believe that our plans and objectives reflected in or suggested by such forward-looking statements are reasonable, we may not achieve such plans or objectives. Actual results may differ from projected results due, but not limited to, unforeseen developments, including developments relating to the following:

•	The availability and adequacy of our cash flow to meet its requirements, including payment of loans;

•	Economic, competitive, demographic, business and other conditions in our local and regional markets;

•	Changes or developments in laws, regulations or taxes in the ethanol, agricultural or energy industries;

•	Actions taken or not taken by third-parties, including our suppliers and competitors, as well as legislative, regulatory, judicial and other governmental authorities;

•	Competition in the ethanol industry;

•	The loss of any license or permit;

•	The loss of our plant due to casualty, weather, mechanical failure or any extended or extraordinary maintenance or inspection that may be required;

•	Changes in our business strategy, capital improvements or development plans;

•	The availability of additional capital to support capital improvements and development; and

•	Other factors discussed under the section entitled “RISK FACTORS” or elsewhere in this prospectus.

     You should read this prospectus completely and with the understanding that actual future results may be materially different from what we expect. The forward-looking statements contained in this prospectus have been compiled as of the date of this prospectus and should be evaluated with consideration of any changes occurring after the date of this prospectus. Except as required under federal securities laws and SEC rules and regulations, we will not update forward-looking statements even though our situation may change in the future.

DETERMINATION OF OFFERING PRICE

     There is no established market for our units. We established the offering price without an independent valuation of the units. We established the offering price based on our estimate of capital and expense requirements, not based on perceived market value, book value, or other established criteria. In considering our capitalization requirements, we determined the minimum and maximum aggregate offering amounts based upon our cost of capital analysis and debt to equity ratios acceptable in the industry. In determining the offering price per unit we considered the additional administrative expense which would likely result from a lower offering price per unit, such as the cost of increased unit trading. We also considered the dilution impact of our recent private placement offering price in determining an appropriate public offering price per unit. The units may have a value significantly less than the offering price and there is no guarantee that the units will ever obtain a value equal to or greater than the offering price.

DILUTION

     As of March 31, 2005, we had 195 outstanding units, which were sold to our seed capital investors for $5,000 per unit. The units, as of March 31, 2005, had a net tangible book value of $658,369 or $3,376.25 per unit. The net tangible book value per unit represents members’ equity less intangible assets which includes deferred offering costs, divided by the number of units outstanding. The offering price of $10,000 per unit substantially exceeds the net tangible book value per unit of our outstanding units. Therefore, all current holders will realize an immediate increase of at least $6,007.22 per unit in the pro forma net tangible book value of their units if the minimum is sold at a price of $10,000 per unit, and an increase of at least $6,354.38 per unit if the maximum is sold at a price of $10,000 per unit. Purchasers of units in this offering will realize an immediate dilution of at least $616.53 per unit in the net tangible book value of their units if the minimum is sold at a price of $10,000 per unit, and a decrease of at least $269.37 per unit if the maximum is sold at a price of $10,000 per unit.

     An investor purchasing units in this offering will receive units diluted by the prior purchase of units by purchasers during our seed capital offering. We have sold units to our seed capital investors at prices substantially below the price at which we are currently selling units. The presence of these previously sold units will dilute the relative ownership interests of the units sold in this offering because these earlier investors received a relatively greater share of our equity for less consideration than investors are paying for units issued in this offering. Generally, all investors in this offering will notice immediate dilution. We have and will continue to use this previously contributed capital to finance development costs and for initial working capital purposes. We intend to use any remaining balance for the same purposes as those of this offering.

     The following table illustrates the increase to existing unit holders and the dilution to purchasers in the offering in the net tangible book value per unit assuming the minimum or the maximum number of units is sold. The table does not take into account any other changes in the net tangible book value of our units occurring after March 31, 2005, or offering expenses related to this offering.

	Minimum	Maximum
• Pro forma net tangible book value per unit at March 31, 2005	$3,376.25	$3,376.25
• Increase in pro forma net tangible book value per unit attributable to the sale of 1,900 (minimum) and 4,600 (maximum) units at $10,000 per unit(1).	$6,007.22	$6,354.38
• Net tangible book value per unit at March 31, 2005, as adjusted for the sale of units	$9,383.47	$9,730.63
• Dilution per unit to new investors in this offering	$(616.53)	$(269.37)

(1)	The minimum and maximum number of units is circumscribed by the minimum offering amount of $19,000,000 and maximum offering amount of $46,000,000.

     We may seek additional equity financing in the future, which may cause additional dilution to investors in this offering, and a reduction in their equity interest. The holders of the units purchased in this offering will have no preemptive rights on any units to be issued by us in the future in connection with any such additional equity financing. We could be required to issue warrants to purchase units to a lender in connection with our debt financing. If we sell additional units or warrants to purchase additional units, the sale or exercise price could be higher or lower than what investors are paying in this offering. If we sell additional units at a lower price it could lower the value of an existing investor’s units.

     The table below sets forth as of March 31, 2005, on an “as-if-converted” basis, the difference between the number of units purchased, and total consideration paid for those units, by existing unit holders, compared to units purchased by new investors in this offering without taking into account any offering expenses.

	Total Number of Units Purchased
	Minimum		Maximum
	Number	Percent	Number	Percent
Existing unit holders	195	9.31%	195	4.07%
New investors	1,900	90.69%	4,600	95.93%
Total	2,095	100.00%	4,795	100.00%

	Total Consideration and Average Per Unit Price
		Minimum			Maximum
	Amount	Percent	Average	Amount	Percent	Average
Existing unit holders	$975,000	4.88%	$5,000	$975,000	2.08%	$0.50
New investors	$19,000,000	95.12%	$10,000	$46,000,000	97.92%	$10,000
Total	$19,975,000	100.00%	$0.96	$46,975,000	100.00%	$0.98

CAPITALIZATION

     We have issued a total of 195 units to our seed capital investors at a price of $5,000 per unit, for total unit proceeds of $975,000. If the minimum offering of $19,000,000 is attained, we will have total membership proceeds of $19,975,000 at the end of this offering, less offering expenses. If the maximum offering of $46,000,000 is attained, we will have total membership proceeds of $46,975,000 at the end of this offering, less offering expenses.

Capitalization Table

     The following table sets forth our capitalization at March 31, 2005 on an actual and pro forma basis to reflect the units offered in this offering.

		Pro Forma (1)
	Actual	Minimum	Maximum
Long-term Debt(2)	$—	$56,665,000	$29,665,000
Unit holders’ equity:	975,000	19,975,000	46,975,000
Accumulated deficit	(161,045)	(161,045)	(161,045)

Total Unit holder’s equity (deficit)	813,955	19,813,955	46,813,955

Total Capitalization	$813,955	$76,478,955	$76,478,955

(1)	As adjusted to reflect the anticipated amount of long-term debt and receipt of gross proceeds from this offering prior to deducting offering expenses.

(2)	Our estimated long-term debt requirements are based upon our project coordinators’ past experience with similar projects, preliminary discussions with lenders and our independent research regarding capitalization requirements for similar ethanol plants.

     Our seed capital private placement was made directly by us without use of an underwriter or placement agent and without payment of commissions or other remuneration. The aggregate sales proceeds, after payment of offering expenses in immaterial amounts, were applied to our working capital and other development and organizational purposes.

     With respect to the exemption from registration of issuance of securities claimed under Rule 504 and Section 4(2) of the Securities Act, neither we, nor any person acting on our behalf offered or sold the securities by means of any form of general solicitation or advertising. Prior to making any offer or sale, we had reasonable grounds to believe and believed that each prospective investor was capable of evaluating the merits and risks of the investment and were able to bear the economic risk of the investment. Each purchaser represented in writing that the securities were being acquired for investment for such purchaser’s own account, and agreed that the securities would not be sold without registration under the Securities Act or exemption therefrom. Each purchaser agreed that a legend was placed on each certificate evidencing the securities stating the securities have not been registered under the Securities Act and setting forth restrictions on their transferability.

DISTRIBUTION POLICY

     We have not declared or paid any distributions on the units. We do not expect to generate earnings until the proposed ethanol plant is operational, which is expected to occur approximately 14-16 months after we close the offering. After operation of the proposed ethanol plant begins, it is anticipated, subject to any loan covenants or restrictions with any senior and term lenders, that we will distribute "net cash flow” to our members in proportion to the units that each member holds relative to the total number of units outstanding. “Net cash flow,” means our gross cash proceeds less any portion, as determined by the board of directors in their sole discretion, used to pay or establish reserves for operating expenses, debt payments, capital improvements, replacements and contingencies. However, there can be no assurance that we will ever be able to pay any distributions to the unit holders including you. Additionally, our lenders may further restrict our ability to make distributions during the initial period of the term debt.

SELECTED FINANCIAL DATA

     The following table summarizes important financial information from our March 31, 2005 unaudited financial statements. You should read this table in conjunction with the financial statements and the notes included elsewhere in this prospectus.

From Inception
(August 12, 2004) to
March 31, 2005
Statement of Operations Data:
Revenue	$—
Operating expenses:
Professional fees	138,228
General and administrative	22,817

Other Income (Expense):	—

Net Loss	$(161,045)

March 31, 2005
Balance Sheet Data:
Assets:
Cash and cash equivalents	$751,821
Net equipment	3,579
Deferred offering costs	155,586
Land options and other asset	7,000

Total Assets	$917,986

Liabilities and members’ equity:

Current liabilities	$104,031
Total members’ equity	813,955

Total liabilities and members’ equity	$917,986

MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION

Overview

     This prospectus contains forward-looking statements that involve risks and uncertainties. Actual events or results may differ materially from those indicated in such forward-looking statements. The following discussion of the financial condition and results of our operations should be read in conjunction with the financial statements and related notes thereto included elsewhere in this prospectus.

     We are a start-up Nebraska limited liability company formed on August 12, 2004, for the purpose of constructing an operating plant to produce ethanol and distillers grains near Jackson, Nebraska. We do not expect to generate any revenue until the plant is completely constructed and operational. We expect to build the plant on a site located approximately one mile west of Jackson, Nebraska. Our board of directors reserves the right to change the location of the plant site, in their sole discretion, for any reason. We anticipate the final plant site will have access to both truck and rail transportation.

     Based upon engineering specifications produced by Fagen, Inc., the plant will annually consume approximately 18.5 million bushels of corn and annually produce approximately 50 million gallons of fuel grade ethanol and 160,000 tons of distillers grains for animal feed. We currently estimate that it will take 14 to 16 months from the date that we close the offering, which includes obtaining our debt financing, and obtaining all necessary permits, to complete the construction of the plant.

     We expect the project will cost approximately $76,640,000 to complete. This includes approximately $56,619,000 to build the plant and an additional $20,021,000 in other capital expenditures and working capital. Except for the letter of intent with Fagen, Inc., we do not have any binding or non-binding agreements with any contractor for the labor or materials necessary to build the plant. As a result, our anticipated total project cost is not a firm estimate and is expected to change from time to time as the project progresses. We are still in the development phase, and until the proposed ethanol plant is operational, we will generate no revenue. We anticipate that accumulated losses will continue to increase until the ethanol plant is operational.

Plan of Operations Until Start-Up of Ethanol Plant

     We expect to spend at least the next 12 months focused on three primary activities: (1) project capitalization; (2) site acquisition and development; and (3) plant construction and start-up operations. Assuming the successful completion of this offering and the related debt financing, we expect to have sufficient cash on hand to cover all costs associated with construction of the project, including, but not limited to, site acquisition and development, utilities, construction and equipment acquisition. In addition, we expect our seed capital proceeds to supply us with enough cash to cover our costs through this period, including staffing, office costs, audit, legal, compliance and staff training. We estimate that we will need approximately $76,640,000 to complete the project.

Project capitalization

     We will not close the offering until we have raised the minimum offering amount of $19,000,000. We have until one year date to sell the minimum number of units required to raise the minimum offering amount. If we sell the minimum number of units prior to one year date, we may decide to continue selling units until we sell the maximum number of units or one year date, whichever occurs first. Even if we successfully close the offering by selling at least the minimum number of units by one year date,we will not release the offering proceeds from escrow until the cash proceeds in escrow equal $19,000,000 or more and we secure a written debt financing commitment for debt financing ranging from a minimum of $30,640,000 to a maximum of $57,640,000 depending on the level of equity raised and any grant funding received. A debt financing commitment only obligates the lender to lend us the debt financing that we need if we satisfy all the conditions of the commitment. These conditions may include, among others, the total cost of the project being within a specified amount, the receipt of engineering and construction contracts acceptable to the lender, evidence of the issuance of all permits, acceptable insurance coverage and title commitment, the contribution of a specified amount of equity and attorney opinions. At this time, we do not know what business and financial conditions will be imposed on us. We may not satisfy the loan commitment conditions before closing, or at all. If this occurs we may:

•	commence construction of the plant using all or a part of the equity funds raised while we seek another debt financing source;

•	hold the equity funds raised indefinitely in an interest-bearing account while we seek another debt financing source;

•	return the equity funds, if any, to investors with accrued interest, after deducting the currently indeterminate expenses of operating our business or partially constructing the plant before we return the funds.

     While the foregoing alternatives may be available, we do not expect to begin substantial plant construction activity before satisfying the loan commitment conditions or closing the loan transaction because it is very likely that Fagen, Inc., and any lending institution will prohibit substantial plant construction activity until satisfaction of loan commitment conditions or loan closing. However, if we decided to proceed in that manner, we expect the minimum aggregate offering amount would satisfy our cash requirements for approximately three to four months and the maximum aggregate offering amount would satisfy our cash requirements for approximately six to seven months. We expect that proceeding with plant construction prior to satisfaction of the loan commitment conditions or closing the loan transaction could cause us to abandon the project or terminate operations. As a result, you could lose all or part of your investment.

     We also do not expect to hold the equity funds indefinitely in an interest-bearing account while we seek another debt financing source because it is likely that Fagen, Inc., would not be willing to renew its letter of intent with us until we had secured a debt financing source. Our letter of intent with Fagen, Inc., terminates on December 31, 2006 unless we have secured financing. If we failed to find a new debt financing source and Fagen, Inc., refused a renewal or extension of its letter of intent with us, we would expect to return your investment with any accrued interest after deducting operating expenses.

Site acquisition and development

     During and after the offering, we expect to continue work principally on the preliminary design and development of our proposed ethanol plant, obtaining the necessary construction permits, identifying potential sources of debt financing and negotiating the corn supply, ethanol and distillers grains marketing, utility and other contracts. We plan to fund these initiatives using the $975,000 of seed capital. We believe that our existing funds will permit us to continue our preliminary activities through the end of this offering. If we are unable to close on this offering by that time or otherwise obtain other funds, we may need to discontinue operations.

Plant construction and start-up of plant operations

     We expect to complete construction of the proposed plant and commence operations approximately 14 to 16 months after construction commences. Our work will include completion of the final design and development of the plant. We also plan to negotiate and execute finalized contracts concerning the construction of the plant, provision of necessary electricity, natural gas and other power sources and marketing agreements for ethanol and distillers grains. Assuming the successful completion of this offering and our obtaining the necessary debt financing, we expect to have sufficient cash on hand to cover construction and related start-up costs necessary to make the plant operational. We estimate that we will need approximately $56,619,000 to construct the plant and a total of approximately $76,640,000 to cover all capital expenditures necessary to complete the project, make the plant operational and produce revenue.

Trends and Uncertainties Impacting the Ethanol Industry and Our Future Operations

     If we are able to build the plant and begin operations, we will be subject to industry-wide factors that affect our operating and financial performance. These factors include, but are not limited to, the available supply and cost of corn from which our ethanol and distillers grains will be processed; the cost of natural gas, which we will use in the production process; dependence on our ethanol marketer and distillers grains marketer to market and distribute our products; the intensely competitive nature of the ethanol industry; possible legislation at the federal, state and/or local level; changes in federal ethanol tax incentives and the cost of complying with extensive environmental laws that regulate our industry.

     We expect ethanol sales to constitute the bulk of our future revenues. The supply of ethanol is currently outpacing ethanol demand. Recent market values for ethanol have fallen 30% to 40% from the values experienced in the last quarter. Demand increases may continue to lag production maintaining downward pressure on ethanol prices in the short to mid term. Based upon the number of new ethanol plants scheduled to begin production and the expansion of current plants, we do not expect a return to strong ethanol prices in the short to mid term. Areas where demand may increase are new markets in Atlanta, Nashville, Baton Rouge and Houston. Minnesota may also generate additional demand due to the recent passage of state legislation mandating a 20% ethanol blend in its gasoline.

     Potential increases in demand do not include national implementation of a Renewable Fuels Standard or similar legislation, which could cause increases in demand to be greater than currently projected. If the use of MTBE is phased out on a national level in the next few years and the reformulated gasoline oxygenate requirement remains unchanged, the anticipated growth may yield increased ethanol demand sooner than currently anticipated. However, even as new markets develop, the industry continues to grow rapidly and national production is expected to rise by 750 million gallons over the next year from 3.4 billion gallons to 4.15 billion gallons annually. In addition, none of these new markets is assured nor is the timing of any other new demand in the ethanol industry.

     We expect to benefit from federal ethanol supports and federal tax incentives. Changes to these supports or incentives could significantly impact demand for ethanol. In March 2005, a bi-partisan bill containing a proposed Renewable Fuels Standard (“RFS”) was introduced in the U.S. Senate. The RFS bill would require the use of 4 billion gallons of renewable fuels in 2006 increasing to 8 billion gallons by 2012. The bill is a national flexible program that does not require that any renewable fuels be used in any particular area or state, allowing refiners to use renewable fuel blends in those areas where it is most cost-effective. In addition, the bill eliminates the reformulated gasoline (“RFG”) oxygenate standard, enhances RFG air quality requirements and improves the credit and waiver provisions of the RFS package. There is no assurance or guarantee that Congress will pass RFS legislation or that any RFS legislation approved by Congress will contain provisions sufficiently favorable to the ethanol industry to cause a sustainable increase in ethanol demand.

     Demand for ethanol may also increase as a result of increased consumption of E85 fuel. E85 fuel is a blend of 70% to 85% ethanol and gasoline. According to the Energy Information Administration, E85 consumption is projected to increase from a national total of 11 million gallons in 2003 to 47 million gallons in 2025. E85 is used as an aviation fuel and as a hydrogen source for fuel cells. In the U.S., there are currently about 3 million flexible fuel vehicles capable of operating on E85 and 400 retail stations supplying it. Automakers have indicated plans to produce an estimated 2 million more flexible fuel vehicles per year.

     Ethanol production continues to grow as additional plants become operational. Demand for ethanol has been supported by higher oil prices and its refined components and by clean air standards mandated by federal agencies have required highly populated areas to blend ethanol into their gasoline supplies as an oxygenate. The intent of the air standards is to reduce harmful emissions into the atmosphere. These mandates have been challenged in several metropolitan areas, and are currently being reviewed by the courts. In the future, the combination of additional supply, successful challenges to the clean air standards and stagnant or reduced demand may damage our ability to generate revenues and maintain positive cash flows.

Technology Developments

     A new technology has recently been introduced by Vortex Dehydration Technology of Hanover, Maryland, to remove corn oil from concentrated thin stillage (a by-product of “dry milling” ethanol processing facilities) which would be used as an animal feed supplement or possibly as an input for bio-diesel production. Although the recovery of oil from the thin stillage may be economically feasible, it fails to produce the advantages of removing the oil prior to the fermentation process. The FWS Group of Companies, headquartered out of Canada with offices in the United States, is currently working on a starch separation technology that would economically separate a corn kernel into its main components. The process removes the germ, pericarp and tip of the kernel leaving only the endosperm of kernel for the production of ethanol. This technology has the capability to reduce drying costs and the loading of volatile organic compounds. The separated germ would also be available through this process for other uses such as high oil feeds or bio-diesel production. Each of these new technologies is currently in its early stages of development. There is no guarantee that either technology will be successful or that we will be able to implement the technology in our ethanol plant.

Trends and Uncertainties Impacting the Corn and Natural Gas Markets and Our Future Cost of Goods Sold

     We expect our future cost of goods sold will consist primarily of costs relating to the corn and natural gas supplies necessary to produce ethanol and distillers grains for sale. The 2004 corn crop was the largest corn crop on record with national production at approximately 11.8 billion bushels. The 2005 corn supply is expected to outpace demand by approximately 1 billion bushels. This has caused national corn prices to remain relatively low. However, as the spring and summer corn growing season begins, we expect the grain market to begin focusing on prospects for the 2005 corn crop. Variables such as planting dates, rainfall, and temperatures will likely cause market uncertainty and create corn price volatility throughout the year. Although we do not expect to begin operations until spring 2007, we expect these same factors will continue to cause volatility in the price of corn, which will significantly impact our cost of goods sold.

     Natural gas is also an important input commodity to our manufacturing process. We estimate that our natural gas usage will be approximately 10% to 15% of our annual total production cost. We use natural gas to dry our distillers grain products to moisture contents at which they can be stored for long periods of time, and can be transported greater distances. Dried distillers grains have a much broader market base, including the western cattle feedlots, and the dairies of California and Florida. Recently, the price of natural gas has risen along with other energy sources. Natural gas prices are considerably higher than the 10-year average. We look for continued volatility in the natural gas market. Any ongoing increases in the price of natural gas will increase our cost of production and negatively impact our future profit margins.

Employees

     We have one full-time employee. We expect to hire approximately 32 full-time employees before plant operations begin.

Recent Private Placement to Raise Seed Capital

     In August through November 2004, we sold a total of 195 of our membership units to our seed capital investors at a price of $5,000 per unit and received aggregate proceeds of $975,000. We determined the offering price per unit of $5,000 based upon the capitalization requirements necessary to fund our development, organization and financing activities as a development-stage company. We did not rely upon any independent valuation, book value or other valuation criteria in determining the seed capital offering price per unit. We expect our seed capital offering proceeds to provide us with sufficient liquidity to fund the developmental, organizational and financing activities necessary to advance our project. All of the seed capital proceeds were immediate at-risk capital at the time of investment. We increased the public offering price per unit based upon the differences in risk and the development stage of our project at the time of investment.

Liquidity and Capital Resources

     As of March 31, 2005, we had total assets of $917,986 consisting primarily of cash and cash equivalents. As of March 31, 2005, we had current liabilities of $104,031 consisting primarily of our accounts payable. Since our inception through March 31, 2005, we have an accumulated deficit of $161,045. Total members’ equity as of March 31, 2005, was $813,955. Since our inception, we have generated no revenue from operations. For the three-month period ended March 31, 2005, we have a net loss of $102,622, primarily due to start-up business costs.

     Based on our business plan and current construction cost estimates, we believe the total project will cost approximately $76,640,000. We are seeking to raise a minimum of $19,000,000 and a maximum of $46,000,000 of equity in this offering. Depending on the level of equity raised in this offering and the amount of grants awarded to us, we expect to require debt financing ranging from a minimum of $30,640,000 to a maximum of $57,640,000.

     We hope to attract the senior bank loan from a major bank, with participating loans from other banks, to construct the proposed ethanol plant. We expect the senior loan will be a construction loan secured by all of our real property, including receivables and inventories. We plan to pay near prime rate on this loan, plus annual fees for maintenance and observation of the loan by the lender, however, there is no assurance that we will be able to obtain debt financing or that adequate debt financing will be available on the terms we currently anticipate. If we are unable to obtain senior debt in an amount necessary to fully capitalize the project, we may have to seek subordinated debt financing which could require us to issue warrants. The issuance of warrants could reduce the value of our units.

     We do not have contracts or commitments with any bank, lender or financial institution for debt financing. We have started identifying and interviewing potential lenders, however, we have not signed any commitment or contract for debt financing. Completion of the project relies entirely on our ability to attract these loans and close on this offering.

Critical Accounting Policies

     Management uses estimates and assumptions in preparing our financial statements in accordance with generally accepted accounting principles. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Significant estimates include the deferral of expenditures for offering costs, which are dependent upon successful financing of the project. We defer the costs incurred to raise equity financing until that financing occurs. At the time we issue new equity, we will net these costs against the equity proceeds received. Alternatively, if the equity financing does not occur, we will expense the offering costs. It is at least reasonably possible that this estimate may change in the near term.

Off-Balance Sheet Arrangements.

     We do not have any off-balance sheet arrangements.

Grants, Government Programs and Tax Increment Financing

     We are seeking approximately $3,000,000 in tax increment financing from the Village of Jackson, Nebraska. Tax increment financing is a program created by state statute and provides city councils the power to use all of the real property tax resulting from the increase in taxable valuation due to the construction of new industrial or commercial facilities to provide economic incentives. We must obtain approval from the city council of the Village of Jackson, Nebraska, or any other governing body of the city or village in which we locate the plant in order to receive tax increment financing. There is no guarantee that the city council will approve tax increment financing for our project.

     The Commodity Credit Corporation Bioenergy Program reimburses eligible ethanol producers of less than 65 million gallons of ethanol, one bushel of corn for every two and one-half bushels of corn used for the increased production of ethanol. No eligible producer may receive more than $7,500,000 annually under the program. The Bioenergy Program is scheduled to continue through September 2006. Unless the program is extended, it is unlikely that our plant will be eligible for payments under the program since our current anticipated completion date is Spring 2007. Our capitalization plan does not assume we will receive any Bioenergy program payments. However, if the Bioenergy program is extended and we become operational before the program expires, we expect to be an eligible producer because we intend to annually utilize 18.5 million bushels of corn in the increased production of ethanol. The maximum award to any eligible producer is currently $7,500,000. However, this maximum award is based upon Congress funding the program with the maximum annual amount of $150,000,000. If Congress does not fully fund the program for a particular fiscal year, payments under the program will be reduced. In addition, any payments we are eligible to receive may be reduced based upon the volume of applications from other eligible producers. According to the Farm Service Agency, payments under the program in fiscal year 2004 totaled nearly $150,000,000 and approved federal funding for fiscal year 2005 is set at $100,000,000.

     We have applied for participation in the Nebraska Employment and Investment Growth Act, which is a tax incentive program used in the State of Nebraska to promote economic development. If we make a capital investment of at least $3,000,000 and create at least 30 new full-time jobs, we expect to receive a 10% investment tax credit and 5% annual job credit. These tax credits may be used against income and/or sales tax. In addition, the program allows a refund on sales tax for capital investments qualified for participation in the program. There is no assurance that we will be eligible to participate in this program or, if approved, that we will receive the benefits currently anticipated.

     We plan to apply for a $500,000 Community Development Block Grant, which must be used for infrastructure costs. We are also in the process of negotiating a rail infrastructure grant of approximately $500,000 with the Nebraska Northeastern Railroad Company. We have not yet received firm commitments or approvals for either of these grants and we have no assurance that these funds will be available to us.

     Last year we applied and were rejected for a project development grant from the USDA in the amount of $400,000. We believe we failed to meet all of the eligibility criteria for the grant because of the early development stage of our project at the time of application. We are eligible to re-apply and we plan to do so in spring of 2005 when the grant application period opens. This grant is highly competitive and we cannot predict whether our reapplication will be successful. Although we may apply under several programs simultaneously and may be awarded grants or other benefits from more than one program, it must be noted that some combinations of programs are mutually exclusive. Under some state and federal programs, awards are not made to applicants in cases where construction on the project has started prior to the award date. There is no guarantee that applications will result in awards of grants or loans.

     The state of Nebraska has established a production tax credit of 18 cents per gallon of ethanol produced during a 96 consecutive month period by newly constructed facilities in production prior to June 30, 2004. The tax credit is only available to offset Nebraska motor fuels excise taxes. The tax credit is transferable to third parties. No producer is eligible to receive tax credits for more than 15,625,000 gallons of ethanol produced in one year and no producer will receive tax credits for more than 125 million gallons of ethanol produced over the consecutive 96 month period. As the program is currently structured, we are not eligible for these production tax credits since our plant did not become operational by the June 30, 2004 production deadline. This may cause our plant to be less competitive than other Nebraska plants that are eligible to participate in the program and receive tax credits or cash payments in exchange for transfer of the credits. The program is scheduled to expire on June 30, 2012.

     As of the date of this prospectus, a legislative bill has been introduced in the Nebraska legislature that would offer Nebraska ethanol producers a tax credit of 8 cents per gallon of ethanol up to 75 million gallons over 72 consecutive months with a maximum credit of $6,000,000 per plant. If passed, the program would be effective as of January 1, 2006 and continue through June 30, 2009. There is no assurance that the Nebraska legislature will approve this ethanol incentive legislation or any other type of ethanol incentive legislation. In addition, we cannot guarantee that our project will be able to benefit from any ethanol incentive program that may be enacted by the Nebraska legislature.

ESTIMATED SOURCES OF FUNDS

     The following tables set forth various estimates of our sources of funds, depending upon the amount of units sold to investors and based upon various levels of equity that our lenders may require. The information set forth below represents estimates only and actual sources of funds could vary significantly due to a number of factors, including those described in the section entitled “RISK FACTORS” and elsewhere in this prospectus.

	Maximum 4,600	Percent of
Sources of Funds(1) and (2)	Units Sold	Total
Unit Proceeds	$46,000,000	60.02%
Seed Capital Proceeds	$975,000	1.27%
Northeastern Nebraska Railroad Grant	$500,000	0.65%
Community Development Block Grant	$500,000	0.65%
Tax Increment Financing from Village of Jackson, Nebraska	$3,000,000	3.91%

Term Debt Financing	$25,665,000	33.50%

Total Sources of Funds	$76,640,000	100.00%

	If 3,052	Percent of
Sources of Funds(1) and (2)	Units Sold	Total
Unit Proceeds	$30,520,000	39.82%
Seed Capital Proceeds	$975,000	1.27%
Northeastern Nebraska Railroad Grant	$500,000	0.65%
Community Development Block Grant	$500,000	0.65%
Tax Increment Financing from Village of Jackson, Nebraska	$3,000,000	3.91%
Term Debt Financing	$41,145,000	53.70%

Total Sources of Funds	$76,640,000	100.00%

	Minimum 1,900	Percent of
Sources of Funds(1) and (2)	Units Sold	Total
Unit Proceeds	$19,000,000	24.80%
Seed Capital Proceeds	$975,000	1.27%
Northeastern Nebraska Railroad Grant	$500,000	0.65%
Community Development Block Grant	$500,000	0.66%
Tax Increment Financing from Village of Jackson, Nebraska	$3,000,000	3.91%
Term Debt Financing	$52,665,000	68.72%

Total Sources of Funds	$76,640,000	100.00%

(1)	We have assumed tax increment financing of $3,000,000, however, we have not yet entered into any written definitive agreements for the tax increment financing anticipated to be provided by the Village of Jackson, Nebraska. If we do not receive tax increment financing or some lesser amount of tax increment financing than what we currently assume, we will have to raise additional equity to supplement our capitalization.

(2)	We have assumed grants of $500,000 from each of Northeastern Nebraska Railroad Company and the Community Development Block Grant Program, however, we have not yet entered into any written definitive agreements for these grants. If we do not receive these grants or if we receive some lesser amount of grant funding than what we currently assume, we will have to raise additional equity to supplement our capitalization.

ESTIMATED USE OF PROCEEDS

     The gross proceeds from this offering, before deducting offering expenses, will be $19,000,000 if the minimum amount of equity offered is sold, and $46,000,000 if the maximum number of units offered is sold for $10,000 per unit. We estimate the offering expenses to be approximately $325,000. Therefore, we estimate the net proceeds of the offering to be $18,675,000 if the minimum amount of equity is raised, and $45,675,000 if the maximum number of units offered is sold.

	Maximum Offering	Minimum Offering
Offering Proceeds ($10,000 per unit)	$46,000,000	$19,000,000
Less Estimated Offering Expenses	$325,000	$325,000
Net Proceeds from Offering	$45,675,000	$18,675,000

     We intend to use the net proceeds of the offering to construct and operate a 50 million gallon per year ethanol plant. We must supplement the proceeds of this offering with debt financing to meet our stated goals. We estimate that the total capital expenditures for the construction of the plant will be approximately $76,640,000. The total project cost is a preliminary estimate primarily based upon the experience of our general contractor, Fagen, Inc., with ethanol plants similar to the plant we intend to construct and operate. We expect the total project cost will change from time to time as the project progresses.

     The following table describes our proposed use of proceeds. The actual use of funds is based upon contingencies, such as the estimated cost of plant construction, the suitability and cost of the proposed site, the regulatory permits required and the cost of debt financing and inventory costs, which are driven by the market. Therefore, the following figures are intended to be estimates only, and the actual use of funds may vary significantly from the descriptions given below depending on contingencies such as those described above. However, we anticipate that any variation in our use of proceeds will occur in the level of proceeds attributable to a particular use (as set forth below) rather than a change from one of the uses set forth below to a use not identified in this prospectus.

		Percent of
Use of Proceeds	Amount	Total

Plant construction	$56,619,000	73.88%
Land & site development costs	4,350,000	5.68%
Railroad	2,160,000	2.82%
Fire Protection / Water Supply	1,250,000	1.63%
Administrative Building	225,000	0.29%
Office Equipment	66,000	0.09%
Computers, Software, Network	140,000	0.18%
Construction Manager Fees	120,000	0.16%
Construction insurance costs	100,000	0.13%
Construction contingency	1,700,000	2.22%
Capitalized interest	1,100,000	1.44%
Rolling stock	290,000	0.38%
Start up costs:
Financing costs	570,000	0.74%
Organization costs(1)	1,000,000	1.30%
Pre Production period costs	750,000	0.98%
Inventory – Spare parts	500,000	0.65%
Working capital	3,000,000	3.91%
Inventory – corn	1,200,000	1.56%
Inventory – chemicals and ingredients	250,000	0.33%
Inventory – Ethanol and DDGS	750,000	0.98%
Inventory – Corn Hedged	500,000	0.65%

Total	$76,640,000	100%

(1)	Includes estimated offering expenses of $325,000.

     We expect the total funding required for the plant to be $76,640,000, which includes $56,619,000 to build the plant and $20,010,000 for other project development costs including land, site development, utilities, start-up costs, capitalized fees and interest, inventories and working capital. Our use of proceeds is measured from our date of inception and we have already incurred some of the related expenditures. If the plant is constructed near Jackson, Nebraska, we expect the land to cost between $500,000 and $700,000 and site development to cost an additional $3,750,000. The construction of the plant itself is by far the single largest expense at $56,619,000. We expect Fagen, Inc., will design and build the plant using ICM, Inc., technology. We have a letter of intent with Fagen, Inc., but we have not yet signed a binding definitive agreement for plant construction. Neither Fagen, Inc., or ICM, Inc., is an affiliate.

     If the plant is constructed near Jackson, Nebraska, rail improvements, such as siding and switches may need to be installed at an estimated cost of $2,160,000. The estimated cost of the administration building and furnishings is $225,000. Total estimated construction costs including bringing utilities and rail to the site are $64,604,000 or $1.29 per gallon of annual denatured ethanol production capacity, assuming full capacity production.

     In addition to the cost to build the ethanol plant and bring rail and utilities to the site, we will need to incur other significant costs to build and operate the facility successfully. Start-up inventories of ethanol, corn, distillers grains, chemicals, yeast, denaturant and spare parts are estimated to be $3,200,000. Other start-up costs, including working capital, are estimated at $3,750,000. We are estimating funds under the heading, “Construction Insurance and Construction Contingency” to cover anticipated costs associated with insurance coverage and construction contingencies of approximately $1,800,000. These amounts are based on estimates only and our actual costs may exceed the budgeted amount.

     For purposes of estimating capitalized interest and financing costs, we have assumed debt financing of approximately $40,790,000. We determined this amount of debt financing based upon an assumed equity amount of $30,520,000, grants totaling $1,000,000, tax increment financing of $3,000,000 and seed capital proceeds of $975,000. If any of these assumptions changed, we would need to revise the level of term debt accordingly. Loan interest during construction will be capitalized and is estimated to be $1,100,000, based upon term debt of $40,790,000. We have estimated our financing costs of $570,000 based upon this same level of term debt.

     Organizational costs, including, but not limited to offering expenses of $325,000, are estimated to be $1,000,000. The total project cost is estimated at $76,640,000 or $1.53 per gallon of annual denatured ethanol production capacity at 50,000,000 gallons per year.

DESCRIPTION OF BUSINESS

     We are a development-stage Nebraska limited liability company formed on August 12, 2004 for the purpose of raising capital to develop, construct, own and operate a 50 million gallon dry mill corn-based ethanol plant near Jackson, Nebraska. Based upon engineering specifications from Fagen, Inc., we expect the ethanol plant to process approximately 18.5 million bushels of corn per year into 50 million gallons of denatured fuel grade ethanol, 160,000 tons of dried distillers grains with solubles and 110,200 tons of raw carbon dioxide gas.

     The following diagram from Fagen, Inc., depicts the plant we anticipate building:

1.	Ethanol storage tanks: Two ethanol storage tanks. Three tanks used for 190 proof ethanol and 200 proof undenatured ethanol and denaturant. All of the described tanks will be within a retention berm.

2.	Administration Building: This building will have brick and/or siding on the exterior and will be approximately 2,700 square feet.

3.	DDGS Building: This will be a steel sided building and will be 21,875 square feet. All dry distillers grain will be stored in this building.

4.	Grain Receiving Building: The building will be a steel sided building 165 feet long by 65 feet wide and approximately 40 feet tall. There will be two truck bays and one rail bay.

5.	Cement Corn Silos: Two 200,000 bushel silos and two 15,000 bushel per hour legs.

6.	Fermentation Tanks: Three fermentation tanks and one beer well.

7.	Main Process Building: Structural steel frame building housing tanks, pumps and heat exchangers as well as a control room and laboratory. Total square footage is approximately 25,000 feet.

8.	Two Methanator Tanks.

9.	Thermal Oxidizer Stack: Approximately 125 feet tall. The exact height will depend on air modeling and input from the DNR.

10.	Distillation and Evaporation Center.

11.	Stillage and Syrup Tanks.

12.	Energy Center: Structural steel building totaling approximately 13,750 square feet housing both of the DDGS dryers and the Thermal Oxidizer.

13.	Cooling Tower: Four cell induced draft cooling tower.

Primary Product – Ethanol

     Ethanol is a chemical produced by the fermentation of sugars found in grains and other biomass. Ethanol can be produced from a number of different types of grains, such as wheat and milo, as well as from agricultural waste products such as rice hulls, cheese whey, potato waste, brewery and beverage wastes and forestry and paper wastes. However, according to the Renewable Fuels Association, approximately 85 percent of ethanol in the United States today is produced from corn, and approximately 90 percent of ethanol is produced from a corn and other input mix. Corn produces large quantities of carbohydrates, which convert into glucose more easily than most other kinds of biomass. The U.S. Department of Energy estimated domestic ethanol production at approximately 3.25 billion gallons in 2004. We anticipate entering into an agreement with a company to market our ethanol, however, we have not yet negotiated or discussed the terms of an ethanol marketing agreement with any ethanol marketing company.

     We anticipate that our business will be that of the production and marketing of ethanol and distillers dried grains. We do not have any other lines of business or other sources of revenue if we are unable to complete the construction and operation of the plant, or if we are not able to market ethanol and its by-products.

Description of Dry Mill Process

     Our plant will produce ethanol by processing corn. The corn will be received by rail and by truck, then weighed and unloaded in a receiving building. It will then be transported to storage bins. Thereafter, it will be converted to a scalper to remove rocks and debris before it is transported to a hammermill or grinder where it is grounded into a mash and conveyed into a slurry tank for enzymatic processing. Then, water, heat and enzymes are added to break the ground grain into a fine slurry. The slurry will be heated for sterilization and pumped to a liquefaction tank where additional enzymes are added. Next, the grain slurry is pumped into fermenters, where yeast is added, to begin a batch fermentation process. A vacuum distillation system will divide the alcohol from the grain mash. Alcohol is then transported through a rectifier column, a side stripper and a molecular sieve system where it is dehydrated. The 200 proof alcohol is then pumped to farm shift tanks and blended with five percent denaturant, usually gasoline, as it is pumped into storage tanks. The 200 proof alcohol and five percent denaturant constitute ethanol.

     Corn mash from the distillation stripper is pumped into one of several decanter-type centrifuges for dewatering. The water (“thin stillage”) is then pumped from the centrifuges to an evaporator where it is dried into thick syrup. The solids that exit the centrifuge or evaporators (the “wet cake”) are conveyed to the distillers dried grains dryer system. Syrup is added to the wet cake as it enters the dryer, where moisture is removed. The process will produce distillers grains, which is processed corn mash that can be used as animal feed.

     The following chart provided by the Renewable Fuels Association, illustrates the dry mill process:

Thermal Oxidizer

     Ethanol plants such as ours may produce odors in the production of ethanol and its primary by-product, distillers dried grains with solubles, which some people may find to be unpleasant. We intend to eliminate odors by routing dryer emissions through thermal oxidizers. Based upon materials and information from ICM, Inc., we expect thermal oxidation to significantly reduce any unpleasant odors caused by the ethanol and distillers grains manufacturing process. We expect thermal oxidation, which burns emissions, will eliminate a significant amount of the volatile organic carbon compounds in emissions that cause odor in the drying process and allow us to meet the applicable permitting requirements. We also expect this addition to the ethanol plant to reduce the risk of possible nuisance claims and any related negative public reaction against us.

By-Products

     The principal by-product of the ethanol production process is distillers grains, a high protein, high-energy animal feed supplement primarily marketed to the dairy and beef industry. Distillers grains contain bypass protein that is superior to other protein supplements such as cottonseed meal and soybean meal. According to a 1986 study by the University of Nebraska reported in “Nebraska Company Extension Study MP51 – Distillers Grains,” bypass proteins are more digestible to the animal, thus generating greater lactation in milk cows and greater weight gain in beef cattle. Dry mill ethanol processing creates three forms of distillers grains: distillers wet grains with solubles (“distillers wet grains”), distillers modified wet grains with solubles (“distillers modified wet grains”) and distillers dry grains. Distillers wet grains is processed corn mash that contains approximately 70% moisture and has a shelf life of approximately three days. Therefore, it can be sold only to farms within the immediate vicinity of an ethanol plant. Distillers modified wet grains are distillers wet grains that have been dried to approximately 50% moisture. It has a slightly longer shelf life of approximately three weeks and is often sold to nearby markets. Distillers dried grains are distillers wet grains that have been dried to 10% moisture. Distillers dried grains has an almost indefinite shelf life and may be sold and shipped to any market regardless of its proximity to an ethanol plant.

     We plan to initially market our distillers grains to the local livestock markets surrounding the plant, however, if the local livestock markets prove insufficient to absorb our distillers grains at the prices we desire, we will engage a company to market our distillers grains nationally. We have not yet discussed or negotiated the terms of a distillers grains marketing agreement with any distillers grains marketing company.

     The plant is expected to produce approximately 110,200 tons annually of raw carbon dioxide as another by-product of the ethanol production process according to Fagen, Inc.’s engineering specifications. At this time, we do not intend to capture and market our carbon dioxide gas.

Corn Feedstock Supply

     We anticipate that our plant will need approximately 18.5 million bushels of grain per year for our dry milling process. The corn supply for our plant will be obtained primarily from local markets. Traditionally, corn grown in the area has been fed locally to livestock or exported for feeding or processing. Our feasibility study indicated that in the year 2003, the six county area surrounding the anticipated location of our plant produced approximately 90.7 million bushels of corn. The chart below describes the amount of corn grown in Dakota and surrounding counties for 2000 through 2003 based upon the information gathered in our feasibility study:

	2003 Corn	2002 Corn	2001 Corn	2000 Corn
	Production	Production	Production	Production
County	(bushels)	(bushels)	(bushels)	(bushels)
Woodbury, IA	28,100,000	29,240,000	23,528,000	20,881,000
Cedar, NE	16,799,000	13,273,000	18,953,000	15,842,000
Dakota, NE	8,626,000	6,230,000	7,526,000	6,412,000
Dixon, NE	9.477,000	8,773,000	9,765,000	9,025,000
Thurston, NE	13,008,000	9,832,000	11,166,000	8,476,000
Wayne, NE	14,701,000	11,362,000	14,840,000	8,874,000
Total	90,711,000	78,710,000	85,777,000	69,510,000

     We will be dependent on the availability and price of corn. The price at which we will purchase corn will depend on prevailing market prices. Although the area surrounding the plant produces a significant amount of corn and we do not anticipate problems sourcing corn, there is no assurance that a shortage will not develop, particularly if there are other ethanol plants competing for corn, an extended drought or other production problem. In addition, our financial projections assume that we can purchase grain for prices near the ten-year average for corn in the area of the plant. Our feasibility study states that the average price of corn in this same six-county area over the last ten years is $2.26 per bushel. The following chart shows the ten-year average corn price in the six-county area surrounding our plant:

10-Year Average
County	Corn Price ($/Bu.)
Woodbury, IA	$2.26
Cedar, NE	$2.32
Dakota, NE	$2.30
Dixon, NE	$2.20
Thurston, NE	$2.23
Wayne. NE	$2.25
Total / Avg.	$2.26

     Grain prices are primarily dependent on world feedstuffs supply and demand and on U.S. and global corn crop production, which can be volatile as a result of a number of factors, the most important of which are weather, current and anticipated stocks and prices, export prices and supports and the government’s current and anticipated agricultural policy. We note that historical grain pricing information indicates that the price of grain has fluctuated significantly in the past and may fluctuate significantly in the future. Because the market price of ethanol is not related to grain prices, ethanol producers are generally not able to compensate for increases in the cost of grain feedstock through adjustments in prices charged for their ethanol. We, therefore, anticipate that our plant’s profitability will be negatively impacted during periods of high corn prices.

Grain origination and risk management

     We anticipate establishing ongoing business relationships with local farmers and grain elevators to acquire the corn needed for the project. We have no contracts, agreements or understandings with any grain producer in the area. Although we anticipate procuring grains from these sources, there can be no assurance that such grains can be procured on acceptable terms, or if at all.

     We expect to hire a commodities manager to ensure the consistent scheduling of corn deliveries and to establish and fill forward contracts through grain elevators. The commodities manager will utilize forward contracting and hedging strategies, including certain derivative instruments such as futures and option contracts, to manage our commodity risk exposure and optimize finished product pricing on our behalf. We anticipate that most of our grain will be acquired in this manner. Forward contracts allow us to purchase corn for future delivery at fixed prices without using the futures market. The corn futures market allows us to trade in standard units of corn for delivery at specific times in the future. Option contracts consist of call options (options to purchase a fixed amount of a commodity) and put options (options to sell a fixed amount of a commodity). We expect to use a combination of these derivative instruments in our hedging strategies to help guard against corn price volatility. Hedging means protecting the price at which we buy corn and the price at which we will sell our products in the future. It is a way to attempt to reduce the risk caused by price fluctuation. The effectiveness of such hedging activities will depend on, among other things, the cost of corn and our ability to sell enough ethanol and distillers grains to use all of the corn subject to futures and option contracts we have purchased as part of our hedging strategy. Although we will attempt to link hedging activities to sales plans and pricing activities, such hedging activities themselves can result in costs because price movements in corn contracts are highly volatile and are influenced by many factors that are beyond our control. We may incur such costs and they may be significant.

Ethanol Markets

     Ethanol has important applications. Primarily, ethanol can be used as an oxygenate capable of reducing air pollution and improving automobile performance. The ethanol industry is heavily dependent on several economic incentives to produce ethanol.

Local ethanol markets

     Local markets will be limited and must be evaluated on a case-by-case basis. Although local markets will be the easiest to service, they may be oversold, which depresses the ethanol price.

Regional ethanol markets

     Typically, a regional market is one that is outside of the local market, yet within the neighboring states. It is our belief that the regional markets will be located within a 450-mile radius of the ethanol plant and will be serviced by rail. Because ethanol use results in less air pollution than regular gasoline, regional markets typically include large cities that are subject to anti-smog measures in either carbon monoxide or ozone non-attainment areas, such as Chicago, St. Louis, Denver, and Minneapolis. We expect to reach these regional markets by delivering ethanol to the Williams Pipeline Terminal located in Sioux City, Iowa, which is approximately 20 miles from our prospective plant site. The Williams Pipeline Terminal blends ethanol to E-10 and E-85 gasoline and transports the blended gasoline to retail outlets in these regional markets.

     Regional pricing tends to follow national pricing less the freight difference. As with national markets, the use of a group-marketing program or a broker is advantageous, especially in the first one to three years of operation.

     In addition to rail, we may try to service this market by truck. Occasionally, there are opportunities to obtain backhaul rates from local trucking companies. These are rates that are reduced since the truck is loaded both ways. Normally, the trucks drive to the refined fuels terminals empty and load gasoline product for delivery. A backhaul is the opportunity to load the truck with ethanol to return to the terminal.

National ethanol markets

     After implementing a methyl tertiary butyl ether (“MTBE”) ban to curtail further water contamination, the states of California, New York and Connecticut now account for more than 1.4 billion gallons of annual ethanol demand. MTBE is a commonly used oxygenate used in fuels for compliance with Federal Clean Air Act mandates, and is a major competitor of ethanol. Ethanol is the most readily available substitute for MTBE in this market. Twenty other state legislatures have phased out MTBE. We expect ethanol to replace MTBE as the oxygenate in the federal reformulated gasoline program, however, other MTBE replacements may capture a portion or all of these potential markets.

     In June 2001, California requested a waiver from the reformulated gasoline (“RFG”) oxygenate requirement under the Clean Air Act. This means that rather than using ethanol as an alternative oxygenate to MTBE, California is seeking to be released from federal requirements to use any oxygenates at all. The Environmental Protection Agency (“EPA”) initially denied the request. However, the U.S. Court of Appeals for the Ninth Circuit’s July 2003 decision overturned that denial and remanding the decision back to the EPA for further review. Since the Court’s decision, California has reissued its appeal to the EPA. The EPA has yet to deliver a decision on the California waiver request.

     The states of New York and Georgia have also filed requests for waiver of the oxygenate requirement. New York’s request is still pending. The EPA denied Georgia’s request for a waiver. Georgia has appealed the decision in both the district court and the 11th Circuit Court of Appeals. In November 2004, the district court affirmed the EPA’s decision to impose a RFG requirement in Atlanta but stayed the program until the 11th Circuit Court could hear the state’s appeal. The cases have been consolidated and a ruling is anticipated by the end of 2005. Until a ruling is issued, the RFG program in Atlanta will be delayed. Atlanta’s ethanol market is currently estimated to be approximately 250 million gallons per year.

General Ethanol Demand and Supply

     Today’s ethanol demand of more than 3.57 billion gallons per year is expected to grow to at least 4 billion gallons per year by the year 2012 under current law according to the National Corn Growers Association. This increase in demand does not include the implementation of a Renewable Fuels Standard or similar legislation, which could cause the increase in demand to be greater than currently projected. If the use of MTBE is phased out on a national level in the next few years and the RFG oxygenate requirement remains unchanged, the anticipated growth may yield an increase in ethanol demand sooner than currently anticipated.

     We will expect to benefit from federal ethanol supports and federal tax incentives. Changes to these supports or incentives could significantly impact demand for our ethanol. If a Renewable Fuels Standard bill or similar legislation is adopted, we expect it will create a substantial long-term market for our ethanol as required volumes increase over time. On March 17, 2005, a bipartisan bill containing a proposed Renewable Fuels Standard was introduced in the U.S. Senate. The proposed RFS requires the use of 4 billion gallons of renewable fuels, such as ethanol and biodiesel, in 2006 increasing to 8 billion gallons by 2012. The bill is being co-sponsored by Senators Dick Lugar of Indiana and Tom Harkin of Iowa in addition to 19 other Senators.

     Demand for ethanol may also increase as a result of increased consumption of E85 fuel. E85 fuel is a blend of 70% to 85% ethanol and gasoline. According to the Energy Information Administration, E85 consumption is projected to increase from a national total of 11 million gallons in 2003 to 47 million gallons in 2025. E85 is used as an aviation fuel and as a hydrogen source for fuel cells. In the U.S., there are currently about 3 million flexible fuel vehicles capable of operating on E85 and 400 retail stations supplying it. Automakers have indicated plans to produce an estimated 2 million more flexible fuel vehicles per year.

     The following chart illustrates the Energy Information Administration’s estimated ethanol demand through year 2025, assuming no Renewable Fuels Standard legislation is enacted. These estimates could change significantly depending on changes in federal and state legislation and other market forces:

     Ethanol production and consumption have been steadily increasing over the last six years. Within the last 18 months, the increase has accelerated as additional plants became operational. The chart below, prepared by the U.S. Department of Energy, illustrates the increase in ethanol stocks and consumption since 1996:

     In the future, the combination of additional supply, successful challenges to the clean air standards and stagnant or reduced demand may adversely affect our profit margin and our ability to maintain positive cash flows. Figure 100 illustrates the Energy Information Administration’s projected ethanol production through year 2025 including ethanol produced from cellulose biomass such as wood and agricultural residues:

     Ethanol supply is also affected by ethanol produced or processed in certain countries in Central America and the Caribbean region. Ethanol produced in these countries is eligible for tariff reduction or elimination upon importation to the United States under a program known as the Caribbean Basin Initiative (“CBI”). Large ethanol producers, such as Cargill, have expressed interest in building dehydration plants in participating Caribbean Basin countries, such as El Salvador, which would convert ethanol into fuel-grade ethanol for shipment to the United States. Ethanol imported from Caribbean Basin countries may be a less expensive alternative to domestically produced ethanol. The International Trade Commission recently announced the 2005 CBI import quota of 240.4 million gallons of ethanol. Last year, legislation was introduced in the Senate that would limit the transshipment of ethanol through the CBI. It is possible that similar legislation will be introduced this year, however, there is no assurance or guarantee that such legislation will be introduced or that it will be successfully passed.

Ethanol Pricing

     Ethanol prices tend to track the wholesale gasoline price plus the federal tax incentive, which is currently 51 cents per gallon. Ethanol price histories for the nearby regional markets for our proposed plant are presented in the following chart and table:

     In February 2005, the Chicago Board of Trade (“CBOT”) announced that it planned to launch a CBOT Denatured Fuel Ethanol futures contract by April 2005. The new contract is designed to address the growing demand for an effective hedging instrument for domestically produced ethanol. Since we expect to engage a third party marketing firm to sell all of our ethanol we do not expect to directly use the new ethanol futures contract. However, it is possible that any ethanol marketing firm we engage may use the new ethanol futures contracts to manage ethanol price volatility.

Federal Ethanol Supports

     Ethanol has important applications, primarily as a high quality octane enhancer and an oxygenate capable of reducing air pollution and improving automobile performance. Ethanol contains 35% oxygen by weight. When combined with gasoline, ethanol acts as an oxygenate. As a result, the gasoline burns cleaner, and releases less carbon monoxide and other exhaust emissions into the atmosphere. The federal government encourages the use of oxygenated gasoline as a measure to protect the environment. Oxygenated gasoline is commonly referred to as reformulated gasoline.

     The ethanol industry is heavily dependent on several economic incentives to produce ethanol, including federal ethanol supports. Ethanol sales have been favorably affected by the Clean Air Act amendments of 1990, particularly the Federal Oxygen Program which became effective November 1, 1992. The Federal Oxygen Program requires the sale of oxygenated motor fuels during the winter months in certain major metropolitan areas to reduce carbon monoxide pollution. Ethanol use has increased due to a second Clean Air Act program, the Reformulated Gasoline Program. This program became effective January 1, 1995, and requires the sale of reformulated gasoline in nine major urban areas to reduce pollutants, including those that contribute to ground level ozone, better known as smog. Increasingly stricter EPA regulations are expected to increase the number of metropolitan areas deemed in non-compliance with Clean Air Standards, which could increase the demand for ethanol.

     On March 17, 2005, a bipartisan bill containing a proposed Renewable Fuels Standard was introduced in the U.S. Senate by Senators Dick Lugar of Indiana and Tom Harkin of Iowa. The Lugar/Harkin bill creates a Renewable Fuels Standard that would require the use of 4 billion gallons of renewable fuels in 2006 increasing to 8 billion gallons by 2012. The bill is a national flexible program that does not require that any renewable fuels be used in any particular area or state, allowing refiners to use renewable fuel blends in those areas where it is most cost-effective. In addition, the bill eliminates the reformulated gasoline (“RFG”) oxygenate standard, enhances RFG air quality requirements and improves the credit and waiver provisions of the RFS package. A similar bill was introduced in last year’s Congress but failed to come to a vote. There is no assurance or guarantee that Congress will pass RFS legislation or that any RFS legislation approved by Congress will contain provisions sufficiently favorable to the ethanol industry to increase demand.

     The government’s regulation of the environment changes constantly. It is possible that more stringent federal or state environmental rules or regulations could be adopted, which could increase our operating costs and expenses. It also is possible that federal or state environmental rules or regulations could be adopted that could have an adverse effect on the use of ethanol. For example, changes in the environmental regulations regarding the required oxygen content of automobile emissions could have an adverse effect on the ethanol industry. Furthermore, plant operations likely will be governed by the Occupational Safety and Health Administration (“OSHA”). OSHA regulations may change such that the costs of the operation of the plant may increase. Any of these regulatory factors may result in higher costs or other materially adverse conditions effecting our operations, cash flows and financial performance.

     The use of ethanol as an oxygenate to blend with fuel to comply with federal mandates also has been aided by federal tax policy. The Energy Tax Act of 1978 exempted ethanol blended gasoline from the federal gas tax as a means of stimulating the development of a domestic ethanol industry and mitigating the country’s dependence on foreign oil. As amended, the federal tax exemption allowed the market price of ethanol to compete with the price of domestic gasoline. The exemption for a 10% ethanol blend was the equivalent of providing a per gallon “equalization” payment that allowed blenders to pay more for ethanol than the wholesale price of gasoline and still retain profit margins equal to those received upon the sale of gasoline that is not blended with ethanol. The federal gasoline tax exemption for a 10% ethanol blend was 5.2 cents per gallon. This exemption was scheduled to gradually drop to 5.1 cents per gallon in 2005, however, as of January 1, 2005, this federal tax incentive has been replaced by a new volumetric ethanol excise tax credit discussed below.

     On October 22, 2004, President Bush signed H.R. 4520, which contained the Volumetric Ethanol Excise Tax Credit (“VEETC”) and amended the federal excise tax structure effective as of January 1, 2005. Prior to VEETC, ethanol-blended fuel was taxed at a lower rate than regular gasoline (13.2 cents on a 10% blend). Under VEETC, the ethanol excise tax exemption has been eliminated, thereby allowing the full federal excise tax of 18.4 cents per gallon of gasoline to be collected on all gasoline and allocated to the highway trust fund. This is expected to add approximately $1.4 billion to the highway trust fund revenue annually. In place of the exemption, the bill creates a new volumetric ethanol excise tax credit of 5.1 cents per gallon of ethanol blended at 10%. Refiners and gasoline blenders apply for this credit on the same tax form as before only it is a credit from general revenue, not the highway trust fund. Based on volume, the VEETC is expected to allow much greater refinery flexibility in blending ethanol since it makes the tax credit available on all ethanol blended with all gasoline, diesel and ethyl tertiary butyl ether (“ETBE”), including ethanol in E-85 and the proposed E-20 in Minnesota. The VEETC is scheduled to expire on December 31, 2010.

     The ethanol industry and our business depend upon continuation of the federal ethanol supports discussed above. These incentives have supported a market for ethanol that might disappear without the incentives. Alternatively, the incentives may be continued at lower levels than at which they currently exist. The elimination or reduction of such federal ethanol supports would make it more costly for us to sell our ethanol and would likely reduce our net income and the value of your investment.

Project Location and Proximity to Markets

     We anticipate building our plant near Jackson, Nebraska, in eastern Nebraska.We reserve the right, in the sole discretion of our board of directors, to select a different location for the plant. We have purchased three real estate options on three separate parcels that we expect will constitute our final plant site. On November 5, 2004, we acquired a real estate option from Charles Wenther, a resident of Nebraska, to purchase approximately 50 acres of land one mile west of Jackson, Nebraska. We paid $1,000 for this option. Under the option agreement, we may purchase up to 50 acres at a purchase price of $8,000 per acre. We have until December 31, 2005 to exercise the option. On February 16, 2005, we acquired another real estate option from Mr. Wenther for approximately another seven acres, including a residence and other farm buildings, adjacent to the 50-acre parcel for which we previously purchased an option on. We paid $2,500 for this option and we have until December 31, 2005, to exercise the option, which allows us to purchase the seven acre parcel with the residence and farm buildings for a total purchase price of $250,000. On January 7, 2005, we purchased a real estate option from John R. Ryan, a resident of Nebraska, to purchase approximately eight acres of land adjacent to the Wenther real estate at a price of $8,000 per acre. We paid $1,000 for this option which expires on December 31, 2005. We also paid Mr. Ryan $1,500 to compensate him for the loss of cash rent on the parcel during the upcoming 2005 crop year. The Ryan option was necessary to accommodate the rail infrastructure we expect will be necessary to connect the plant to the mainline railway. Each of these options allows us the discretion to extend the option period for two 90-day periods and allows us to apply the option price towards the total purchase price in the event we exercise the option.

     We purchased these options making up our anticipated plant site because of the site’s location relative to existing grain production, accessibility to road and rail transportation, and its proximity to major population centers. The site is near a rail line serviced by the Burlington Northern Santa Fe Railroad through its shortline partner Nebraska Northeastern Railway. In addition, the site is also in close proximity to State Highway 20, which runs across the northern half of Nebraska. On November 12, 2004, we also purchased from Gary Nelson, a resident of Nebraska, a real estate option on an alternative potential plant site approximately 4 miles west of Jackson, Nebraska. We paid $1,000 for this real estate option which allows us to purchase approximately 33 acres at a purchase price of $8,500 per acre. This option expires in December 2005. We currently do not expect to exercise this option, however, we reserve the right to change our project location if we think it is in our best interest to do so.

     The map below shows the approximate location of our proposed plant site:

     The following is a map of our proposed plant site in greater detail:

     There can be no assurance that we will not encounter environmental hazardous conditions such as groundwater or other subsurface contamination at the plant site. We are relying on Fagen, Inc. to determine the adequacy of the site for construction of the ethanol plant. We may encounter environmental hazardous conditions at the chosen site that may delay the construction of the ethanol plant. We do not expect that Fagen, Inc. will be responsible for any environmental hazardous conditions encountered at the site. Upon encountering an environmental hazardous condition, Fagen, Inc. may suspend work in the affected area. If we receive notice of an environmental hazardous condition, we may be required to correct the condition prior to continuing construction. The presence of an environmental hazardous condition will likely delay construction of the ethanol plant and may require significant expenditure of our resources to correct the condition. In addition, it is anticipated that Fagen, Inc. will be entitled to an adjustment in price if it has been adversely affected by the environmental hazardous condition. If we encounter any environmental hazardous conditions during construction that require time or money to correct, such event may have a material adverse effect on our operations, cash flows and financial performance.

Transportation and delivery

     The plant will have the facilities to receive grain by truck and rail and to load ethanol and distillers grains onto trucks and rail cars. Our feasibility study indicates that, in terms of freight rates, rail is considerably more cost effective than truck transportation to the more distant markets. We expect that the Burlington Northern Santa Fe Railroad/Nebraska Northeastern Railway will provide rail service to the proposed site. However, we will still need to establish rail access directly to the plant from the main rail line. The estimated cost of this rail infrastructure is approximately $2,160,000, which includes a 35 car-length ethanol pick-up track. We anticipate that the Nebraska Northeastern Railway may provide us with a rail infrastructure grant or construct the rail infrastructure and allow us to use it at no cost in exchange for our commitment to use the Nebraska Northeastern Railway to ship ethanol from the plant. We have discussed with the Nebraska Northeastern Railway the terms of a proposed agreement but we have not yet entered into any written agreement with the Nebraska Northeastern Railway and there is no assurance that they will provide us with a grant or with the use of any rail infrastructure they may install.

     We have engaged Antioch International, Inc. of Elkhorn, Nebraska, to assist us with the rail engineering and design services necessary to install rail infrastructure for a 50 million gallon per year ethanol plant. The three phases of rail engineering services include Phase 1 – Study and Report, Phase 2 – Preliminary Design and Phase 3- Final Design. Phase 1 services will be paid on an hourly basis not to exceed a total of $5,000. Phase 2 and 3 services will be a fixed fee totaling 3% of track construction costs estimated for a 50 million gallon per year ethanol plant as described in the Phase 1 Study and Report. We expect the Phase 3 Final Design to be sufficient to obtain approval from the Burlington Northern Santa Fe Railroad and Nebraska Northeastern Railway, however, there is no assurance or guarantee that we will obtain the necessary approval.

Utilities

     The production of ethanol is a very energy intensive process that uses significant amounts of electricity and natural gas. Water supply and quality are also important considerations. We plan to enter into agreements with local gas, electric, and water utilities to provide our needed energy and water. There can be no assurance that those utilities will be able to reliably supply the gas, electricity, and water that we need.

     If there is an interruption in the supply of energy or water for any reason, such as supply, delivery, or mechanical problems, we may be required to halt production. If production is halted for an extended period of time, it may have a material adverse effect on our operations, cash flows, and financial performance.

Natural gas

     The plant will produce process steam from its own boiler system and dry the distillers dried grains by-product via a direct gas-fired dryer. According to engineering specifications, we anticipate that our plant will require a natural gas supply of approximately 4,400 Million British Thermal Units (“MMBtu”) per day when drying. If the direct gas-fired dryer operates 100% of the time for an entire year, the plant could consume approximately 1,600,000 MMBtu per year.

     We expect to enter into an agreement with Northern Natural Gas to provide natural gas to the plant, however, we have not yet negotiated, reviewed or executed any natural gas agreement. To access sufficient supplies of natural gas to operate the plant, a dedicated lateral pipeline from the Northern Natural Gas interstate natural gas pipeline located near the property will be necessary. Natural gas prices have historically fluctuated dramatically, which could significantly affect the profitability of our operations. Natural gas accounts for approximately 10% to 15% of the total production cost of ethanol. Recently, natural gas prices have risen from approximately $3.00/mcf to nearly $5.00/mcf. Overall, this change in price has added about $0.08 per gallon to the production cost of ethanol. Based upon our anticipated usage volumes, we expect our natural gas costs will be approximately $8,000,000 per year.

Electricity

     Based on engineering specifications, we anticipate the proposed plant will require approximately 4.5 million kilowatt of electricity at peak demand. In the State of Nebraska, electricity is supplied by Nebraska Public Power District, a utility owned by the people of Nebraska. Nebraska Public Power District has high voltage 69kV level transmission lines located on easements on our anticipated plant site that may be available to supply us with an on-site substation at primary voltage. We have not yet negotiated, reviewed or executed any agreement with Nebraska Public Power District to provide electricity to the site. We have entered into an agreement with U.S. Energy Services, Inc. to help manage our energy supplies. The price at which we will be able to purchase electric services has not yet been determined.

Water

     We will require a significant supply of water. Engineering specifications show our plant water requirements to be approximately 384 gallons per minute. That is approximately 552,960 gallons per day. We anticipate drilling two 700 gallon per minute wells at the site to handle our water needs. Soil borings performed at each prospective plant location indicate the presence of an adequate water supply. We have also reviewed state well logs for each site that document a shallow acquifer available at a depth of 8 to 25 feet and the Dakota Acquifer that is accessible at depths of 100 to 200 feet.

     Much of the water used in an ethanol plant is recycled back into the process. There are, however, certain areas of production where fresh water is needed. Those areas include boiler makeup water and cooling tower water. Boiler makeup water is treated on-site to minimize all elements that will harm the boiler and recycled water cannot be used for this process. Cooling tower water is deemed non-contact water because it does not come in contact with the mash, and, therefore, can be regenerated back into the cooling tower process. The makeup water requirements for the cooling tower are primarily a result of evaporation. Depending on the type of technology utilized in the plant design, much of the water can be recycled back into the process, which will minimize the discharge water. This will have long-term effect of lowering wastewater treatment costs. Many new plants today are zero or near zero effluent facilities. We anticipate our plant design incorporating the ICM/Phoenix Bio-Methanator wastewater treatment process resulting in a zero discharge of plant process water. Based upon the water quality in Dakota County, we estimate that there will be 75 gallons per minute of non-contact cooling water discharge.

Methane Gas

     We believe our location west of Jackson, Nebraska, may provide a unique opportunity to utilize methane gas as an energy source in operating our plant. Our prospective plant site property is adjacent to the third largest landfill in Nebraska, which currently contains over two and one-half million tons of methane producing solid waste. Based upon our investigation of other methane gas powered facilities including a methane gas powered ethanol plant owned by Abengoa Bioenergy Corp., near Colwich, Kansas, methane gas can be effectively transported a distance of up to 10 miles from its source location. Accordingly, if we decide to locate the plant at our alternative site which is four miles from the landfill, we believe that we could transport the methane gas from the landfill to the alternative site.

     The collection and utilization of methane gas may provide a clean-burning energy source that would reduce emissions from the landfill and provide an alternative energy source for our plant. Landfill gas is created as solid waste decomposes in a landfill. This gas consists of about 50% methane, the primary component of natural gas, about 50% carbon dioxide and a small amount of non-methane organic compounds. Instead of allowing the landfill gas to escape into the air, it can be captured, converted and used as an energy source by extracting the gas from the landfill using a series of wells and a blower/flare or vacuum system. This system directs the collected gas to a central point where it can be process and treated depending on the ultimate use of the gas. The use of the less costly methane gas could offset a portion of the higher cost of the natural gas required for thermal applications such as the thermal oxidizer. Although initially our plant will be designed to operate only on natural gas, we believe there is minimal additional cost to design and operate gas-fired equipment with methane gas. We will continue to explore the feasibility of this option.

Our Primary Competition

     We will be in direct competition with numerous other ethanol producers, many of whom have greater resources than we do. We also expect that additional ethanol producers will enter the market if the demand for ethanol continues to increase. Our plant will compete with other ethanol producers on the basis of price, and to a lesser extent, delivery service. We believe that we can compete favorably with other ethanol producers due to our proximity to the Williams Pipeline Terminal, rail access and ample grain supplies at favorable prices. Our proximity to a large local livestock market may also allow us to compete favorably in marketing our distillers grains as animal feed ingredients.

     According to the Renewable Fuels Association, during the last 20 years, ethanol production capacity in the United States has grown from almost nothing to an estimated 3.8 billion gallons per year. Plans to construct new plants or to expand existing plants have been announced which would increase capacity by approximately 931 million gallons per year. This increase in capacity may continue in the future. We cannot determine the effect of this type of an increase upon the demand or price of ethanol.

     The ethanol industry has grown to over 90 production facilities in the United States. The largest ethanol producers include Abengoa Bioenergy Corp., Archer Daniels Midland, Aventine Renewable Energy, Inc., Cargill, Inc., New Energy Corp. and VeraSun Energy Corporation, all of which are capable of producing more ethanol than we expect to produce. In addition, there are several regional entities recently formed, or in the process of formation, of similar size and with similar resources to ours. Nebraska currently has 11 ethanol plants producing an aggregate of 527 million gallons of ethanol per year.

     The following table identifies most of the producers in the United States along with their production capacities.

U.S. FUEL ETHANOL PRODUCTION CAPACITY
million gallons per year (mmgy)

				Under
			Current	Construction/
			Capacity	Expansions
COMPANY	LOCATION	FEEDSTOCK	(mmgy)	(mmgy)
Abengoa Bioenergy Corp.	York, NE	Corn/milo	55
	Colwich, KS		25
	Portales, NM		15	15
ACE Ethanol, LLC	Stanley, WI	Corn	30
Adkins Energy, LLC*	Lena, IL	Corn	40
AGP*	Hastings, NE	Corn	52
Agra Resources Coop. d.b.a EXOL*	Albert Lea, MN	Corn	40
Agri-Energy, LLC*	Luverne, MN	Corn	21
Alchem Ltd. LLLP	Grafton, ND	Corn	10.5
Al-Corn Clean Fuel*	Claremont, MN	Corn	30
Amaizing Energy, LLC*^	Denison, IA	Corn		40
Archer Daniels Midland	Decatur, IL	Corn	1070
	Cedar Rapids, IA	Corn
	Clinton, IA	Corn
	Columbus, NE	Corn

				Under
			Current	Construction/
			Capacity	Expansions
COMPANY	LOCATION	FEEDSTOCK	(mmgy)	(mmgy)
	Marshall, MN	Corn
	Peoria, IL	Corn
	Wallhalla, ND	Corn/barley
Aventine Renewable Energy, Inc.	Pekin, IL	Corn	100
	Aurora, NE	Corn	40
Badger State Ethanol, LLC*	Monroe, WI	Corn	48
Big River Resources, LLC *	West Burlington, IA	Corn	40
Broin Enterprises, Inc.	Scotland, SD	Corn	9
Bushmills Ethanol*^	Atwater, MN	Corn		40
Cargill, Inc.	Blair, NE	Corn	85
	Eddyville, IA	Corn	35
Central Iowa Renewable Energy, LLC*^	Goldfield, IA	Corn		50
Central MN Ethanol Coop*	Little Falls, MN	Corn	20.5
Central Wisconsin Alcohol	Plover, WI	Seed corn	4
Chief Ethanol	Hastings, NE	Corn	62
Chippewa Valley Ethanol Co.*	Benson, MN	Corn	45
Commonwealth Agri-Energy, LLC*	Hopkinsville, KY	Corn	23
Corn Plus, LLP*	Winnebago, MN	Corn	44
Dakota Ethanol, LLC*	Wentworth, SD	Corn	50
DENCO, LLC*	Morris, MN	Corn	21.5
East Kansas Agri-Energy, LLC*^	Garnett, KS	Corn		35
ESE Alcohol Inc.	Leoti, KS	Seed corn	1.5
Ethanol2000, LLP*	Bingham Lake, MN	Corn	30
Frontier Ethanol, LLC^	Gowrie, IA	Corn		60
Glacial Lakes Energy, LLC*	Watertown, SD	Corn	50
Golden Cheese Company of California*	Corona, CA	Cheese whey	5
Golden Grain Energy L.L.C.*	Mason City, IA	Corn	40
Golden Triangle Energy, LLC*	Craig, MO	Corn	20
Grain Processing Corp.	Muscatine, IA	Corn	20
Granite Falls Energy, LLC^	Granite Falls, MN	Corn		45
Great Plains Ethanol, LLC*	Chancellor, SD	Corn	50
Hawkeye Renewables, LLC	Iowa Falls, IA	Corn	45	50
	Fairbank, IA	Corn		100
Heartland Corn Products*	Winthrop, MN	Corn	36
Heartland Grain Fuels, LP*	Aberdeen, SD	Corn	8
	Huron, SD	Corn	14
Horizon Ethanol, LLC^	Jewell, IA	Corn		60
Husker Ag, LLC*	Plainview, NE	Corn	24
Illinois River Energy, LLC^	Rochelle, IL	Corn		50
Iowa Ethanol, LLC*	Hanlontown, IA	Corn	55
James Valley Ethanol, LLC	Groton, SD	Corn	50
KAAPA Ethanol, LLC*	Minden, NE	Corn	40
Land O’ Lakes*	Melrose, MN	Cheese whey	2.6
Lincolnland Agri-Energy, LLC*	Palestine, IL	Corn	40
Lincolnway Energy, LLC*^	Nevada, IA	Corn		50
Liquid Resources of Ohio^	Medina, OH	Waste beverage		4
Little Sioux Corn Processors, LP*	Marcus, IA	Corn	49
Merrick/Coors	Golden, CO	Waste beer	1.5
MGP Ingredients, Inc.	Pekin, IL	Corn/wheat starch	78

				Under
			Current	Construction/
			Capacity	Expansions
COMPANY	LOCATION	FEEDSTOCK	(mmgy)	(mmgy)
	Atchison, KS
Michigan Ethanol, LLC	Caro, MI	Corn	50
Mid-Missouri Energy, Inc.*	Malta Bend, MO	Corn	45
Midwest Grain Processors*	Lakota, IA	Corn	50	45
Midwest Renewable Energy, LLC	Sutherland, NE	Corn	15
Miller Brewing Co.	Olympia, WA	Brewery waste	0.7
Minnesota Energy*	Buffalo Lake, MN	Corn	18
New Energy Corp.	South Bend, IN	Corn	102
North Country Ethanol, LLC*	Rosholt, SD	Corn	20
Northeast Missouri Grain, LLC*	Macon, MO	Corn	40
Northern Lights Ethanol, LLC*	Big Stone City, SD	Corn	50
Northstar Ethanol, LLC^	Lake Crystal, MN	Corn		50
Otter Creek Ethanol, LLC*	Ashton, IA	Corn	55
Panhandle Energies of Dumas, LP^	Dumas, TX	Corn/Grain Sorghum		30
Parallel Products	Louisville, KY	Beverage Waste	5.4
	R. Cucamonga, CA
Permeate Refining	Hopkinton, IA	Sugars & starches	1.5
Phoenix Biofuels^	Goshen, CA	Corn		25
Pine Lake Corn Processors, LLC*	Steamboat Rock, IA	Corn	20
Platte Valley Fuel Ethanol, L.L.C.	Central City, NE	Corn	40
Pro-Corn, LLC*	Preston, MN	Corn	40
Quad-County Corn Processors*	Galva, IA	Corn	23
Reeve Agri-Energy	Garden City, KS	Corn/milo	12
Siouxland Energy & Livestock Coop*	Sioux Center, IA	Corn	22
Sioux River Ethanol, LLC*	Hudson, SD	Corn	55
Sterling Ethanol, LLC^	Sterling, CO	Corn		42
Tall Corn Ethanol, LLC*	Coon Rapids, IA	Corn	49
Tate & Lyle	Loudon, TN	Corn	67
Trenton Agri Products, LLC	Trenton, NE	Corn	30
United WI Grain Producers, LLC*^	Friesland, WI	Corn		40
U.S. Energy Partners, LLC	Russell, KS	Milo/wheat starch	40
Utica Energy, LLC	Oshkosh, WI	Corn	48
VeraSun Energy Corporation	Aurora, SD	Corn	102
VeraSun Fort Dodge, LLC^	Ft. Dodge, IA	Corn		110
Voyager Ethanol, LLC*	Emmetsburg, IA	Corn	50
Western Plains Energy, LLC*	Campus, KS	Corn	30
Western Wisconsin Renewable Energy, LLC*^	Boyceville, WI	Corn		40
Wyoming Ethanol	Torrington, WY	Corn	5
Total Existing Capacity			3810.7
Total Under Construction/ Expansions				931.0
Total Capacity			4741.7

* farmer-owned ^ under construction	Renewable Fuels Association Last Updated: May 2005

Competition from Alternative Fuel Additives

     Alternative fuels, gasoline oxygenates and ethanol production methods are continually under development by ethanol and oil companies with far greater resources. New ethanol products or methods of ethanol production developed by larger and better-financed competitors could provide them competitive advantages and harm our business.

     We will also compete with producers of other gasoline additives having similar octane and oxygenate values as ethanol. Ethers are composed of isobutylene, which is a product of the refining industry, and ethanol or methanol. The products are ethyl tertiary butyl ether (“ETBE”), or methyl tertiary butyl ether (“MTBE”). We expect to compete with producers of MTBE, a petrochemical derived from methanol that costs less to produce than ethanol. MTBE is a commonly used oxygenate used in fuels for compliance with Federal Clean Air Act mandates, and is a major competitor of ethanol. Many major oil companies produce MTBE and because it is petroleum-based, its use is strongly supported by major oil companies. Alternative fuels, gasoline oxygenates and alternative ethanol production methods are also continually under development. The major oil companies have significantly greater resources than we have to market MTBE, to develop alternative products, and to influence legislation and public perception of MTBE and ethanol. Despite this fact, the use of MTBE may become legally restricted as a pollutant in several, and possibly most, states, according to a study prepared by the Renewable Fuels Association entitled, “Infrastructure Requirements for an Expanded Ethanol Industry.” California already banned the use of MTBE as of January 1, 2004. Twenty other states have enacted legislation prohibiting the sale of gasoline containing certain levels of MTBE or phasing out the use of MTBE.

     Based upon information from industry sources, including the Renewable Fuels Association, we expect the demand for ethanol to rise, as ethanol is the most readily available substitute for MTBE in these markets. Additional ethanol production capacity would need to come from existing plant expansions and new plant construction. Furthermore, the United States’ petroleum industry is pursuing a repeal of all federal oxygenated fuel requirements. If such a repeal is successful, whether limited to or expanded beyond California, the demand for ethanol would not increase and could diminish. These companies also have sufficient resources to begin production of ethanol should they choose to do so. Competition from these companies may have a material adverse effect on our operations, cash flows and financial performance.

     ETBE’s advantages over ethanol include its low affinity for water and low vapor pressure. Because petroleum pipelines and storage tanks contain water in various amounts, ETBE’s low affinity for water allows it to be distributed through existing pipeline systems, as contrasted with ethanol, which is best shipped via transport truck or rail car. In addition, blending ETBE with gasoline reduces the overall vapor pressure of the blend thereby reducing the normal volatile organic compound evaporative emissions. ETBE is not widely commercially available yet, and it may suffer from the same negative environmental effects as MTBE. Scientific research to better define the properties of ETBE as it relates to the environment is underway.

Employees

     Prior to completion of the plant construction and commencement of operations, we intend to hire approximately 32 full-time employees. Approximately nine of our employees will be involved primarily in management and administration and the remainder will be involved primarily in plant operations. In January, we hired our office manager, Jean Beach. Ms. Beach is an at-will employee. At this time, we do not offer an employee benefit package. Our executive officers, Tom Lynch, Pam Miller, John Kingsbury and Doug Garwood, are not employees and do not currently receive any compensation for their services. Two of our directors, Bill Riechers and Darrell Downs, have been engaged as independent contractors to provide project development services in exchange for a combination of cash and equity compensation.

     The following table represents some of the anticipated positions within the plant and the minimum number of individuals we expect will be full-time personnel:

# Full-Time
Position	Personnel
General Manager	1
Plant Manager	1
Commodities Manager	1
Controller	1
Lab Manager	1
Lab Technician	2
Secretary/Clerical	3
Shift Supervisors	4
Office Manager	1
Maintenance Supervisor	1
Maintenance Craftsmen	4
Plant Operators	12
TOTAL	32

     The positions, titles, job responsibilities and number allocated to each position may differ when we begin to employ individuals for each position.

     We intend to enter into written confidentiality and assignment agreements with our officers and employees. Among other things, these agreements will require such officers and employees to keep all proprietary information developed or used by us in the course of our business strictly confidential.

     Our success will depend in part on our ability to attract and retain qualified personnel at a competitive wage and benefit level. We must hire qualified managers, accounting, human resources and other personnel. We operate in a rural area with low unemployment. There is no assurance that we will be successful in attracting and retaining qualified personnel at a wage and benefit structure at or below those we have assumed in our project. If we are unsuccessful in this regard, we may not be competitive with other ethanol plants and your investment may lose value.

Strategic Partners

Fagen, Inc.

          We have entered into a non-binding letter of intent with Fagen, Inc. in connection with the design, construction and operation of the proposed plant. Fagen, Inc. has been involved in the construction of more ethanol plants than any other company in this industry. The expertise of Fagen, Inc. in integrating process and facility design into a construction and operationally efficient facility is very important. Fagen, Inc. also has knowledge and support to assist our management team in executing a successful start-up. Fagen, Inc. is a meaningful project participant because of its investment and desire to facilitate the project’s successful transition from start-up to day-to-day profitable operation.

Letter of intent with Fagen, Inc.

     We have not entered into any legally binding agreements with Fagen, Inc. or ICM, Inc. We have executed a letter of intent with Fagen, Inc. who has agreed to enter into good faith negotiations with us to prepare definitive agreements for financial, design and construction services. We expect to pay Fagen, Inc. $56,619,000 in exchange for the following services:

•	Providing a preliminary design and construction schedule and a guaranteed maximum price for the design and construction of the plant;

•	Assisting us with site evaluation and selection;

•	Designing and building the plant; and

•	Assisting us in locating appropriate operational management for the plant.

     We will be responsible for fees and expenses related to financing, such as printing and publication expenses, legal fees, ratings, credit enhancements, trustee or agent fees and any registration fees.

ICM, Inc.

     ICM, Inc. is a full-service engineering, manufacturing and merchandising firm based in Colwich, Kansas and is expected to be the principal subcontractor for the plant. ICM, Inc. is expected to provide the process engineering operations for Fagen, Inc. ICM, Inc.’s merchandising operation currently procures and markets various grain products.

     ICM, Inc. personnel have over 60 years of combined dry and wet mill operation and design experience. They have been involved in the research, design and construction of ethanol plants for many years. Principals of ICM, Inc. have over twenty years of experience in the ethanol industry and have been involved in the design, fabrication and operations of many ethanol plants.

Construction and timetable for completion of the project

     Assuming this offering is successful, and we are able to complete the debt portion of our financing, we estimate that the project will be completed approximately 14 to 16 months after we close on this offering. This schedule further assumes that two months of detailed design will occur prior to closing and a 14 month construction schedule followed by two months of commissioning. This schedule also assumes that weather, interest rates, and other factors beyond our control do not upset our timetable. There can be no assurance that the timetable that we have set will be followed, and factors or events beyond our control could hamper our efforts to complete the project in a timely fashion.

Regulatory Permits

     We will be subject to extensive air, water and other environmental regulations and we will need to obtain a number of environmental permits to construct and operate the plant. In addition, it is likely that our senior debt financing will be contingent on our ability to obtain the various required environmental permits. We have engaged ICM, Inc. to coordinate and assist us with obtaining certain environmental permits, and to advise us on general environmental compliance. HDR Engineering, Inc. has been retained to obtain-NPDES permits. We expect the cost of environmental compliance to be approximately $200,000.

     Of the permits described below, we must obtain the Minor Source Construction Permit for air emissions and the Construction Storm Water Discharge Permit prior to starting construction. The remaining permits will be required shortly before or shortly after we can begin to operate the plant. If for any reason any of these permits are not granted, construction costs for the plant may increase, or the plant may not be constructed at all. In addition to the state requirements, the United States Environmental Protection Agency (“EPA”) could impose conditions or other restrictions in the permits that are detrimental to us or which increase permit requirements or the testing protocols and methods necessary to obtain a permit either before, during or after the permitting process. The State of Nebraska and the EPA could also modify the requirements for obtaining a permit. Any such event would likely have a material adverse impact on our operations, cash flows and financial performance.

     Even if we receive all required permits from the State of Nebraska, we may also be subject to regulatory oversight from the EPA. Currently, the EPA’s statutes and rules do not require us to obtain separate EPA approval in connection with the construction and operation of the proposed plant. Nebraska is authorized to enforce the EPA’s federal emissions program. However, the EPA does retain authority to take action if it decides that Nebraska is not correctly enforcing its emissions program. Additionally, environmental laws and regulations, both at the federal and state level, are subject to change, and changes can be made retroactively. Consequently, even if we have the proper permits at the present time, we may be required to invest or spend considerable resources to comply with future environmental regulations or new or modified interpretations of those regulations to the detriment of our financial performance.

Minor construction permit for air emissions

     Our preliminary estimates indicate that this facility will be considered a minor source of regulated air pollutants. There are a number of emission sources that are expected to require permitting. These sources include the boiler, ethanol process equipment, storage tanks, scrubbers, and baghouses. The types of regulated pollutants that are expected to be emitted from our plant include PM10, CO, NOx and VOCs. The activities and emissions mean that we are expected to obtain a minor source construction permit for the facility emissions. Because of regulatory requirements, we anticipate that we will agree to limit production levels to a certain amount, which may be slightly higher than the production levels described in this document (currently projected at 50 million gallons per year at the nominal rate with the permit at a slightly higher rate) in order to avoid having to obtain Title V air permits. These production limitations will be a part of the minor source construction permit. If we exceed these production limitations, we could be subjected to very expensive fines, penalties, injunctive relief and civil or criminal law enforcement actions. Exceeding these production limitations could also require us to pursue a Title V air permit. There is also a risk that further analysis prior to construction, a change in design assumptions or a change in the interpretation of regulations may require us to file for a Title V air permit. If we must obtain a Title V air permit, then we will experience significantly increased expenses and a significant delay in obtaining a subsequently sought Title V air permit. There is also a risk that the State might reject a Title V air permit application and request additional information, further delaying startup and increasing expenses. Even if we obtain a minor source construction permit prior to construction, the air quality standards may change, thus forcing us to later apply for a Title V air permit. There is also a risk that the area in which the plant is situated may be determined to be a nonattainment area for a particular pollutant. In this event, the threshold standards that require a Title V permit may be changed, thus requiring us to file for and obtain a Title V air permit. The cost of complying and documenting compliance should a Title V air permit be required is also higher. It is also possible that in order to comply with applicable air regulations or to avoid having to obtain a Title V permit, we would have to install additional air pollution control equipment such as additional or different scrubbers.

Air pollution standard

     There are a number of standards which may effect the construction and operation of the plant going forward. The Prevention of Significant Deterioration (“PSD”) regulation creates more stringent and complicated permit review procedures for construction permits. It is possible, but not expected, that the plant may exceed applicable PSD levels for NOx, CO, and VOCs.

Waste Water National Pollutant Discharge Elimination System Permits (INPDES Permit)

     We expect that we will use water to cool our closed circuit systems in the proposed plant based upon engineering specifications. Although the water in the cooling system will be re-circulated to decrease facility water demands, a certain amount of water will be continuously replaced to make up for evaporation and to maintain a high quality of water in the cooling tower. In addition, there will be occasional blowdown water that will have to be discharged. Depending upon the water quality, approximately 63,000 gallons of non-contact cooling and blowdown water and 180,000 gallons of other non-process waste water from the reverse osmosis process will be discharged per day. These figures could increase substantially depending on the quality of the water. We expect to apply for a Nebraska Pretreatment Permit (NPP) for the discharge of the non-process waste water. We expect to file for a permit to allow the discharge of wastewater from a manufacturing or commercial operation. We expect to apply for an NPDES wastewater construction site permit prior to construction. This permit will require submission of plans and specifications with the Nebraska DEQ. We do not expect to require a permit for the land application or discharge of process wastewater based on the design proposed by our engineers. There can be no assurances that these permits will be granted to us. If these permits are not granted, then our plant may not be allowed to operate. However, we anticipate receiving the permits. Because Nebraska has no statute or regulation governing or limiting the withdrawal of water from wells, and because we will not be transferring water from one waste district or basin to another, no well withdrawal permit will be sought or required.

     We have engaged HDR Engineering, Inc. of Omaha, Nebraska, to assist us with obtaining the necessary water discharge permits. HDR Engineering, Inc. is expected to provide us with preliminary evaluations of our waste water discharge system, field investigations, follow-up waste management options screening and assistance with permit applications as well as other on-call services. We will pay HDR Engineering, Inc. for these services on an hourly basis plus reimbursable expenses. HDR Engineering, Inc. will provide monthly invoices to us itemizing their services and the corresponding billable rates and hours.

Storm Water Discharge Permit and Storm Water Pollution Prevention Program (General NPDES Permits)

     Before we can begin construction of our proposed ethanol plant, we must obtain a construction storm water discharge permit from the Nebraska Department of Environmental Quality (“General Permit NER100000”). This permit application must be filed 90 days before construction begins. In connection with this permit, we must have a Pollution Prevention Plan in place that outlines various measures we plan to implement to prevent storm water pollution. The plan must be submitted, but need not be approved by the Nebraska Department of Environmental Quality. We anticipate, but there can be no assurances, that we will be able to obtain a General Permit NER100000. We must also either file a separate application for a General Permit NER000000 for industrial storm water discharges. The application for the General Permit for industrial storm water discharges, NER000000, must be filed 24 hours prior to the start of operations. We anticipate, but there can be no assurances, that we will be able to obtain a General Permit NER000000 storm water discharge permit. HDR Engineering, Inc. is expected to assist us in obtaining this permit.

New source performance standards

     The plant will be subject to New Source Performance Standards for both the plant’s distillation processes and the storage of volatile organic compounds used in the denaturing process. These duties include initial notification, emissions limits, compliance, monitoring requirements, and record keeping requirements.

Spill prevention, control, and countermeasures plan

     Before we can begin operations, we must prepare and implement a Spill Prevention Control and Countermeasure (“SPCC”) plan in accordance with the guidelines contained in 40 CFR § 112. This plan will address oil pollution prevention regulations and must be reviewed and certified by a professional engineer. The SPCC must be reviewed and updated every three years.

Alcohol and Tobacco Tax and Trade Bureau Requirements

     Before we can begin operations, we must comply with applicable Alcohol and Tobacco Tax and Trade Bureau (formerly the Bureau of Alcohol, Tobacco and Firearms) regulations. These regulations require that we first make application for and obtain an alcohol fuel producer’s permit. The application must include information identifying the principal persons involved in our venture and a statement as to whether any of them have ever been convicted of a felony or misdemeanor under federal or state law. The term of the permit is indefinite until terminated, revoked or suspended. The permit also requires that we maintain certain security measures. We must also secure an operations bond pursuant to 27 CFR § 19.957. There are other taxation requirements related to special occupational tax and a special stamp tax.

Risk management plan

     We are currently in the process of determining whether anhydrous ammonia or aqueous ammonia will be used in our production process. Pursuant to § 112(r)(7) of the Clean Air Act, stationary sources with processes that contain more than a threshold quantity of a regulated substance are required to prepare and implement a Risk Management Plan. If we use anhydrous ammonia, we must establish a plan to prevent spills or leaks of the ammonia and an emergency response program in the event of spills, leaks, explosions or other events that may lead to the release of the ammonia into the surrounding area. The same requirement may also be true for denaturant. This determination will be made as soon as the exact chemical makeup of the denaturant is obtained. We will need to conduct a hazardous assessment and prepare models to assess the impact of an ammonia and/or denaturant release into the surrounding area. The program will be presented at one or more public meetings. However, if we use aqueous ammonia, the risk management program will only be needed for the denaturant. In addition, it is likely that we will have to comply with the prevention requirements under OSHA’s Process Safety Management Standard.

These requirements are similar to the Risk Management Plan requirements. The Risk Management Plan should be filed before use.

Environmental Protection Agency

     Even if we receive all Nebraska environmental permits for construction and operation of the plant, we will also be subject to oversight activities by the EPA. There is always a risk that the EPA may enforce certain rules and regulations differently than Nebraska’s environmental administrators. Nebraska or EPA rules and regulations are subject to change, and any such changes may result in greater regulatory burdens.

Nuisance

     Ethanol production has been known to produce an odor to which surrounding residents could object. Ethanol production may also increase dust in the area due to operations and the transportation of grain to the plant and ethanol and distillers dried grains from the plant. Such activities may subject us to nuisance, trespass, or similar claims by employees or property owners or residents in the vicinity of the plant. To help minimize the risk of nuisance claims based on odors related to the production of ethanol and its by-products, we intend to install a thermal oxidizer in the plant. See “DESCRIPTION OF BUSINESS – Thermal Oxidizer” for additional information. Nonetheless, any such claims or increased costs to address complaints may have a material adverse effect on us, our operations, cash flows, and financial performance.

     We are not currently involved in any litigation involving nuisance or any other claims.

Endangered Species

     Nebraska’s Nongame and Endangered Species Conservation Act requires that the Nebraska Department of Natural Resources review a proposed site to determine if it will have a negative impact on endangered species. It is possible that this review will result in requirements being imposed in order to reduce or eliminate the impact on an endangered or threatened species. It is possible that such requirements might increase costs and reduce our profitability and the value of your investment.

Archaeological and Historical Sites

     State Historic Preservation Office of the Nebraska State Historical Society will be asked to review the site plan and proposed use of the site to determine if it will negatively impact any archeological or historical sites. It is possible that this review will result in requirements being imposed in order to reduce or eliminate the impact on an archaeological or historical site. It is possible that such requirements might increase costs and reduce our profitability and the value of your investment.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

     Our operating agreement provides that our board of directors will be comprised of no fewer than seven and no more than 15 members. However, the total number of directors may exceed 15 depending on the number of directors appointed by members purchasing 200 or more units in this offering. Regardless of the total number of directors, a majority of our board must be elected by the members. Any member eligible to appoint a director cannot vote in the general election. Appointed directors serve until removed by the member appointing them, so long as such member owns 200 or more units. We have 12 directors on our initial board of directors. The initial board of directors will serve until the first members’ meeting following substantial completion of the ethanol plant. If our project suffers delays due to financing or construction, our initial board of directors could serve for an extended period of time. In that event, your only recourse to replace these directors would be through an amendment to our operating agreement which could be difficult to accomplish.

     The operating agreement further provides for a staggered board of directors, where, upon the expiration of the initial board, the first group of directors shall serve for one year, the second group shall serve for two years, and the third group shall serve for three years. The successors for each group of directors shall be elected for a 3-year term and at that point, one-third of the total number of directors will be elected by the members each year. The directors shall be placed into groups by resolution of the initial board of directors prior to the expiration of the initial term. Because the determination of which directors will serve in each respective class will take place at a later date, each director’s group is not known at this time.

Identification of Directors, Executive Officers and Significant Employees

     The following table shows the directors and officers of Siouxland Ethanol, LLC as of the date of this prospectus:

Board Member	Office
Tom Lynch	Chairman, President and Director
Pam Miller	Vice Chairperson, Vice President and Director
John Kingsbury	Treasurer and Director
Doug Garwood	Secretary and Director
Ronald Wetherell	Director
Darrell Downs	Director
Shennen Saltzman	Director
Donald Meisner	Director
Mark Peterson	Director
Matt Sederstrom	Director
Bill Riechers	Director
Craig Ebberson	Director

     All of our directors have held their positions since the formation of Siouxland Ethanol. All officers serve at the board’s discretion and will continue serving until the earlier of their resignation or removal from office by the board.

Business Experience of Directors and Officers

     The following is a brief description of the business experience and background of our officers and directors.

Tom Lynch, Chairman, President and Director, Age 64

     Mr. Lynch retired from the Burlington Northern Santa Fe Rail Road in July of 1995 where he held the position of General Superintendent of Operations. He currently manages Lynch Properties, Inc., a family owned farm and recreational property in Dakota County, Nebraska and serves on the Village Board of Trustees for the Village of Jackson, Nebraska.

Pam Miller, Vice Chairperson, Vice President and Director, Age 45

     Ms. Miller has been employed by Northeast Community College since January of 2005 as the South Sioux City Education Center Coordinator. In addition, since January of 2003, she has also been employed on a part-time basis as the Dakota County Commissioner. Ms. Miller also owns a construction company with her husband in Homer, Nebraska. Beginning in August of 1996 through December of 2004, she was an adjunct facility member at Morningside College. Ms. Miller was also an adjunct faculty member at Western Iowa Tech Community College from June of 1997 until May of 2004. Ms. Miller serves on several boards in the region, including the Nebraska Loess Hills RC&D, Dakota County Interagency Team (DCIT), South Sioux City Chamber of Commerce Legislative Committee, Siouxland Interstate Metropolitan Planning Council (SIMPCO), and Siouxland Regional Economic Development Committee.

John Kingsbury, Director and Treasurer, Age 57

     Mr. Kingsbury is the President and CEO of the Bank of Dixon County since 1997. The Bank of Dixon County has several locations throughout northeast Nebraska, including a branch in Jackson. Mr. Kingsbury also is the principal owner of BDC Insurance since 1974. Mr. Kingsbury also serves on the Nebraska Department of Roads Highway Commission. He is a member of the Nebraska Chamber of Commerce and Industry.

Doug Garwood, Secretary and Director, Age 61

     Since January of 1999, Mr. Garwood has been the co-owner and operator of Garwood Enterprises, which consists of a 2,400 acre farming operation and trucking company. Mr. Garwood currently serves on the Dakota County Economic Development Committee, South Sioux Chamber of Commerce, and the Nebraska Boys and Girls Home Board of directors.

Ronald Wetherell, Director, Age 60

     Mr. Wetherell is the current chairman of the board of directors of Little Sioux Corn Processors, LLC in Marcus, Iowa. Little Sioux Corn Processors, LLC is a public company and files reports with the Securities and Exchange Commission. He is also the owner and operator of Wetherell Manufacturing Company in Cleghorn, Iowa and has been for 40 years. Mr. Wetherell is currently the chairman of the Cherokee County Board of Supervisors. He also owns numerous farming operations throughout northwest Iowa.

Darrell Downs, Director, Age 67

     Prior to his retirement in 1994, Mr. Downs was employed by Moorman Manufacturing Company for 38 years. He has also been the mayor of Marcus, Iowa for the past 6 years and he has served as a consultant for Cherokee County Economic Development in Cherokee County, Iowa since 2003. Mr. Downs is on the board of directors of Little Sioux Corn Processors, LLC in Marcus, Iowa. Little Sioux Corn Processors, LLC is a public company and files reports with the Securities and Exchange Commission. Mr. Downs also rents out farmland throughout northwest Iowa and has been doing this for 20 years.

Shennen Saltzman, Director, Age 38

     Since August of 1997, Mr. Saltzman has been the owner of SEP, LLC, which owns and operates 12 Burger King restaurants with locations in Sioux City, Iowa; Yuma, Arizona; and Imperial Valley, California. He has also been a farmer/rancher who owns farmland in Dakota County since 2001. Beginning in December 1989 until he purchased SEP, LLC in August of 1997, Mr. Saltzman was an executive vice president at Pioneer Bank in Sioux City, Iowa. He serves on the Pioneer Bank Board of Directors, Briar Cliff University Board of Trustees, the Siouxland Initiative, and the Dakota County Economic Development Committee.

Donald ‘Skip’ Meisner, Director, Age 69

     Since March of 2001, Mr. Meisner has operated Meisner Management Services, LLC, which provides management of public works projects for local units of government. Examples of activities of Meisner Management Services, LLC include working to coordinate and manage flood control projects, bridges and housing developments and facilitating strategic planning for governments and their agencies. Prior to retiring in March of 2001, he served as Executive Director of the Siouxland Interstate Metropolitan Planning Council (SIMPCO). He is on the board of the Siouxland Community Foundation and the Tri-State Graduate Study Center. Meisner owns ground in Knox County, Nebraska.

Mark Peterson, Director Age 47

     Mr. Peterson served as senior vice president of IBP/Tyson from March of 1983 until July of 2004. In addition, he is a farmer/rancher with operations in Dakota County, Nebraska, other parts of Nebraska, northwest Iowa and southeast South Dakota and has been since 1985. Mr. Peterson currently serves on the board of trustees for the University of South Dakota and is a principal and board member of Liberty National Bank of Sioux City, Iowa.

Matt Sederstrom, Director, Age 32

     Mr. Sederstrom is employed by Fagen, Inc. as a project developer for fuel ethanol facilities and has been since June of 2001. Prior to his employment with Fagen, Inc., he was employed by Schott Corporation beginning in 1999 as a marketing representative.

Bill Riechers, Director, Age 53

     Mr. Riechers is a project coordinator and consultant for Value Add Ventures, LLC and has been since December 2001. As a project coordinator and consultant, he coordinates the project financing associated with the construction of ethanol plants. The following are the ethanol projects for which Mr. Riechers has served as a project coordinator: Big River Resources, LLC; Golden Grain Energy, LLC; Amaizing Energy, LLC; Western Wisconsin Renewable Energy; Glacial Lakes Energy, LLC; United Wisconsin Grain Producers, LLC; Granite Falls Energy, LLC; and E Energy Adams, LLC. In addition, since February of 2002, he has had a consulting agreement with Fagen, Inc. As a part of this consulting agreement, Mr. Riechers receives a monthly fee of $2,000 from Fagen, Inc. Prior to becoming a part of Value Add Ventures, LLC, he worked for Agri Sales Associates in agriculture sales.

Craig Ebberson, Director, Age 51

     Mr. Ebberson operates a 10,000 acre farm in northeast Nebraska which consists of corn, soybeans and alfalfa since 1970. He also owned and operated a 6,000 head commercial cattle feed yard since 1970. Mr. Ebberson also owns Kerloo Creek Ranch, Inc., a family owned ranch and Wynot River Farms, LLC. He is a member of the Nebraska Cattlemen’s Association, Nebraska Corn Association and Nebraska Soybean Association.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

     The following table sets forth certain information regarding the beneficial ownership of our units as of April 30, 2005, by each person or entity known by us to be the beneficial owner of more than five percent of the outstanding units:

		Amount and nature of
Title of Class	Name and Address	beneficial owner	Percent of Class
Membership Unit	Ronald and Sandra Wetherell(1) PO Box 188 Cleghorn, IA 51014	10 units	5.13%
Membership Unit	Mark R. Peterson(2) 891 Two Rivers Dr. Suite 100 Dakota Dunes, SD 57049	10 units	5.13%
Membership Unit	Shen-Dae-Man Properties, LLC(3) 729 E. 7th Street, Suite 2 South Sioux City, NE 68776	20 units	10.26%

(1)	Ron Wetherell is a director on our board of directors.

(2)	Mark Peterson is a director on our board of directors.

(3)	Shennen Saltzman, principal owner of Shen-Dae-Man, LLC, is a director on our board of directors.

Security Ownership of Management

     As of the date of this prospectus, our directors and officers own membership units as follows:

UNITS BENEFICIALLY OWNED BY DIRECTORS AND OFFICERS

				Percentage of Total After the Offering
	Name and Address of	Amount and Nature	Percent of Class	Maximum Units	Minimum Units Sold
Title of Class	Beneficial Owner	of Beneficial Owner	Prior to Offering	Sold in Offering	in Offering

Membership Units	Tom Lynch Director/President 1221 Monona Blvd Jackson, NE 68743	4	2.05%	0.08%	0.19%
Membership Units	Pam Miller Director/Vice President 414 Howard St. Homer, NE 68030	4	2.05	0.08	0.19
Membership Units	John Kingsbury Director/Treasurer PO Box 570 Ponca, NE 68770	8	4.10	0.17	0.38
Membership Units	Doug Garwood Director/Secretary 520 Timberline Drive South Sioux City, NE 68776	6	3.08	0.13	0.29
Membership Units	Ronald Wetherell Director PO Box 188 Cleghorn, IA 51014	10	5.13	0.21	0.47
Membership Units	Darrell Downs Director PO Box 103 Marcus, IA 51035	4	2.05	0.08	0.19
Membership Units	Shennen Saltzman Director 729 E. 7th Street, Suite 2 South Sioux City, NE 68776	20	10.26	0.42	0.95
Membership Units	Donald “Skip” Meisner Director 3116 Everett St. Sioux City, IA 51106	7	3.59	0.15	0.33
Membership Units	Mark Peterson Director 891 Two Rivers Dr. Suite 100 Dakota Dunes, SD 57049	10	5.13	0.21	0.47
Membership Units	Matt Sederstrom Director 1005 Boxelder Avenue Marshall, MN 56258	4	2.05	0.08	0.19
Membership Units	Bill Riechers Director 504 Astrachan Volga, SD 57071	4	2.05	0.08	0.19
Membership Units	Craig Ebberson Director 56521 870th Road Belden, NE 68716	8	4.10	0.17	0.38

Membership Units	All Directors and Officers as a Group	89	45.64%	1.86%	4.25%

EXECUTIVE COMPENSATION

     Tom Lynch is currently serving as our chairman and president and Pam Miller is currently serving as our vice chairperson and vice president. John Kingsbury is our treasurer, and Doug Garwood is our secretary. None of these officers have received any compensation from us or act under any written contract to provide services to us.

          Two of our directors, Bill Riechers and Darrell Downs are also serving as our project coordinators, and are getting compensated as such. Mr. Riechers received a one-time cash payment of $25,000 upon execution of the agreement and will receive a weekly payment of $300 per day up to and not exceeding $1,500 per week. In addition, if we are able to secure adequate debt financing to capitalize the project, Mr. Riechers will receive a one-time cash bonus of $35,000 and four units in Siouxland Ethanol upon loan funding. Mr. Downs received a one-time cash payment of $5,000 upon execution of the agreement and will receive a weekly payment of $150 per day up to and not exceeding $750 per week. In addition, if we are able to secure adequate debt financing to capitalize the project, Mr. Downs will receive a one-time cash bonus of $5,000 and two units in Siouxland Ethanol upon loan funding.

     We do not have any other compensation arrangements for our directors and officers.

Employment Agreements

     Other than the project coordinators agreement we entered into with Bill Riechers and Darrell Downs, we have no employment agreements with any executive officer or director. In the future, we may enter into employment agreements with our executive officers or other employees that we may hire, however, we have not yet negotiated or proposed any employment agreement to any employee.

Reimbursement of Expenses

     We reimburse our officers and directors for expenses incurred in connection with their service. Our reimbursement policy is to reimburse our officers and directors for out-of-pocket expenses.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Our operating agreement provides that none of our directors or members will be liable to us for any breach of their fiduciary duty. This could prevent both us and our unit holders from bringing an action against any director for monetary damages arising out of a breach of that director’s fiduciary duty or grossly negligent business decisions. This provision does not affect possible injunctive or other equitable remedies to enforce a director’s duty of loyalty for acts or omissions not taken in good faith, involving willful misconduct or a knowing violation of the law, or for any transaction from which the director derived an improper financial benefit. It also does not eliminate or limit a director’s liability for participating in unlawful payments or distributions or redemptions, or for violations of state or federal securities laws. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is contrary to public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

     Under Nebraska law, no member or director will be liable for any of our debts, obligations or liabilities merely because he or she is a member or director. In addition, Nebraska law permits, and our operating agreement contains, extensive indemnification provisions which require us to indemnify any officer or director who was or is party, or who is threatened to be made a party to a current or potential legal action because he or she is our director or officer. We must also indemnify against expenses, including attorney fees, judgments, claims, costs and liabilities actually and reasonably incurred by these individuals in connection with any legal proceedings, including legal proceedings based upon violations of the Securities Act of 1933 or state securities laws. Our indemnification obligations may include criminal or other proceedings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Fagen, Inc.

     On October 29, 2004, we entered into a letter of intent with Fagen, Inc. in which Fagen, Inc., would design and build an ethanol plant for a price of $56,619,000. Matt Sederstrom, an employee of Fagen, Inc., is a member and director of Siouxland Ethanol. It is our belief that the terms of our letter of intent with Fagen, Inc., are comparable to those that we could have obtained from an unaffiliated third party. Under the terms of the letter of intent, Fagen, Inc. agrees to enter into definitive agreements to provide design and construction related services to us. The letter of intent does not constitute a binding agreement, but the parties are obligated to enter into good faith negotiations to prepare definitive agreements. Prior to negotiating definitive agreements, any party could withdraw from the terms of the letter of intent. Under the letter of intent, Fagen, Inc. agrees to provide services to us in the following areas:

•	Providing a preliminary schedule and guaranteed maximum price and design-build agreement for the design and construction of our plant;

•	Assisting in all phases of the permitting process, including taking a lead role in obtaining all required permits for the construction and operation of the proposed plant;

•	Designing and building the proposed plant in accordance with a design-build contract, based upon the Design-Build Institute of America form contract; and

•	Assisting in identifying appropriate operational management for our plant.

Transactions with directors, Bill Riechers and Darrell Downs

     In January 2005, we entered into a consulting agreement with Bill Riechers and Darrell Downs to serve as our project coordinators in developing, financing and constructing our plant. Bill Riechers and Darrell Downs are directors of our Company. Under the terms of the agreement, they will:

•	Assist in negotiations of contracts with various service and product providers;

•	Assist in the planning of our equity marketing effort, including preparation of written and visual equity marketing materials and training our officers and directors to conduct our equity marketing effort;

•	Assist in the securing of debt financing for, and commencement of, construction of our plant;

•	Assist in the education of local lenders including, the preparation of a “banker’s book” tailored to our project; and

•	Perform such other reasonably necessary duties as we may request for the timely and successful securing of debt financing and commencement of construction of the project.

     Mr. Riechers received a one-time cash payment of $25,000 upon execution of the agreement and will receive a weekly payment of $300 per day up to and not exceeding $1,500 per week. In addition, if we are able to secure adequate debt financing to capitalize the project, Mr. Riechers will receive a one-time cash bonus of $35,000 and four units in Siouxland Ethanol upon loan funding.

     Mr. Downs received a one-time cash payment of $5,000 upon execution of the agreement and will receive a weekly payment of $150 per day up to and not exceeding $750 per week. In addition, if we are able to secure adequate debt financing to capitalize the project, Mr. Downs will receive a one-time cash bonus of $5,000 and two units in Siouxland Ethanol upon loan funding.

     We believe that the terms of the consulting agreement with Bill Riechers and Darrell Downs are comparable to those that we could have obtained from an unaffiliated third party.

PLAN OF DISTRIBUTION

     Before purchasing any units, an investor must execute a subscription agreement, a promissory note and security agreement and sign our operating agreement. The subscription agreement will contain, among other provisions, an acknowledgement that the investor received a prospectus, such as this, and that the investor agrees to be bound by our operating agreement. All subscriptions are subject to approval by our directors and we reserve the right to reject any subscription agreement.

The Offering

     We are offering, on a best efforts basis, a maximum of 4,600 units and a minimum of 1,900 units at a purchase price of $10,000 per unit. You must purchase a minimum of two units to participate in the offering. You may purchase any number of additional units subject to the 40% ownership limitation provided in our operating agreement. Our board of directors determined the offering price for the units arbitrarily, without any consultation with third parties. The offering price of the units is not, therefore, based on customary valuation or pricing techniques for new issuances. We anticipate our directors, as listed on page 5 of this prospectus, will sell our units in this offering, without the use of an underwriter. We will not pay commissions to our directors for these sales. Our directors will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934.

     Our minimum offering amount is $19,000,000 and our maximum offering amount is $46,000,000. The offering will end no later than one year from the effective date of this registration statement. If we sell the maximum number of units prior to one year from the effective date of this registration statement, the offering will end as of the date the maximum number of units is sold. We may choose to end the offering any time prior to one year date, after we sell the minimum number of units. If we abandon the project for any reason, we will terminate the offering. Even if we successfully close the offering by selling the minimum number of units by one year date, we may still be required to return the offering proceeds to investors if we are unable to satisfy the conditions for releasing funds from escrow, which include our receipt of a written debt financing commitment. After the offering, there will be 4,795 units issued and outstanding if we sell the maximum number of units offered in this offering and 2,095 units issued and outstanding if we sell the minimum number of units offered in this offering. This includes 195 seed capital units issued in our previous seed capital private placement.

     Our directors and officers will be allowed to purchase the units that are being offered, subject to the limitation in our operating agreement that no member can own more than 40% of the total issued and outstanding units. These units may be purchased for the purpose of satisfying the minimum amount of units required to close the offering. Units purchased by these individuals and entities will be subject to the same restrictions regarding transferability as described in this prospectus and our operating agreement, and will, therefore, be purchased for investment, rather than resale.

     You should not assume that we will sell the $19,000,000 minimum only to unaffiliated third party investors. We may sell units to affiliated or institutional investors that may acquire enough units to influence the manner in which Siouxland Ethanol is managed. These investors may influence the business in a manner more beneficial to them than to other investors.

     We plan to register the offering only with the Nebraska, Iowa and South Dakota state securities regulatory bodies. We may also offer or sell our units in other states in reliance on exemptions from the registration requirements of the laws of those other states. However, we may not generally solicit investors in any jurisdictions other than Nebraska, Iowa and South Dakota. This limitation may result in the offering being unsuccessful.

     We are expecting to incur offering expenses in the amount of approximately $325,000 to complete this offering.

Suitability of Investors

     Investing in the units offered hereby involves a high degree of risk. Accordingly, the purchase of units is suitable only for persons of substantial financial means that have no need for liquidity in their investments and can bear the economic risk of loss of any investment in the units. Units will be sold only to persons that meet these and other requirements. You cannot invest in this offering unless you meet one of the following 2 suitability tests: (1) You have annual income from whatever source of at least $45,000 and you have a net worth of at least $45,000 exclusive of home, furnishings and automobiles; or (2) you have a net worth of at least $100,000 exclusive of home, furnishings and automobiles. For married persons, the tests will be applied on a joint husband and wife basis regardless of whether the purchase is made by one spouse or the husband and wife jointly. Even if you represent that you meet the suitability standards set forth above, the board of directors reserves the right to reject any subscription for any reason, including if the board determines that the units are not a suitable investment for you.

     Each subscriber must make written representations that he/she/it:

•	is purchasing such units for the purpose of investment and not for resale;

•	has been encouraged to rely upon the advice of such subscriber’s legal counsel and accountants or other financial advisers with respect to the tax and other considerations relating to the purchase of units; and

•	will acquire the units for the subscriber’s own account without a view to public distribution or resale and that such subscriber has no contract, undertaking, agreement or arrangement to sell or otherwise transfer or dispose of any units or any portion thereof to any other person.

Subscription Period

     The offering must close upon the earlier occurrence of (1) our acceptance of subscriptions for units equaling the maximum amount of $46,000,000; or (2) one year from the effective date of this registration statement. However, we may close the offering any time prior to one year from the effective date of this registration statement upon the sale of the minimum aggregate offering amount of $19,000,000. If we abandon the project for any reason, we will terminate the offering. Even if we successfully close the offering by selling at least the minimum number of units prior to one year date, the offering proceeds will remain in escrow until we satisfy the conditions for releasing funds from escrow, including our receipt of a written debt financing commitment. We may admit members to Siouxland Ethanol and continue to offer any remaining units to reach the maximum number to be sold until the offering closes. We reserve the right to cancel or modify the offering, to reject subscriptions for units in whole or in part and to waive conditions to the purchase of units. Additionally, in our sole discretion, we may also determine that it is not necessary to sell all available units. If we sell subscriptions for all of the available units, we have the discretion to reject any subscriptions, in whole or in part, for any reason.

     This offering may be terminated for a variety of reasons, most of which are discussed in detail in the section entitled “RISK FACTORS.” In the event of termination of this offering prior to its successful closing, funds invested with us will be returned with interest, less escrow fees. We intend to return those funds by the close of the next business day or as soon as possible after the termination of the offering.

Subscription Procedures

     Before purchasing any units, you must complete the subscription agreement included as exhibit C to this prospectus, draft a check payable to “U.S. Bank, Escrow Agent for Siouxland Ethanol, LLC” in the amount of not less than 10% of the amount due for the units for which subscription is sought, which amount will be deposited in the escrow account; sign a full recourse promissory note and security agreement for the remaining 90% of the total subscription price; and deliver to us these items and an executed copy of the signature page of our operating agreement. In the subscription application, an investor must make representations to us concerning, among other things, that he or she has received our prospectus and any supplements, agrees to be bound by the operating agreement and understands that the units are subject to significant transfer restrictions. The subscription application also requires information about the nature of your desired ownership, your state of residence, and your taxpayer identification or Social Security Number. We encourage you to read the subscription agreement carefully.

     Once we receive subscriptions for the minimum amount of the offering, we will mail written notice to our investors that full payment under the promissory note is due within 20 days. We will deposit funds paid in satisfaction of the promissory notes into our escrow account where they will be held until we satisfy the conditions for releasing funds from escrow. Unpaid amounts will accrue interest at a rate of 12% per year and each investor will agree to reimburse us for amounts we must spend to collect the outstanding balance. In the event that a subscriber defaults on the promissory note, we intend to pursue that defaulting subscriber for payments of the amount due by any legal means, including, but not limited to, retention of the initial 10% payment and acquisition of a judgment against the subscriber.

     If you subscribe to purchase units after we have received subscriptions for the aggregate minimum offering amount of $19,000,000, you will be required to pay the full purchase price immediately upon subscription.

     We might not consider acceptance or rejection of your application until after we have received applications totaling at least $19,000,000 from investors or until a future date near the end of this offering. If we accept your subscription and meet the conditions for releasing funds from escrow, your subscription will be credited to your capital account in accordance with our operating agreement and we will issue to you a membership unit certificate signifying the ownership of your membership units. If we reject your subscription, we will return your subscription, check, and signature page within thirty days of rejection.

     Changes in the offering’s material terms after the registration statement’s effectiveness will terminate the original offer and subscribers would then be entitled to a refund. Material changes include the following: (1) extension of the offering beyond the year currently contemplated; (2) change in the offering price other than that disclosed in this prospectus; (3) change in the minimum purchase required of investors; (4) change in the amount of proceeds necessary to release the proceeds in escrow; and (5) material change in the application of proceeds.

     If you are deemed the beneficial owners of 5% or more of our issued and outstanding units you may have reporting obligations under Section 13 and Section 16 of the Securities and Exchange Act. If you anticipate being a beneficial owner of 5% or more of our outstanding units you should consult legal counsel to determine what filing and reporting obligations may be required under the federal securities laws.

Escrow Procedures

     Proceeds from subscriptions for the units will be deposited in an interest-bearing escrow account that we have established with the U.S. Bank, as escrow agent under a written escrow agreement. We will not release funds from the escrow account until specific conditions are satisfied. The conditions are (1) cash proceeds from unit sales deposited in the escrow account equals or exceeds $19,000,000, exclusive of interest; (2) our receipt of a written debt financing commitment for debt financing ranging from $30,640,000 to $57,640,000, depending on the amount necessary to fully capitalize the project; and (3) we elect, in writing, to terminate the escrow agreement.

     We will invest the escrow funds in short-term certificates of deposit issued by a bank, short-term securities issued by the United States government, money market funds, repurchase agreements or other financial vehicles including those available through the escrow agent. Even if we are successful in releasing funds from escrow, we intend to allow the offering to continue until one year from date of effectiveness of this registration statement; or some earlier date, at our discretion. We must sell the minimum number of units and collect 10% of the minimum offering amount in cash prior to one year from the effective date of this registration statement. If we sell the minimum number of units, collect 10% of the minimum offering amount in cash and notify our purchasers of their obligations to remit the 90% purchase price balance prior to one year from the effective date of this registration statement, the escrow account will continue for 3 months from that date to allow us sufficient time to collect the 90% balance. Cash proceeds from unit sales deposited in the escrow account must equal or exceed the minimum offering amount of $19,000,000 at the end of the 3 month period or we will be forced to terminate the escrow account and promptly return your investment to you.

     We may terminate the offering prior to closing the offering in which event we will return your investment, with interest, less escrow fees, by the close of the next business day or as soon as possible after the termination of the offering under the following scenarios:

•	If we determine in our sole discretion to terminate the offering prior to one year from effective date of this registration statement; or

•	If we do not raise the $19,000,000 minimum aggregate offering amount by one year from effective date of this registration statement.

Delivery of Unit Certificates

     If we satisfy the conditions for releasing funds from escrow, we will issue certificates for the units subscribed in the offering upon such release. Unless otherwise specifically provided in the subscription agreement, we will issue certificates for any subscription signed by more than one subscriber as joint tenants with full rights of survivorship. We will imprint the certificates with a conspicuous legend referring to the restrictions on transferability and sale of the units. See “DESCRIPTION OF MEMBERSHIP UNITS – Restrictive Legend on Membership Certificates.”

Summary of Promotional and Sales Material

     In addition to and apart from this prospectus, we may use certain sales material in connection with this offering. The material may include a brochure, question-and-answer booklet, speech for public seminars, invitations to seminars, news articles, public advertisements and audio-visual materials. In certain jurisdictions, such sales materials may not be available. This offering is made only by means of this prospectus and other than as described herein, we have not authorized the use of any other sales material. Although the information contained in such sales materials does not conflict with any of the information contained in this prospectus, such material does not purport to be complete and should not be considered as a part of this prospectus or of the registration statement of which this prospectus is a part, or as incorporated in this prospectus or the registration statement by reference.

DESCRIPTION OF MEMBERSHIP UNITS

     An investor in us is both a holder of units and a member of the limited liability company at the time of acceptance of the investment. As a unit holder, an investor will be entitled to certain economic rights, such as the right to the distributions that accompany the units. As a member of the limited liability company, an investor will be entitled to certain other rights, such as the right to vote at our member meetings. Although an investor will usually play both the role of member and unit holder, these roles may be separated upon termination of membership in the limited liability company. The separation of such roles may include the loss of certain rights, such as voting rights.

Membership Units

     Ownership rights in us are evidenced by units. There is one class of membership unit in Siouxland Ethanol. Each unit represents a pro rata ownership interest in our capital, profits, losses and distributions. Unit holders who are also members have the right to vote and participate in our management as provided in the operating agreement. We maintain a membership register at our principal office setting forth the name, address, capital contribution and number of units held by each member.

Restrictive Legend on Membership Certificate

     We will place restrictive legends on your membership certificate or any other document evidencing ownership of our units. The language of the legend will be similar to the following:

The transferability of the units represented by this certificate is restricted. Such units may not be sold, assigned, or transferred, nor will any assignee, vendee, transferee or endorsee thereof be recognized as having acquired any such units for any purposes, unless and to the extent such sale, transfer, hypothecation or assignment is permitted by, and is completed in strict accordance with, applicable state and federal law and the terms and conditions set forth in the Amended and Restated Operating Agreement and agreed to by each member.

The securities represented by this certificate may not be sold, offered for sale or transferred in the absence of an effective registration under the Securities Act of 1933, as amended, and under applicable state securities laws, or an opinion of counsel satisfactory to the Company that such transaction is exempt from registration under the Securities Act of 1933, as amended, and under applicable state securities laws.

Maximum Ownership Percentage

     Under our operating agreement, no member may own more than 40% of the total issued and outstanding units of Siouxland Ethanol. The calculation of a 40% limitation includes the number of units owned by the investor and his or her spouse, children, parents, brothers and sisters and any units owned by any corporation, partnership or other entity in which the investor or his/her family members owns or controls a majority of the voting power. The maximum ownership percentage serves to delay or prevent a change in control of Siouxland Ethanol.

Voting Limitations

     Each member is entitled to one vote per unit owned. Members may vote units in person or by proxy at a meeting of the unit holders, on all matters coming before a member vote. Members do not have cumulative voting or pre-emptive rights.

Separable Interests

     Although we are managed by our directors, our operating agreement provides that certain transactions, such as amending our operating agreement or dissolving the company, require member approval. Each member has the following rights:

•	To receive a share of our profits and losses;

•	To receive distributions of our assets, if and when declared by our directors;

•	To participate in the distribution of our assets in the event we are dissolved or liquidated;

•	To access information concerning our business and affairs at our place of business; and

•	To vote on matters coming before a vote of the members.

     Our operating agreement provides that if your membership is terminated, regardless of whether you transfer your units or we admit a substitute member, then you will lose all your rights to vote your units and the right to access information concerning our business and affairs at our place of business. Under our operating agreement, information that will be available exclusively to members includes state and federal tax returns and a current list of the names, addresses and capital account information of each member and unit holder. This information is available upon request by a member for purposes reasonably related to that person’s interest as a member. In addition, a member’s use of this information is subject to certain safety, security and confidentiality procedures established by us.

     Unit holders who have only economic rights in our units but not voting rights will continue to have the right to a share of our profits and losses and the right to receive distributions of our assets and to participate in the distribution of our assets in the event we are dissolved or liquidated. Unit holders will also have access to company information that is periodically submitted to the Securities and Exchange Commission. See “DESCRIPTION OF BUSINESS.”

     You membership interest may be terminated in accordance with the Nebraska Limited Liability Company Act. In addition, if you are an individual, you will cease to be a member upon your death or if you have been declared incompetent by a court of law. If you are a corporation, trust, limited liability company, or partnership, you will cease to be a member at the time your existence is terminated. If you are an estate, then your membership will terminate when the fiduciary of the estate distributes all of your units. Accordingly, it is possible to be a unit holder of Siouxland Ethanol, but not a member.

     If you transfer your units, and the transfer is permitted by the operating agreement, or has been approved by the board of directors, then the transferee will be admitted as a new member of Siouxland Ethanol only if the transferee:

•	Agrees to be bound by our operating agreement;

•	Pays or reimburses us for legal, filing and publication costs that we incur relating to admitting such transferee as a new member, if any;

•	Delivers, upon our request, any evidence of the authority such person or entity has to become a member of Siouxland Ethanol; and

•	Delivers, upon our request, any other materials needed to complete transferee’s transfer.

     The board of directors, in its discretion, may prohibit the transferee from becoming a member if he or she does not comply with these requirements.

Distributions

     Distributions are payable at the discretion of our board of directors, subject to the provisions of the Nebraska Limited Liability Company Act, our operating agreement and the requirements of our creditors. Our board has no obligation to distribute profits, if any, to members. We have not declared or paid any distributions on our units.

     Unit holders are entitled to receive distributions of cash or property if and when a distribution is declared by our directors. Distributions will be made to investors in proportion to the number of units investors own as compared to all of our units that are then issued and outstanding. Our directors have the sole authority to authorize distributions based on available cash (after payment of expenses and resources), however, we will attempt to distribute an amount approximating the additional federal and state income tax attributable to investors as a result of profits allocated to investors.

     We do not expect to generate revenues until the proposed plant is operational. After operation of the proposed plant begins, we anticipate, subject to any loan covenants or restrictions with our senior and subordinated lenders, distributing a portion of our net cash flow to our members in proportion to the units held and in accordance with our operating agreement. By net cash flow, we mean our gross cash proceeds received less any portion, as determined by our directors in their sole discretion, used to pay or establish reserves for our expenses, debt payments, capital improvements, replacements and contingencies. Our board may elect to retain future profits to provide operational financing for the plant, debt retirement and possible plant expansion.

     We do not know the amount of cash that we will generate, if any, once we begin operations. At the start, we will generate no revenues and do not expect to generate any operating revenue until the proposed ethanol plant is operating fully. Cash distributions are not assured, and we may never be in a position to make distributions. Whether we will be able to generate sufficient cash flow from our business to make distributions to members will depend on numerous factors, including:

•	Successful and timely completion of construction since we will not generate any revenue until our plant is constructed and operational;

•	Required principal and interest payments on any debt and compliance with applicable loan covenants which will reduce the amount of cash available for distributions;

•	Our ability to operate our plant at full capacity which directly impacts our revenues;

•	Adjustments and amounts of cash set aside for reserves and unforeseen expenses; and

•	State and federal regulations and subsidies, and support for ethanol generally which can impact our profitability and the cash available for distributions.

Capital Accounts and Contributions

     The purchase price paid for our units constitutes a capital contribution for purposes of becoming a unit holder and will be credited to your capital account. As a unit holder, your capital account will be increased according to your share of our profits and other applicable items of income or gain specially allocated to you pursuant to the special allocation rules described below. In addition, we will increase your capital account for the amount of any of our liabilities that are assumed by you or are secured by any property which we distribute to you. We will decrease your capital account for your share of our losses and other applicable items of expenses or losses specially allocated to you pursuant to the special allocation rules described below. We will also decrease your capital account in an amount equal to the value of any property we distribute to you. In addition, we will decrease your capital account for the amount of any of your liabilities that are assumed by us or are secured by property you have contributed to us. In the event you transfer your units and we have approved such transfer, then your capital account, to the extent it relates to the units transferred, will be transferred to the transferee. Our operating agreement does not require you to make additional capital contributions to us. Interest will not accrue on your capital contributions, and you have no right to withdraw or be repaid your capital contributions made to us.

Allocation of Profits and Losses

     Except as otherwise provided in the special allocation rules described below, profits and losses that we recognize will be allocated to you in proportion to the number of units you hold. Our profits and losses will be determined by our directors on either a daily, monthly, quarterly or other basis permitted under the Internal Revenue Code, as amended, and corresponding Treasury Regulations.

Special Allocation Rules

     The amount of profits and losses that we allocate to you is subject to a number of exceptions referred to as special allocations. These include special allocations required by the Internal Revenue Code and Treasury Regulations aimed at highly leveraged limited liability companies that allocate taxable losses in excess of a unit holder’s actual capital contributions. Our operating agreement also requires that our directors make offsetting special allocations in any manner they deem appropriate that, after such offsetting allocations are made, each Unit holder’s capital account balance is equal to the capital account balance that that unit holder would have had if special allocations required by the Internal Revenue Code and Treasury Regulations were not made to that unit holder’s capital account.

Restrictions on Transfers of Units

     The units will be subject to certain restrictions on transfers pursuant to our operating agreement. In addition, transfers of the units may be restricted by state securities laws. As a result, investors may not be able to liquidate their investments in the units and therefore may be required to assume the risks of investing in us for an indefinite period of time. Investment in us should be undertaken only by those investors who can afford an illiquid investment.

     We have restricted the ability to transfer units to ensure that Siouxland Ethanol is not deemed a “publicly traded partnership” and thus taxed as a corporation. Under our operating agreement, no transfer may occur without the approval of the board of directors. The board of directors will only permit transfers that fall within “safe harbors” contained in the publicly traded partnership rules under the Internal Revenue Code, to include the following:

•	Transfers by gift to the member’s descendants;

•	Transfers upon the death of a member; and

•	Certain other transfers provided that for the applicable tax year, the transfers in the aggregate do not exceed 2% of the total outstanding units.

     Any transfer in violation of the publicly traded partnership requirements or our operating agreement will be null and void. Furthermore, there is no public or other market for these securities. We do not anticipate such a market will develop.

     The units are unsecured equity interests in Siouxland Ethanol and are subordinate in right of payment to all of our current and future debt. In the event of our insolvency, liquidation, dissolution or other winding up of our affairs, all of our debts, including winding-up expenses, must be paid in full before any payment is made to the unit holders. There is no assurance that there would be any remaining funds for distribution to the unit holders, after the payment of all of our debts.

SUMMARY OF OUR OPERATING AGREEMENT

     Statements contained in this section of the prospectus regarding the contents of our Amended and Restated Operating Agreement, which is discussed as our operating agreement throughout this prospectus, are not necessarily complete, and reference is made to the copy of our Amended and Restated Operating Agreement filed as exhibit B to this prospectus.

Binding Nature of the Agreement

     We will be governed primarily according to the provisions of our operating agreement and the Nebraska Limited Liability Company Act. Among other items, our operating agreement contains provisions relating to the election of directors, restrictions on transfers, member voting, and other company governance matters. If you invest in Siouxland Ethanol, you will be bound by the terms of this agreement. Its provisions may not be amended without the approval the affirmative vote of the holders of a majority of the units constituting a quorum, represented either in person or by proxy or mail ballot, at any regular or special meeting of the members.

Management

     Our operating agreement provides that Siouxland Ethanol is exclusively managed by our board of directors. Our initial board of directors consists of 12 individuals. The current directors and their business experience are set out in further detail in “DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS.” Directors are elected by the members, however, each member purchasing 200 or more units in this registered offering has the right to appoint one director to our board. The board shall consist of a minimum of 7 to a maximum of 15 directors, however, the actual size of the board will depend on how many directors may be appointed by members purchasing 200 or more units in this registered offering. The majority of our board must be elected at large by the members regardless of how many directors are appointed by members purchasing 200 or more of our units in this registered offering. Directors are elected by plurality vote of the members which means that the nominees receiving the greatest number of votes relative to all other nominees are elected as directors.

     Nominations for directors may be made by the nominating committee of the board of directors or by the board of directors as a whole. Members may also nominate candidates for our board by giving advance written notice to Siouxland Ethanol with information about the nominee and the nominating member. Any board nomination made by a member must be accompanied by a nominating petition signed by unit holders representing at least 5% of our outstanding units.

     Our initial board of directors will serve until the first members’ meeting following substantial completion of the plant. If our project suffers delays due to financing or construction, our initial board of directors could serve for an extended period of time. In that event, your only recourse to replace these directors would be through an amendment to our operating agreement which could be difficult to accomplish. At that members’ meeting, the board of directors will be elected to serve staggered three-year terms. Prior to that meeting, our initial board will separately identify the director positions to be elected and will classify each position as Group I, Group II or Group III. Group I directors will serve an initial term of one year with successor directors elected to three year terms. Group II directors will serve an initial term of two years with successor directors elected to three year terms. Group III directors will serve an initial term of three years with successor directors elected to three year terms.

     No matter may be submitted to the members for approval without the prior approval of the board of directors. This means that the board of directors controls virtually all of our affairs. We do not expect to develop a vacancy on the board of directors until after substantial completion of the plant.

     Our operating agreement is unlike the articles of incorporation or bylaws of typical public companies whose shares trade on NASDAQ or a stock exchange. Our units do not trade on an exchange and we are not governed by the rules of NASDAQ or a stock exchange concerning company governance.

     The directors must elect a chairman who will preside over any meeting of the board of directors, and a vice-chairman who shall assume the chairman’s duties in the event the chairman is unable to act.

     According to our operating agreement, the directors may not take the following actions without the unanimous consent of the members:

•	Cause or permit Siouxland Ethanol to engage in any activity that is inconsistent with our purposes;

•	Knowingly act in contravention or the operating agreement or act in a manner that would make it impossible for us to carry on our ordinary business, except as otherwise provided in the operating agreement;

•	Possess our property or assign rights in specific company property other than for Siouxland Ethanol’s purpose; or

•	Cause us to voluntarily take any action that would cause our bankruptcy.

     In addition, without the consent of a majority of the membership voting interests the directors do not have the authority to cause Siouxland Ethanol to:

•	Merge, consolidate, exchange or otherwise dispose of at one time, all or substantially all of our property, except for a liquidating sale of the property in connection with our dissolution;

•	Confess a judgment against us in an amount in excess of $500,000;

•	Issue units at a purchase price of less than $5,000 per unit;

•	Issue more than 7,000 units; or

•	Elect to dissolve the Company.

Members’ Meetings and Other Members’ Rights

     There will be an annual meeting of members at which the board of directors will give our annual company report. Members will address any appropriate business including the election of directors to those director seats becoming vacant under the then adopted staggered term format. In addition, members owning an aggregate of 30% of the units may demand in writing that the board call a special meeting of members for the purpose of addressing appropriate member business. The board of directors may also call a special meeting of members at any time.

     Member meetings shall be at the place designated by the board or members calling the meeting. Members of record will be given notice of member meeting neither more than 60 days nor less than five days in advance of such meetings.

     In order to take action at a meeting, members holding at least 25% of the outstanding units must be represented in person, by proxy or by mail ballot. Voting by proxy or by mail ballot shall be permitted on any matter if it is authorized by our directors. Assuming a quorum is present, members take action by a vote of the majority of the units represented at the meeting (in person, by proxy or by mail ballot) and entitled to vote on the matter, unless the vote of a greater or lesser proportion or numbers is otherwise required by our operating agreement or by the Nebraska Limited Liability Company Act.

     For the purpose of determining the members entitled to notice of or to vote at any members’ meeting, members entitled to receive payment of any distribution, or to make a determination of members for any other purpose, the date on which notice of the meeting is mailed (or otherwise delivered) or the date on which the resolution declaring the distribution is adopted, as the case may be, shall be the record date for determination of the members.

     Members do not have dissenter’s rights. This means that in the event we merge, consolidate, exchange or otherwise dispose of all or substantially all of our property, unit holders do not have the right to dissent and seek payment for their units.

     We will maintain our books, accountings and records at our principal office. A member may inspect them during normal business hours. Our books and accountings will be maintained in accordance with generally accepted accounting principles.

Unit Transfer Restrictions

     A unit holder’s ability to transfer units is restricted under the operating agreement. Unit holders may not transfer their units prior to the time that our ethanol plant is substantially operational unless such transfer is:

•	To the investor’s administrator or trustee to whom such units are transferred involuntarily by operation of law, such as death; or

•	Made without consideration to or in trust for the investor’s descendants or spouse.

     Once we begin substantial operation of the proposed ethanol plant, investors may transfer their units to any person or organization only if such transfer meets the conditions precedent to a transfer under our operating agreement and:

•	Has been approved by our directors in accordance with the terms of the operating agreement; or

•	The transfer is made to any other member or to any affiliate or related party of another member or the transferring member.

     To maintain partnership tax status, the units may not be traded on an established securities market or readily tradable on a secondary market. We do not intend to list the units on the New York Stock Exchange, the NASDAQ Stock Market or any other stock exchange. To help ensure that a market does not develop, our operating agreement prohibits transfers without the approval of the directors. The directors will generally approve transfers so long as the transfers fall within “safe harbors” contained in the publicly traded partnership rules under the Internal Revenue Code. If any person transfers units in violation of the publicly traded partnership rules or without our prior consent, the transfer will be null and void. These restrictions on transfer could reduce the value of an investor’s units.

Amendments

     Our operating agreement may be amended by the affirmative vote of the holders of a majority of the units constituting a quorum, represented either in person or by proxy or mail ballot, at any regular or special meeting of the members. No amendment may adversely affect a member’s economic interest or modify the liability of a member, without that member’s consent. The operating agreement defines economic interest as a member’s share of profits and losses, the right to receive distributions of the company’s assets and the right to information concerning the business and affairs of the company.

Dissolution

     Our operating agreement provides that a voluntary dissolution of Siouxland Ethanol may be affected only upon the prior approval of a 75% super majority of all units entitled to vote.

FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS

     This section of the prospectus describes some of the more important federal income tax risks and consequences of your participation in Siouxland Ethanol. No information regarding state and local taxes is provided. Each prospective member should consult his or her own tax advisor concerning the impact that his or her investment in Siouxland Ethanol may have on his or her federal income tax liability and the application of state and local income and other tax laws to his or her investment in Siouxland Ethanol. Although we will furnish unit holders with such information regarding Siouxland Ethanol as is required for income tax purposes, each unit holder will be responsible for preparing and filing his or her own tax returns.

     The following discussion of the tax aspects of an investment in our units is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing Treasury Department regulations (“Regulations”), and administrative rulings and judicial decisions interpreting the Code. Significant uncertainty exists regarding certain tax aspects of limited liability companies. Such uncertainty is due, in part, to continuing changes in federal tax law that have not been fully interpreted through regulations or judicial decisions. Tax legislation may be enacted in the future that will affect Siouxland Ethanol and a unit holder’s investment in Siouxland Ethanol. Additionally, the interpretation of existing law and regulations described here may be challenged by the Internal Revenue Service during an audit of our information return. If successful, such a challenge likely would result in adjustment of a unit holder’s individual return.

     The tax opinion contained in this section and the opinion attached as exhibit 8.1 to the registration statement constitutes the opinion of our tax counsel, Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C., regarding our classification for federal income tax purposes. An opinion of legal counsel represents an expression of legal counsel’s professional judgment regarding the subject matter of the opinion. It is neither a guarantee of any indicated result nor an undertaking to defend any indicated result should that result be challenged by the Internal Revenue Service. This opinion is in no way binding on the Internal Revenue Service or on any court of law.

     In the opinion attached as exhibit 8.1 to the registration statement, our tax counsel has also confirmed as correct their representation to us that the statements and legal conclusions contained in this section regarding general federal income tax consequences of owning our units as a result of our partnership tax classification are accurate in all material respects. The tax consequences to us and our members are highly dependent on matters of fact that may occur at a future date and are not addressed in our tax counsel’s opinion. With the exception of our tax counsel’s opinion that we will be treated as a partnership for federal income tax purposes, this section represents an expression of our tax counsel’s professional judgment regarding general federal income tax consequences of owning our units, insofar as it relates to matters of law and legal conclusions. This section is based on the assumptions and qualifications stated or referenced in this section. It is neither a guarantee of the indicated result nor an undertaking to defend the indicated result should it be challenged by the Internal Revenue Service. No rulings have been or will be requested from the Internal Revenue Service concerning any of the tax matters we describe. Accordingly, you should know that the opinion of our tax counsel does not assure the intended tax consequences because it is in no way binding on the Internal Revenue Service or any court of law. The Internal Revenue Service or a court may disagree with the following discussion or with any of the positions taken by us for federal income tax reporting purposes, and the opinion of our tax counsel may not be sufficient for an investor to use for the purpose of avoiding penalties relating to a substantial understatement of income tax under Section 6662(d). See “FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS — Interest on Underpayment of Taxes; Accuracy-Related Penalties; Negligence Penalties” below.

     Investors are urged to consult their own tax advisors with specific reference to their own tax and financial situations, including the application and effect of state, local and other tax laws, and any possible changes in the tax laws after the date of this prospectus. This section is not to be constructed as a substitute for careful tax planning.

Partnership Status

     Our tax counsel has opined that, assuming we do not elect to be treated as a corporation, we will be treated as a partnership for federal income tax purposes. This means that we will not pay any federal income tax and the unit holders will pay tax on their shares of our net income. Under recently revised Treasury regulations, known as “check-the-box” regulations, an unincorporated entity such as a limited liability company will be taxed as partnership unless the entity is considered a publicly traded limited partnership or the entity affirmatively elects to be taxed as a corporation.

     We will not elect to be taxed as a corporation and will endeavor to take steps as are feasible and advisable to avoid classification as a publicly traded limited partnership. Congress has shown no inclination to adopt legislation that would jeopardize the tax classification of the many entities that have acted in reliance on the check-the-box regulations.

     As a partnership, if we fail to qualify for partnership taxation, we would be treated as a “C corporation” for federal income tax purposes. As a C corporation, we would be taxed on our taxable income at corporate rates, currently at a maximum rate of 35%. Distributions would generally be taxed again to unit holders as corporate dividends. In addition, unit holders would not be required to report their shares of our income, gains, losses or deductions on their tax returns until such are distributed. Because a tax would be imposed upon us as a corporate entity, the cash available for distribution to unit holders would be reduced by the amount of tax paid, in which case the value of the units would be reduced.

Publicly Traded Partnership Rules

     To qualify for taxation as a partnership, we cannot be a publicly traded partnership under Section 7704 of the Internal Revenue Code. Generally, Section 7704 provides that a partnership will be classified as a publicly traded partnership and will be taxed as a corporation if its interests are:

•	Traded on an established securities market; or

•	Readily tradable on a secondary market or the substantial equivalent.

     Although there is no legal authority on whether a limited liability company is subject to these rules, in the opinion of our counsel, it is probable that we are subject to the testing under the publicly traded partnership rules because we elected to be classified and taxed as a partnership.

     We will seek to avoid being treated as a publicly traded partnership. Under Section 1.7704-1(d) of the Treasury Regulations, interests in a partnership are not considered traded on an established securities market or readily tradable on a secondary market unless the partnership participates in the establishment of the market or the inclusion of its interests in a market, or the partnership recognizes any transfers made on the market by redeeming the transferor partner or admitting transferee as a partner.

     We do not intend to list the units on the New York Stock Exchange, the NASDAQ Stock Market or any other stock exchange. In addition, our operating agreement prohibits any transfer of units without the approval of our directors. Our directors intend to approve transfers that fall within safe harbor provisions of the Treasury Regulations, so that we will not be classified as a publicly traded partnership. These safe harbor provisions generally provide that the units will not be treated as readily tradable on a secondary market, or the substantial equivalent, if the interests are transferred:

•	In “private” transfers;

•	Pursuant to a qualified matching service; or

•	In limited amounts that satisfy a 2% test.

     Private transfers include, among others:

•	Transfers by gifts in which the transferee’s tax basis in the units is determined by reference to the transferor’s tax basis in the interests transferred;

•	Transfers at death, including transfers from an estate or testamentary trust;

•	Transfers between members of a family as defined in Section 267(c)(4) of the Internal Revenue Code;

•	Transfers from retirement plans qualified under Section 401(a) of the Internal Revenue Code or an IRA; and

•	“Block transfers.” A block transfer is a transfer by a unit holder and any related persons as defined in the Internal Revenue Code in one or more transactions during any thirty-calendar-day period of units that in the aggregate represents more than two percent of the total interests in partnership capital or profits.

     Transfers through a qualified matching service are also disregarded in determining whether interests are readily tradable. A matching service is qualified only if:

•	It consists of a computerized or printed system that lists customers’ bid and/or ask prices in order to match unit holders who want to sell with persons who want to buy;

•	Matching occurs either by matching the list of interested buyers with the list of interested sellers or through a bid and ask process that allows interested buyers to bid on the listed interest;

•	The seller cannot enter into a binding agreement to sell the interest until the 15th calendar day after his interest is listed, which time period must be confirmable by maintenance of contemporaneous records;

•	The closing of a sale effectuated through the matching service does not occur prior to the 45th calendar day after the interest is listed;

•	The matching service displays only quotes that do not commit any person to buy or sell an interest at the quoted price (nonfirm price quotes), or quotes that express an interest in acquiring an interest without an accompanying price (nonbinding indications of interest), and does not display quotes at which any person is committed to buy or sell an interest at the quoted price;

•	The seller’s information is removed within 120 days of its listing and is not reentered into the system for at least 60 days after its deletion; and

•	The sum of the percentage interests transferred during the entity’s tax year, excluding private transfers, cannot exceed ten percent of the total interests in partnership capital or profits.

     In addition, interests are not treated as readily tradable if the sum of the percentage of the interests transferred during the entity’s tax year, excluding private transfers, do not exceed two percent of the total interests in partnership capital or profits. We expect to use a combination of these safe harbor provisions to avoid being treated as a publicly traded partnership.

Tax Treatment of our Operation; Flow-Through Taxable Income and Loss; Use of Calendar Year

     We will pay no federal income tax. Instead, as unit holders, investors will be required to report on their income tax return their allocable share of the income, gains, losses and deductions we have recognized without regard to whether they receive cash distributions.

     Because we will be taxed as a partnership, we will have our own taxable year that is separate from the taxable years of our unit holders. Unless a business purpose can be established to support a different taxable year, a partnership must use the “majority interest taxable year” which is the taxable year that conforms to the taxable year of the holders of more than 50% of its interests. In this case, the majority interest taxable year is the calendar year.

Tax Consequences to Our Unit Holders

     As a unit holder, for your taxable year with which or within which our taxable year ends you will be required to report on your own income tax return, your distributive share of our income, gains, losses and deductions regardless of whether you receive any cash distributions. To illustrate, a unit holder reporting on a calendar year basis will include his or her share of our 2005 taxable income or loss on his or her 2005 income tax return. A unit holder with a June 30 fiscal year will report his share of our 2005 taxable income or loss on his income tax return for the fiscal year ending June 30, 2006. We will provide each unit holder with an annual Schedule K-1 indicating such holder’s share of our income, loss and separately stated components.

Tax Treatment of Distributions

     Distributions made by us to a unit holder generally will not be taxable to the unit holder for federal income tax purposes as long as distributions do not exceed the unit holder’s basis in his units immediately before the distribution. Cash distributions in excess of unit basis, which is unlikely to occur, are treated as gain from the sale or exchange of the units under the rules described below for unit dispositions.

Initial Tax Basis of Units and Periodic Basis Adjustments

     Under Section 722 of the Internal Revenue Code, investors’ initial basis in the units investors purchase will be equal to the sum of the amount of money investors paid for investors’ units. Here, an investor’s initial basis in each unit purchased will be $10,000.

     An investor’s’ initial basis in the units will be increased to reflect the investor’s distributive share of our taxable income, tax-exempt income, gains and any increase in the investor’s share of recourse and qualified non-recourse indebtedness. If the investor makes additional capital contributions at any time, the adjusted basis of the investor’s units will be increased by the amount of any cash contributed or the adjusted basis in any property contributed if additional units are not distributed to investors.

     The basis of an investor’s units will be decreased, but not below zero, by:

•	The amount of any cash we distribute to the investors;

•	The basis of any other property distributed to the investor;

•	The investor’s distributive share of losses and nondeductible expenditures that are “not properly chargeable to capital account;” and

•	Any reduction in the investor’s share of certain items of Company debt.

     The unit basis calculations are complex. A member is only required to compute unit basis if the computation is necessary to determine his tax liability, but accurate records should be maintained. Typically, basis computations are necessary at the following times:

•	The end of a taxable year during which we suffered a loss, for the purpose of determining the deductibility of the member’s share of the loss;

•	Upon the liquidation or disposition of a member’s interest, or

•	Upon the non-liquidating distribution of cash or property to an investor, in order to ascertain the basis of distributed property or the taxability of cash distributed.

     Except in the case of a taxable sale of a unit or Siouxland Ethanol’s liquidation, exact computations usually are not necessary. For example, a unit holder who regularly receives cash distributions that are less than or equal to his or her share of our taxable income will have a positive unit basis at all times. Consequently, no computations are necessary to demonstrate that cash distributions are not taxable under Section 731(a)(1) of the Internal Revenue Code. The purpose of the basis adjustments is to keep track of a member’s tax investment in us, with a view toward preventing double taxation or exclusion from taxation of income items upon ultimate disposition of the units.

Tax Credits to Unit Holders

Small Ethanol Producer Tax Credit

     “Small Ethanol Producers” are allowed a 10-cents-per-gallon production income tax credit on up to 15 million gallons of production annually. Under current law, small ethanol producers are those ethanol producers producing less than 30 million gallons per year. We do not expect to be classified as a small ethanol producer for purposes of the tax credit because we expect to produce approximately 50 million gallons of ethanol per year. Legislation has been introduced in the U.S. House and Senate to update the definition of a “small ethanol producer” from 30 million gallons per year to 60 million gallons per year. If this legislation is passed, we would qualify for the small ethanol producer tax credit. There is no guarantee or assurance that this legislation will be enacted.

     Historically, the small ethanol producer tax credit did not apply to reduce the alternative minimum tax, “AMT.” As a result, although the tax credit would otherwise apply, certain unit holders did not realize the full benefit of the tax credit due to the application of the AMT. The American Jobs Creation Act of 2004 changed the tax law for tax years beginning after December 31, 2004, to allow the credit to reduce the AMT.

     Under current law, unit holders utilizing the small ethanol producer tax credit would be required to increase taxable income by the amount of the credit in their gross income before utilizing the credit to reduce any tax on their passive income. This means that although the credits may reduce the tax liability resulting from a unit holder’s passive income, the net result would not reduce the unit holder’s total tax liability on a dollar-for-dollar basis. Instead, the net-benefit would be a lesser amount. Unit holders in higher marginal income tax brackets generally would benefit less than unit holders in lower marginal tax brackets. The proposed tax legislation, if enacted, would repeal the present rule requiring the amount of the credit to be included in income. However, there is no assurance that the tax legislation will be passed by the Congress or enacted into law by the President.

     The small ethanol producers tax credit originally scheduled to expire in 2007 has been extended through 2010. Although Congress may further extend or make permanent the credit, there is no assurance that the tax credit will be extended beyond 2010.

Deductibility of Losses; At-Risk Passive Loss Limitations

     Generally, a unit holder may deduct losses allocated to him, subject to a number of restrictions. An investor’s ability to deduct any losses we allocate to the investor is determined by applying the following three limitations dealing with basis, at-risk and passive losses:

•	Basis. An investor may not deduct an amount exceeding the investor’s adjusted basis in the investor’s units pursuant to Internal Revenue Code Section 704(d). If the investor’s share of the Company’s losses exceed the investor’s basis in the investor’s units at the end of any taxable year, such excess losses, to the extent that they exceed the investor’s adjusted basis, may be carried over indefinitely and deducted to the extent that at the end of any succeeding year the investor’s adjusted basis in the investor’s units exceeds zero.

•	At-Risk Rules. Under the “at-risk” provisions of Section 465 of the Internal Revenue Code, if an investor is an individual taxpayer, including an individual partner in a partnership, or a closely-held corporation, the investor may deduct losses and tax credits from a trade or business activity, and thereby reduce the investor’s taxable income from other sources, only to the extent the investor is considered “at risk” with respect to that particular activity. The amount an investor is considered to have “at risk” includes money contributed to the activity and certain amounts borrowed with respect to the activity for which the investor may be liable.

•	Passive Loss Rules. Section 469 of the Internal Revenue Code may substantially restrict an investor’s ability to deduct losses and tax credits from passive activities. Passive activities generally include activities conducted by pass-through entities, such as a limited liability company, certain partnerships or S corporations, in which the taxpayer does not materially participate. Generally, losses from passive activities are deductible only to the extent of the taxpayer’s income from other passive activities. Passive activity losses that are not deductible may be carried forward and deducted against future passive activity income or may be deducted in full upon disposition of a unit holder’s entire interest in us to an unrelated party in a fully taxable transaction. It is important to note that “passive activities” do not include dividends and interest income that normally is considered to be “passive” in nature. For unit holders who borrow to purchase their units, interest expense attributable to the amount borrowed will be aggregated with other items of income and loss from passive activities and subjected to the passive activity loss limitation. To illustrate, if a unit holder’s only passive activity is our limited liability company, and if we incur a net loss, no interest expense on the related borrowing would be deductible. If that unit holder’s share of our taxable income were less than the related interest expense, the excess would be nondeductible. In both instances, the disallowed interest would be suspended and would be deductible against future passive activity income or upon disposition of the unit holder’s entire interest in our limited liability company to an unrelated party in a fully taxable transaction.

Passive Activity Income

     If we are successful in achieving our investment and operating objectives, investors may be allocated taxable income from us. To the extent that an investor’s share of our net income constitutes income from a passive activity, as described above, such income may generally be offset by the investor’s net losses and credits from investments in other passive activities.

Alternative Minimum Tax

     Individual taxpayers are subject to an “alternative minimum tax” if such tax exceeds the individual’s regular income tax. Generally, alternative minimum taxable income is the taxpayer’s adjusted gross income increased by the amount of certain preference items less certain itemized deductions. We may generate certain preference items. Depending on a member’s other items of income, gain, loss, deduction and credit, the impact of the alternative minimum tax on a member’s overall federal income tax liability may vary from no impact to a substantial increase in tax. Accordingly, each prospective investor should consult with his tax advisor regarding the impact of an investment in Siouxland Ethanol on the calculation of his alternative minimum tax, as well as on his overall federal income tax liability.

Allocations of Income and Losses

     Your distributive share of our income, gain, loss or deduction for federal income tax purposes generally is determined in accordance with our operating agreement. Under Section 704(b) of the Internal Revenue Code, however, the Internal Revenue Service will respect our allocation, or a portion of it, only if it either has “substantial economic effect” or is in accordance with the “partner’s interest in the partnership.” If the allocation or portion thereof contained in our operating agreement does not meet either test, the Internal Revenue Service may reallocate these items in accordance with its determination of each member’s economic interest in us. Treasury Regulations contain guidelines as to whether partnership allocations have substantial economic effect. The allocations contained in the operating agreement are intended to comply with the Treasury Regulations’ test for having substantial economic effect. New unit holders will be allocated a proportionate share of income or loss for the year in which they became unit holders. The operating agreement permits our directors to select any method and convention permissible under Internal Revenue Code Section 706(d) for the allocation of tax items during the time any person is admitted as a unit holder. In addition, the operating agreement provides that upon the transfer of all or a portion of a unit holder’s units, other than at the end of the fiscal year, the entire year’s net income or net loss allocable to the transferred units will be apportioned between the transferor and transferee.

Tax Consequences Upon Disposition of Units

     Gain or loss will be recognized on a sale of our units equal to the difference between the amount realized and the unit holder’s basis in the units sold. The amount realized includes cash and the fair market value of any property received plus the member’s share of certain items of our debt. Although unlikely, since certain items of our debt are included in an investor’s basis, it is possible that an investor could have a tax liability upon the sale of the investor’s units that exceeds the proceeds of sale.

     Gain or loss recognized by a unit holder on the sale or exchange of a unit held for more than one year generally will be taxed as long-term capital gain or loss. A portion of this gain or loss, however, will be separately computed and taxed as ordinary income or loss under Internal Revenue Code Section 751 to the extent attributable to depreciation recapture or other “unrealized receivables” or “substantially appreciated inventory” owned by us. We will adopt conventions to assist those members that sell units in apportioning the gain among the various categories.

Effect of Tax Code Section 754 Election on Unit Transfers

     The adjusted basis of each unit holder in his units, “outside basis,” initially will equal his proportionate share of our adjusted basis in our assets, “inside basis.” Over time, however, it is probable that changes in unit values and cost recovery deductions will cause the value of a unit to differ materially from the unit holder’s proportionate share of the inside basis. Section 754 of the Internal Revenue Code permits a partnership to make an election that allows a transferee who acquires units either by purchase or upon the death of a unit holder to adjust his share of the inside basis to fair market value as reflected by the unit price in the case of a purchase or the estate tax value of the unit in the case of an acquisition upon death of a unit holder. Once the amount of the transferee’s basis adjustment is determined, it is allocated among our various assets pursuant to Section 755 of the Internal Revenue Code.

     A Section 754 election is beneficial to the transferee when his outside basis is greater than his proportionate share of the entity’s inside basis. In this case, a special basis calculation is made solely for the benefit of the transferee that will determine his cost recovery deductions and his gain or loss on disposition of property by reference to his higher outside basis. The Section 754 election will be detrimental to the transferee if his outside basis is less than his proportionate share of inside basis.

     If we make a Section 754 election, Treasury Regulations require us to make the basis adjustments. In addition, these regulations place the responsibility for reporting basis adjustments on us. We must report basis adjustments by attaching statements to our partnership returns. In addition, we are required to adjust specific partnership items in light of the basis adjustments. Consequently, amounts reported on the transferee’s Schedule K-1 are adjusted amounts.

     Transferees are subject to an affirmative obligation to notify us of their bases in acquired interests. To accommodate concerns about the reliability of the information provided, we are entitled to rely on the written representations of transferees concerning either the amount paid for the partnership interest or the transferee’s basis in the partnership interest under Section 1014 of the Internal Revenue Code, unless clearly erroneous.

     Our operating agreement provides our directors with authority to determine whether or not a Section 754 election will be made. Depending on the circumstances, the value of units may be affected positively or negatively by whether or not we make a Section 754 election. If we decide to make a Section 754 election, the election will be made on a timely filed partnership income tax return and is effective for transfers occurring in the taxable year of the return in which the election is made. Once made, the Section 754 election is irrevocable unless the Internal Revenue Service consents to its revocation.

Our Dissolution and Liquidation may be Taxable to Investors, Unless our Properties are Distributed In-Kind

     Our dissolution and liquidation will involve the distribution to investors of the assets, if any, remaining after payment of all of our debts and liabilities. Upon dissolution, investors’ units may be liquidated by one or more distributions of cash or other property. If investors receive only cash upon the dissolution, gain would be recognized by investors to the extent, if any, that the amount of cash received exceeds investors’ adjusted bases in investors’ units. We will recognize no gain or loss if we distribute our own property in a dissolution event. However, since our primary asset will likely be the ethanol plant, it is unlikely that we will make a distribution in kind.

Reporting Requirements

     The IRS requires a taxpayer who sells or exchanges a membership unit to notify the Company in writing within 30 days, or for transfers occurring on or after December 16 of any year, by January 15 of the following year. Although the IRS reporting requirement is limited to Section 751(a) exchanges, it is likely that any transfer of a Company membership unit will constitute a Section 751(a) exchange. The written notice required by the IRS must include the names and addresses of both parties to the exchange, the identifying numbers of the transferor, and if known, of the transferee, and the exchange date. Currently the IRS imposes a penalty of $50 for failure to file the written notice unless reasonable cause can be shown.

Tax Information to Members

     We will annually provide each member with a Schedule K-1 (or an authorized substitute). Each member’s Schedule K-1 will set out the holder’s distributive share of each item of income, gain, loss, deduction or credit to be separately stated. Each member must report all items consistently with Schedule K-1 or, if an inconsistent position is reported, must notify the IRS of any inconsistency by filing Form 8062 “Notice of Inconsistent Treatment or Administrative Adjustment Request” with the original or amended return in which the inconsistent position is taken.

Audit of Income Tax Returns

     The Internal Revenue Service may audit our income tax returns and may challenge positions taken by us for tax purposes and may seek to change our allocations of income, gain, loss and deduction to investors. If the IRS were successful in challenging our allocations in a manner that reduces loss or increases income allocable to investors, investors may have additional tax liabilities. In addition, such an audit could lead to separate audits of an investor’s tax returns, especially if adjustments are required, which could result in adjustments on an investors’ tax returns. Any of these events could result in additional tax liabilities, penalties and interest to investors, and the cost of filing amended tax returns.

     Generally, investors are required to file their tax returns in a manner consistent with the information returns filed by us, such as Schedule K-1, or investors may be subject to possible penalties, unless they file a statement with their tax returns describing any inconsistency. In addition, we will select a “tax matters member” who will have certain responsibilities with respect to any Internal Revenue Service audit and any court litigation relating to us. Investors should consult their tax advisors as to the potential impact these procedural rules may have on them.

     Prior to 1982, regardless of the size of a partnership, adjustments to a partnership’s items of income, gain, loss, deduction or credit had to be made in separate proceedings with respect to each partner individually. Because a large partnership sometimes had many partners located in different audit districts, adjustments to items of income, gains, losses, deductions or credits of the partnership had to be made in numerous actions in several jurisdictions, sometimes with conflicting outcomes. The Tax Equity and Fiscal Responsibility Act of 1982 (“TEFRA”) established unified audit rules applicable to all but certain small partnerships. These rules require the tax treatment of all “partnership items” to be determined at the partnership, rather than the partner, level. Partnership items are those items that are more appropriately determined at the partnership level than at the partner level, as provided by regulations. Since we will be taxed as a partnership, the TEFRA rules are applicable to our members and us.

     The Internal Revenue Service may challenge the reporting position of a partnership by conducting a single administrative proceeding to resolve the issue with respect to all partners. But the Internal Revenue Service must still assess any resulting deficiency against each of the taxpayers who were partners in the year in which the understatement of tax liability arose. Any partner of a partnership can request an administrative adjustment or a refund for his own separate tax liability. Any partner also has the right to participate in partnership-level administrative proceedings. A settlement agreement with respect to partnership items binds all parties to the settlement. The TEFRA rules establish the “Tax Matters Member” as the primary representative of a partnership in dealings with the Internal Revenue Service. The Tax Matters Member must be a “member-manager” which is defined as a company member who, alone or together with others, is vested with the continuing exclusive authority to make the management decisions necessary to conduct the business for which the organization was formed. In our case, this would be a member of the board of directors who is also a unit holder of the company. Our operating agreement provides for board designation of the Tax Matters Member. Currently, Tom Lynch is serving as our Tax Matters Member. The Internal Revenue Service generally is required to give notice of the beginning of partnership-level administrative proceedings and any resulting administrative adjustment to all partners whose names and addresses are furnished to the Internal Revenue Service.

Interest on Underpayment of Taxes; Accuracy-Related Penalties; Negligence Penalties

     If we incorrectly report an investor’s distributive share of our net income, such may cause the investor to underpay his taxes. If it is determined that the investor underpaid his taxes for any taxable year, the investor must pay the amount of taxes he underpaid plus interest on the underpayment and possibly penalties from the date the tax was originally due. Under recent law changes, the accrual of interest and penalties may be suspended for certain qualifying individual taxpayers if the IRS does not notify an investor of amounts owing within 18 months of the date the investor filed his income tax return. The suspension period ends 21 days after the Internal Revenue Service sends the required notice. The rate of interest is compounded daily and is adjusted quarterly.

     Under Section 6662 of the Internal Revenue Code, penalties may be imposed relating to the accuracy of tax returns that are filed. A 20% penalty is imposed with respect to any “substantial understatement of income tax” and with respect to the portion of any underpayment of tax attributable to a “substantial valuation misstatement” or to “negligence.” All those penalties are subject to an exception to the extent a taxpayer had reasonable cause for a position and acted in good faith.

     The Internal Revenue Service may impose a 20% penalty with respect to any underpayment of tax attributable to negligence. An underpayment of taxes is attributable to negligence if such underpayment results from any failure to make a reasonable attempt to comply with the provisions of the Code, or any careless, reckless, or intentional disregard of the federal income tax rules or regulations. In addition, regulations provide that the failure by a taxpayer to include on a tax return any amount shown on an information return is strong evidence of negligence. The disclosure of a position on the taxpayer’s return will not necessarily prevent the imposition of the negligence penalty.

State and Local Taxes

     In addition to the federal income tax consequences described above, investors should consider the state and local tax consequences of an investment in us. This prospectus makes no attempt to summarize the state and local tax consequences to an investor. Investors are urged to consult their own tax advisors regarding state and local tax obligations.

LEGAL MATTERS

     The validity of the issuance of the units offered and the validity of the disclosure relating to the principal federal income tax consequences of owning and disposing of the units offered will be passed upon for us by Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C.

     Siouxland Ethanol is not a party to any pending legal proceedings.

EXPERTS

     Boulay, Heutmaker, Zibell & Co., P.L.L.P., independent registered public accounting firm, have audited our financial statements at September 30, 2004, as set forth in their report appearing in this prospectus and registration statement. We have included our financial statements in the prospectus and elsewhere in this registration statement in reliance on the report from Boulay, Heutmaker, Zibell & Co., P.L.L.P., given on their authority as experts in accounting and auditing.

TRANSFER AGENT

     We will serve as our transfer agent and registrar.

ADDITIONAL INFORMATION

     We filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form SB-2 (the “Registration Statement”) under the Securities Act, with respect to the offer and sale of membership units pursuant to this prospectus. This prospectus, filed as a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules thereto in accordance with the rules and regulations of the Commission and no reference is hereby made to such omitted information. Statements made in this prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of the terms of such contracts, agreements or documents and are not necessarily complete. Reference is made to each such exhibit for a more complete description of the matters involved and such statements shall be deemed qualified in their entirety by such reference. The registration statement and the exhibits and schedules thereto filed with the Commission may be inspected, without charge, and copies may be obtained at prescribed rates, at the public reference facility maintained by the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

     As of effectiveness of our registration statement, we will be required to file periodic reports with the Securities and Exchange Commission (“SEC”) pursuant to Section 15 of the Securities Exchange Act of 1934. Our quarterly reports will be made on Form 10-QSB, and our annual reports are made on Form 10-KSB. As of the date of this prospectus, our filings will be made pursuant to Regulation S-B for small business filers. We will also make current reports on Form 8-K. Except for our duty to deliver audited annual financial statements to our members pursuant to our operating agreement, we are not required to deliver an annual report to security holders and currently have no plan to do so. However, each filing we make with the SEC is immediately available to the public for inspection and copying at the Commission’s public reference facilities and the web site of the Commission referred to above or by calling the SEC at 1-800-SEC-0330.

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee and
Board of Governors
Siouxland Ethanol, LLC
Jackson, Nebraska

We have audited the accompanying balance sheet of Siouxland Ethanol, LLC (a development stage company), as of September 30, 2004, and the related statements of operations, changes in members’ equity, and cash flows for the period from inception (August 12, 2004) to September 30, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Siouxland Ethanol, LLC, (a development stage company) as of September 30, 2004, and the results of its operations and its cash flows for the period from inception (August 12, 2004) to September 30, 2004, in conformity with U.S. generally accepted accounting principles.

/s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P.
Certified Public Accountants

Minneapolis, Minnesota
February 15, 2005

SIOUXLAND ETHANOL, LLC
(A Development Stage Company)

Balance Sheet

	March 31,	September 30,
ASSETS	2005	2004

	(Unaudited)	(Audited)
Current Assets
Cash	$751,821	$47,213

Property and Equipment
Office equipment	3,715	—
Less accumulated depreciation	(136)	—

Net property and equipment	3,579	—

Other Assets
Deferred offering costs	155,586	3,274
Land options and other asset	7,000	—

	162,586	3,274

Total Assets	$917,986	$50,487

	March 31,	September 30,
LIABILITIES AND EQUITY	2005	2004

	(Unaudited)	(Audited)
Current Liabilities
Accounts payable	$101,043	$33,404
Accrued expenses	2,988	—

Total current liabilities	104,031	33,404

Commitments and Contingencies

Members’ Equity
Member contributions, 195 and 10 units outstanding at March 31, 2005 and September 30, 2004, respectively	975,000	50,000
Deficit accumulated during development stage	(161,045)	(32,917)

Total members’ equity	813,955	17,083

Total Liabilities and Members’ Equity	$917,986	$50,487

Notes to Financial Statements are an integral part of this Statement.

SIOUXLAND ETHANOL, LLC
(A Development Stage Company)

Statement of Operations

	Quarter Ended	Six Months Ended	Fiscal Year Ended	From Inception
	March 31,	March 31,	September 30,	(August 12, 2004)
	2005	2005	2004	to March 31, 2005

	(Unaudited)	(Unaudited)	(Audited)	(Unaudited)
Revenues	$—	$—	$—	$—

Operating Expenses
Professional fees	82,779	105,598	32,630	138,228
General and administrative	19,843	22,530	287	22,817

Total	102,622	128,128	32,917	161,045

Operating Loss	(102,622)	(128,128)	(32,917)	(161,045)

Net Loss	$(102,622)	$(128,128)	$(32,917)	$(161,045)

Net Loss Per Unit (195, 155, 10 and 125 weighted average units outstanding, respectively)	$(526.27)	$(826.63)	$(3,291.70)	$(1,288.36)

Notes to Financial Statements are an integral part of this Statement.

SIOUXLAND ETHANOL, LLC
(A Development Stage Company)
Period from August 12, 2004 (Date of Inception) to March 31, 2005

Statement of Changes in Members’ Equity

Balance — August 12, 2004	$—

Capital contributions - 10 units, $5,000 per unit, August 2004	50,000

Net loss for the year ended September 30, 2004	(32,917)

Balance — September 30, 2004	17,083

Capital contributions - 185 units, $5,000 per unit, November 2004	925,000

Net loss for the period ended March 31, 2005	(128,128)

Balance — March 31, 2005	$813,955

Notes to Financial Statements are an integral part of this Statement.

SIOUXLAND ETHANOL, LLC
(A Development Stage Company)

Statement of Cash Flows

	Six Months Ended	Fiscal Year Ended	From Inception
	March 31,	September 30,	(August 12, 2004)
	2005	2004	to March 31, 2005

	(Unaudited)	(Audited)	(Unaudited)
Cash Flows from Operating Activities
Net loss	$(128,128)	$(32,917)	$(161,045)
Adjustments to reconcile net loss to net cash from operations:
Depreciation	136	—	136
Change in assets and liabilities
Accounts payable	18,951	31,380	50,331
Accrued expenses	2,988	—	2,988

Net cash used in operating activities	(106,053)	(1,537)	(107,590)

Cash Flows from Investing Activities
Payment for land options and other asset	(7,000)	—	(7,000)
Capital expenditures	(3,715)	—	(3,715)

Net cash used in investing activities	(10,715)	—	(10,715)

Cash Flows from Financing Activities
Member contributions	925,000	50,000	975,000
Payments for deferred offering costs	(103,624)	(1,250)	(104,874)

Net cash provided by financing activities	821,376	48,750	870,126

Net Increase in Cash	704,608	47,213	751,821

Cash — Beginning of Period	47,213	—	—

Cash — End of Period	$751,821	$47,213	$751,821

Supplemental Disclosure of Noncash Investing and Financing Activities

Deferred offering costs included in accounts payable	$50,712	$2,024	$50,712

Notes to Financial Statements are an integral part of this Statement.

SIOUXLAND ETHANOL, LLC
(A Development Stage Company)

Notes to Financial Statements

March 31, 2005 and September 30, 2004

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Siouxland Ethanol, LLC, (a Nebraska Limited Liability Company) was organized to pool investors to build a 50 million gallon annual production ethanol plant in Dakota County, Nebraska. Construction is anticipated to begin in 2005 with expected completion in spring 2007. As of March 31, 2005, the Company is in the development stage with its efforts being principally devoted to equity raising and organizational activities.

Fiscal Reporting Period

The Company had adopted a fiscal year ending September 30 for reporting financial operations.

Accounting Estimates

Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could differ from those estimates.

Significant estimates include the deferral of expenditures for offering costs which are dependent upon successful financing and project development, as discussed below. It is at least reasonably possible that these estimates may change in the near term.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. The carrying value of cash and cash equivalents approximates the fair value.

The Company maintains its accounts primarily at one financial institution. At times throughout the year, the Company’s cash and cash equivalents balances may exceed amounts insured by the Federal Deposit Insurance Corporation.

Equipment

Equipment is stated at the lower of cost or estimated fair value. Depreciation is provided over an estimated useful life by use of the straight line depreciation method. Maintenance and repairs are expensed as incurred; major improvements and betterments are capitalized.

Deferred Offering Costs

The Company defers the costs incurred to raise equity financing until that financing occurs. At such time that the issuance of new equity occurs, these costs will be netted against the proceeds received; or if the financing does not occur, they will be expensed.

Income Taxes

Siouxland Ethanol, LLC is treated as a partnership for federal and state income tax purposes, and generally does not incur income taxes. Instead its earnings and losses are included in the income tax returns of its members. Therefore, no provision or liability for federal or state income taxes has been included in these financial statements.

SIOUXLAND ETHANOL, LLC
(A Development Stage Company)

Notes to Financial Statements

March 31, 2005 and September 30, 2004

Recently Issued Accounting Pronouncements

The Financial Accounting Standards Board (FASB) has issued Statement No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". The Statement establishes standards for how an issuer classifies and measures certain financial instruments.

Management does not expect the implementation of this pronouncement to have a significant effect on the Company’s financial statements.

2. DEVELOPMENT STAGE ENTERPRISE

The Company was formed on August 12, 2004 to have a perpetual life. The Company was initially capitalized by members who contributed an aggregate of $100,000 for 20 membership units. Additionally, the Company was further capitalized by additional members, contributing an aggregate of $875,000 for 175 units. These additional contributions were pursuant to a private placement memorandum in which the Company offered a maximum of 180 units of securities at a cost of $5,000 per unit for a maximum of $900,000. Each investor was required to purchase a minimum of four units for a minimum investment of $20,000 and increments of one unit thereafter. This offering was closed and the units were issued in November 2004.

Income and losses are allocated to all members based upon their respective percentage of units held. See Note 3 for further discussion of members’ equity.

3. MEMBERS’ EQUITY

As specified in the Company’s operating agreement, the Company is authorized to issue an unlimited number of membership units. The Company has one class of membership units. The Company is preparing Form SB-2 Registration Statement with the Securities and Exchange Commission (SEC). The Offering is expected to be for a minimum of 1,900 and up to 4,600 membership units for sale at $10,000 per unit.

4. COMMITMENTS AND CONTINGENCIES

Design build letter of intent

The total cost of the project, including the construction of the ethanol plant and start-up expenses, is expected to approximate $76,640,000. The Company has signed a letter of intent with a contractor, a related party, to design and build the ethanol plant at a total contract price of approximately $56,619,000. The letter of intent shall terminate on December 31, 2005 unless the basic size and design of the facility have been agreed upon, a specific site or sites have been determined and agreed upon, and at least 10% of the necessary equity has been raised. Further, the letter of intent terminates at December 31, 2006 unless financing for the facility has been secured. Either of the termination dates may be extended upon mutual written agreement. The Company anticipates funding the development of the ethanol plant by raising additional equity of at least $19,000,000 and securing financing for up to $57,640,000. The amount of debt financing needed depends on the amount of equity raised in the Offering. An employee of the contractor is a member and director of the Company.

Land contracts

In November 2004, the Company entered into a contract to have the option to purchase approximately 50 acres of land in Dakota County Nebraska, for $8,000 per acre. The Company deposited $1,000 of earnest money with an unrelated party for this option. The initial option shall extend until December 31, 2005, and the optionee has the right to extend the option for up to two additional ninety day terms. If the option is exercised during the time permitted, the $1,000 deposit will be applied to the purchase price. The Company’s comprehensive plan for

SIOUXLAND ETHANOL, LLC
(A Development Stage Company)

Notes to Financial Statements

March 31, 2005 and September 30, 2004

construction of an ethanol plant contemplates using this site, in conjunction with the two sites discussed below. These three sites are adjacent to each other and are anticipated to be the site of the ethanol plant.

In January 2005, the Company entered into a contract to have the option to purchase approximately 8 acres of land in Dakota County Nebraska, for $8,000 per acre. The Company deposited $1,000 of earnest money with an unrelated party for this option. The initial option shall extend until December 31, 2005, and the optionee has the right to extend the option for up to two additional ninety day terms. If the option is exercised during the time permitted, the $1,000 deposit will be applied to the purchase price.

In February 2005, the Company entered into a contract to have the option to purchase approximately 7 acres of land in Dakota County Nebraska, for a total purchase price of $250,000, including the purchase of the residence and one acre of land for $175,000 and the remaining buildings and 6 acres of land for an additional $75,000. The Company deposited $2,500 of earnest money with an unrelated party for this option. The initial option shall extend until December 31, 2005, and the optionee has the right to extend the option for up to two additional ninety day terms, and each extended option will include an additional option fee of $2,000. If the option is exercised during the time permitted, the $2,500 deposit and any subsequent option fees will be applied to the purchase price.

The Company entered into another option to purchase land in November 2004, for approximately 33 acres of land in Dakota County Nebraska, for $8,500 per acre. The Company deposited $1,000 of earnest money with an unrelated party for this option. The initial option shall extend until December 31, 2005, and the optionee has the right to extend the option for up to two additional ninety day terms. If the option is exercised during the time permitted, the deposit will be applied to the purchase price. This option contract is for a back-up site for the ethanol plant, in the event that the site with the three land option contracts discussed above is not feasible.

Consulting contracts

In October 2004, the Company entered into a consulting agreement, beginning November 1, 2004 and continuing until twelve months after the completion date, with an unrelated party to provide consulting and project management services for supplies of natural gas and electricity to the plant. The agreement shall be month-to-month after the initial term until either party, with 30 days written notice, terminates the agreement. For these services, the Company will pay $2,900 per month plus pre-approved travel expenses.

In January 2005, the Company entered into a consulting agreement with two related parties to provide services relating to contract negotiation, marketing, and the securing of debt financing. The Company will pay the first consultant a one-time fee of $25,000 and $1,500 per week commencing at six weeks prior to the time the Company is legally authorized to sell its equity under the Offering as described in Note 3. Additionally, the Company will pay a one-time cash bonus of $35,000 and issue four units in equity securities upon the Company’s successful execution of a definitive debt financing agreement of a binding commitment for debt financing and the loan transaction contemplated by such commitment closes and is funded. The agreement has no term, but may be terminated at any time by either party upon fourteen days notice. This consultant is a member and director of the Company as well as engaged as a consultant for the Company’s general contractor. The second consultant will receive a one time payment of $5,000 and $750 per week commencing upon the date two weeks prior to the time the Company becomes legally authorized to sell its equity. The Company will also pay the second consultant a one-time cash bonus of $5,000 and issue two units in equity securities upon the Company’s successful execution of a definitive debt financing agreement of a binding commitment for debt financing and the loan transaction contemplated by such commitment closes and is funded. The agreement has no term, but may be terminated at any time by either party upon fourteen days notice. As of March 31, 2005 the Company has paid one-time fees totaling $30,000. This second consultant is also a member and director of the Company.

SIOUXLAND ETHANOL, LLC
(A Development Stage Company)

Notes to Financial Statements

March 31, 2005 and September 30, 2004

Utility and construction contracts

In November 2004, the Company entered into an agreement with an unrelated party to assist in coordinating and negotiating with the mainline railroad as well as providing other railroad consulting services. Initial performance of a feasibility study is for a one-time fee not to exceed $5,000 with future consulting agreements to be determined by the results of the initial study.

In December 2004, the Company signed an agreement with an unrelated party for a national pollution discharge permit system and well permitting assistance and other on call services for the project at hourly agreed upon rates as set forth in the agreement for work performed through 2005.

In December 2004, the Company entered into an agreement with an unrelated party for environmental permitting for the plant. The agreement sets forth hourly rates for services and fees for specified services, and requires all payments to be made within 30 days or outstanding balances are subject to a 1.5% service charge. The Company may terminate this agreement with out cause with 30 day written notice. The consultant may terminate this agreement upon seven days written notice.

In March 2005, the Company signed a letter of agreement with an unrelated party to provide a geotechnical investigation for the project for a one-time fee of $20,750.

MINIMUM 1,900 UNITS
MAXIMUM 4,600 UNITS

PROSPECTUS

May 20, 2005

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, units only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common shares.

     No action is being taken in any jurisdiction outside the United States to permit a public offering of the units or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

     Through and including                     , 2005 (the 90th day after the effective date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Directors and officers of Siouxland Ethanol, LLC may be entitled to benefit from the indemnification provisions contained in the Company’s operating agreement and the Nebraska Limited Liability Company Act. The general effect of these provisions is summarized below.

     Our operating agreement provides that to the maximum extent permitted under the Nebraska Limited Liability Company Act and any other applicable law, no member or director of Siouxland Ethanol shall be personally liable for any debt, obligation or liability of the Company merely by reason of being a member or director or both. No director of the Company shall be personally liable to the Company or its members for monetary damages for a breach of fiduciary duty by such director; provided that the provision shall not eliminate or limit the liability of a director for the following: (1) receipt of an improper financial benefit to which the director is not entitled; (2) liability for receipt of distributions in violation of the articles of organization, operating agreement, or the Nebraska Limited Liability Company Act; (3) a knowing violation of law; or (4) acts or omissions involving fraud, bad faith or willful misconduct. To the maximum extent permitted under the Nebraska Limited Liability Company Act and other applicable law, the Company, its receiver, or its trustee (however in the case of a receiver or trustee only to the extent of Company property) is required to indemnify, save, and hold harmless and pay all judgments and claims against each director relating to any liability or damage incurred by reason of any act performed or omitted to be performed by such director or officer in connection with the business of the Company. The indemnification includes reasonable attorneys’ fees incurred by a director or officer in connection with the defense of any action based on covered acts or omissions. Attorneys’ fees may be paid as incurred, including those for liabilities under federal and state securities laws, as permitted by law. To the maximum extent permitted by law, in the event of an action by a unit holder against any director, including a derivative suit, we must indemnify, hold harmless and pay all costs, liabilities, damages and expenses of the director, including attorneys’ fees incurred in the defense of the action. Notwithstanding the foregoing provisions, no director shall be indemnified by the Company in contradiction of the Nebraska Limited Liability Company Act. The Company may purchase and maintain insurance on behalf of any person in his or her official capacity against any liability asserted against and incurred by the person arising from the capacity, regardless of whether the Company would otherwise be required to indemnify the person against the liability.

     Generally, under Nebraska law, a member or manager is not personally obligated for any debt or obligation of the Company solely because they are a member or manager of the Company. However, Nebraska law allows a member or manager to agree to become personally liable for any or all debts, obligations, and liabilities if the operating agreement provides.

     The principles of law and equity supplement the Nebraska Limited Liability Company Act, unless displaced by particular provisions of the Act.

     There is no pending litigation or proceeding involving a director, officer, employee or agent of the Company as to which indemnification is being sought. The Company is not aware of any other threatened litigation that may result in claims for indemnification by any director, officer, member, manager, employee or agent.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*

Securities and Exchange Commission registration fee	$5,415
Legal fees and expenses	150,000
Consulting Fees	30,000
Accounting fees	50,000
Blue Sky filing fees	7,600
Printing expenses	15,000
Advertising	60,000
Miscellaneous expenses	6,985

Total	$325,000	*

*	All of the above items except the registration fee and blue sky filing fees are estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     During the time period beginning on Siouxland Ethanol’s formation on August 12, 2004 and ending on November 19, 2004, we issued and sold 195 membership units to our seed capital investors at a purchase price of $5,000 per unit, without registering the units with the Securities and Exchange Commission. All sales were made pursuant to Rule 504 of Regulation D. Each of these sales was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) and Rule 504 of the Securities Act of 1933 as transactions by an issuer not involving a public offering. No underwriting discounts or commissions were paid in these transactions and the Company conducted no general solicitation in connection with the offer or sale of the securities. The purchasers of the securities in each transaction made representations to us regarding their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. Appropriate legends were affixed to unit certificates and instruments issued in such transactions. All purchasers (other than the original 13 directors) were provided a private placement memorandum containing all material information concerning the Company and the offering. All purchases were made with cash and the total amount of cash consideration for those securities was $975,000.

ITEM 27. EXHIBITS.

3.1	Articles of Organization

3.2	Amended and Restated Operating Agreement of the registrant

4.1	Form of Membership Unit Certificate

4.2	Form of Subscription Agreement of registrant*

4.3	Escrow Agreement dated March 16, 2005

5.1	Form of Opinion of Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C. as to certain securities matters

8.1	Form of Opinion of Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C. as to certain tax matters

10.1	Option to Purchase Real Estate from Charles Wenther dated November 5, 2005

10.2	Consulting Agreement dated January 15, 2005 between Siouxland Ethanol, LLC and Darrell Downs and Bill Riechers

10.3	Standard Form of Agreement Between Owner and Engineer for Professional Services dated November 5, 2004 between Siouxland Ethanol, LLC and Antioch International, Inc.

10.4	Letter of Intent dated October 29, 2004 between Siouxland Ethanol, LLC and Fagen, Inc.

10.5	Letter Agreement dated October 11, 2004 between Siouxland Ethanol, LLC and U.S. Energy Services, Inc.

10.6	Option to Purchase Real Estate from Charles Wenther dated February 16, 2005

10.7	Option to Purchase Real Estate from Gary Nelson dated November 12, 2004

10.8	Option to Purchase Real Estate from John Ryan dated January 7, 2005

10.9	Agreement Between Owner and HDR Engineering, Inc. for Professional Services dated December 17, 2004

23.1	Consent of Boulay, Heutmaker, Zibell & Co., P.L.L.P. dated May 19, 2005*

*	Exhibits 4.2 and 23.1 have been revised or updated and are being filed with this Pre-Effective Amendment No. 1 to Form SB-2. All other exhibits were previously filed with Form SB-2.

ITEM 28. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

     (i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

     (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) To deem, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the registered securities which remain unsold at the end of the offering.

SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing this Pre-Effective Amendment No. 1 to Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Jackson, State of Nebraska on May 19, 2005.

SIOUXLAND ETHANOL, LLC

Date: May 19, 2005	/s/ Tom Lynch

Tom Lynch
Chairman, President and Director
(Principal Executive Officer)

Date: May 19, 2005	/s/ John Kingsbury

John Kingsbury
Treasurer, Chief Financial Officer and Director
(Principal Financial and Accounting Officer)

     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Date: May 19, 2005	/s/ Tom Lynch

Tom Lynch, Chairman, President,
Director
(Principal Executive Officer)

Date: May 19, 2005	/s/ Pam Miller

Pam Miller, Vice Chairperson,
Vice President and Director

Date: May 19, 2005	/s/ John Kingsbury

John Kingsbury, Treasurer,
Chief Financial Officer/Director
(Principal Financial and Accounting Officer)

Date: May 19, 2005	/s/ Doug Garwood

Doug Garwood, Secretary/Director

Date: May 19, 2005	/s/ Ronald Wetherell

Ronald Wetherell, Director

Date: May 19, 2005	/s/ Darrell Downs

Darrell Downs, Director

Date: May 19, 2005	/s/ Shennen Saltzman

Shennen Saltzman, Director

Date: May 19, 2005	/s/ Donald Meisner

Donald “Skip” Meisner, Director

Date: May 19, 2005	/s/ Mark Peterson

Mark Peterson, Director

Date: May 19, 2005	/s/ Matt Sederstrom

Matt Sederstrom, Director

Date: May 19, 2005	/s/ Bill Riechers

Bill Riechers, Director

Date: May 19, 2005	/s/ Craig Ebberson

Craig Ebberson, Director